   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1998


                                                      REGISTRATION NO: 333-68677

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                                MEDTRONIC, INC.

             (Exact name of registrant as specified in its charter)

           MINNESOTA                           3845                  41-0793183
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)    Classification Code Number)     Identification
                                                                      Number)

                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               CAROL E. MALKINSON
                  SENIOR LEGAL COUNSEL AND ASSISTANT SECRETARY
                                MEDTRONIC, INC.
                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        DAVID C. GRORUD, ESQ.                  CREIGHTON O'M. CONDON, ESQ.
         MARY E. STRAND, ESQ.                      Shearman & Sterling
       Fredrikson & Byron, P.A.                    599 Lexington Avenue
 900 Second Avenue South, Suite 1100          New York, New York 10022-6069
  Minneapolis, Minnesota 55402-3397                   (212) 848-4000
            (612) 347-7000

                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 UPON CONSUMMATION OF THE MERGER, AS DESCRIBED IN THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)       PER SHARE         OFFERING PRICE        FEE(2)(3)
Common stock, par value $.10 per share(4)...  55,309,914 shares     Not Applicable      Not Applicable       $870,265.10


(1) Represents the approximate maximum number of shares issuable upon consummation of the Merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Sofamor Danek Group, Inc. common stock at the Merger's Effective Time (27,400,000) and assuming the Average Stock Price for Medtronic, Inc. common stock is equal to or less than $56.97, resulting in the maximum Conversion Ratio of 2.01861 Medtronic, Inc. shares issued for each Sofamor Danek Group, Inc. share.


(2) The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the "Securities Act") and Rules 457(f)(1) and 457(c) thereunder, as 0.000278 multiplied by the product of (A) 27,400,000, the anticipated maximum number of Sofamor Danek Group, Inc. shares that may be exchanged pursuant to the Merger, multiplied by (B) $114.25, the average of the high and low sale prices of Sofamor Danek Group, Inc. common stock as reported by the New York Stock Exchange on December 7, 1998, which date was within five business days prior to the date of the original filing of the Registration Statement on December 10, 1998.



(3) The entire registration fee was paid at the time of original filing of the Registration Statement on December 10, 1998.



(4) Each share of Medtronic common stock includes a Preferred Stock Purchase Right pursuant to Medtronic's Shareholder Rights Plan.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Sofamor Danek Group, Inc. has unanimously approved a merger between Sofamor Danek and a subsidiary of Medtronic, Inc. As a result of the proposed merger, Sofamor Danek will become a wholly-owned subsidiary of Medtronic and you will become shareholders of Medtronic. The Sofamor Danek Board believes that the merger will allow the combined company to develop new and better products and devices more quickly and to deliver these products and devices to physicians and their patients faster, more cost-effectively, and with better customer support.

I cordially invite you to attend our special meeting of shareholders to vote on a proposal to approve the plan of merger and the merger agreement. We cannot complete the merger unless the holders of a majority of the shares of Sofamor Danek common stock approve it.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AT THE SPECIAL MEETING.

If the merger is completed, you will receive $115 in shares of Medtronic common stock in exchange for each share of Sofamor Danek common stock that you own, if the average price of Medtronic common stock during a 15-trading-day period before the shareholder meeting is between $56.97 and $69.63 per share. You will receive 2.01861 Medtronic shares per Sofamor Danek share if the price is below $56.97 and 1.65159 shares if the price is above $69.63.

YOUR VOTE AT THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS VERY IMPORTANT. Even if you plan to attend the meeting, please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the special meeting. If you do not return your proxy card, the effect will be a vote against the merger unless you attend the meeting and vote for the merger. If you do attend the meeting, you can of course vote your shares in person.

The date, time, and place of the meeting are:


January 27, 1999
9:00 a.m., local time
Sofamor Danek Group, Inc.
1800 Pyramid Place
Memphis, Tennessee 38132


This Proxy Statement/Prospectus gives you detailed information about the merger. You can also obtain information about Sofamor Danek and Medtronic from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

WE ENTHUSIASTICALLY SUPPORT THE MERGER AND URGE YOU TO VOTE "FOR" THE PLAN OF MERGER AND THE MERGER AGREEMENT.

Thank you, and I look forward to seeing you at the special meeting.

     [SIGNATURE]

E.R. Pickard
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MEDTRONIC SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      Proxy Statement/Prospectus dated December 22, 1998, and first mailed to shareholders on or about December 24, 1998

                           SOFAMOR DANEK GROUP, INC.
                               1800 PYRAMID PLACE
                            MEMPHIS, TENNESSEE 38132

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 27, 1999


                            ------------------------

To the Shareholders of Sofamor Danek Group, Inc.:


    A Special Meeting of the shareholders of Sofamor Danek Group, Inc. ("Sofamor Danek") will be held at Sofamor Danek's corporate headquarters, located at 1800 Pyramid Place, Memphis, Tennessee, on Wednesday, January 27, 1999, at 9:00 a.m., local time, for the following purposes:


    1. To consider and vote upon a proposal to approve a Plan of Merger and an Agreement and Plan of Merger dated as of November 1, 1998 (the "Merger Agreement"), among Medtronic, Inc. ("Medtronic"), MSD Merger Corp. ("Merger Subsidiary"), and Sofamor Danek. Pursuant to the Merger Agreement and the Plan of Merger (a) Merger Subsidiary will be merged into Sofamor Danek and Sofamor Danek will become a wholly-owned subsidiary of Medtronic, and (b) holders of Sofamor Danek common stock will receive shares of Medtronic common stock based upon the conversion ratio described in the accompanying Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement, including a proposal to adjourn or postpone the Special Meeting.


    The record date for the Special Meeting is the close of business on December 21, 1998. Only Sofamor Danek shareholders of record at that time are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of it. To approve the merger, the holders of a majority of the outstanding shares of Sofamor Danek common stock must vote in favor of the merger.


    Under Indiana law, Sofamor Danek shareholders do not have a right to dissent from the merger and obtain payment in cash for their shares.

    The attached Proxy Statement/Prospectus contains more detailed information regarding the merger, the Plan of Merger, and Merger Agreement and includes a copy of those documents.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE MERGER. IF YOU DO NOT RETURN YOUR PROXY OR VOTE IN PERSON, THE EFFECT IS A VOTE AGAINST THE MERGER. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF SOFAMOR DANEK, OR FILING ANOTHER PROXY, OR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

    THE SOFAMOR DANEK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIGNATURE]

                                          Stephen S. Phillips
                                          SECRETARY


December 24, 1998

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.......    1

SUMMARY......................................    2

SPECIAL MEETING..............................   11
Date, Place, and Time........................   11
Purpose......................................   11
Record Date; Voting Rights; Quorum;
  Required Vote..............................   11
Recommendation of Board of Directors of
  Sofamor Danek..............................   12
Proxies; Revocation..........................   12
Solicitation of Proxies......................   12

THE MERGER...................................   13
General......................................   13
Effective Time of the Merger.................   13
Background of the Merger.....................   13
Sofamor Danek's Reasons for the Merger;
  Recommendation of the Sofamor Danek Board
  of Directors...............................   16
Medtronic's Reasons for the Merger...........   17
Opinion of Sofamor Danek's Financial
  Advisor....................................   17
Conversion of Sofamor Danek Common Stock in
  the Merger.................................   21
Shareholder Rights Plan......................   22
Treatment of Stock Options...................   23
Representations and Warranties...............   23
Certain Covenants by Sofamor Danek...........   23
Certain Covenants by Medtronic...............   24
Interests of Sofamor Danek's Directors and
  Officers in the Merger.....................   25
Voting Agreements............................   27
Stock Option Agreement.......................   27
Conditions to Consummation of the Merger;
  Waiver.....................................   27
Amendment and Termination of the Merger
  Agreement; Effects of Termination..........   28
Expenses and Fees............................   30
Restrictions on Resale of Medtronic Common
  Stock......................................   30
Deregistration of Sofamor Danek Common
  Stock......................................   31
Accounting Treatment of the Merger...........   31
Certain Federal Income Tax Consequences......   31

                                               PAGE
                                               ----
Indemnification..............................   32
Regulatory Requirements......................   33
No Dissenters' Rights........................   33

COMPARATIVE STOCK PRICES AND DIVIDENDS.......   34

RECENT DEVELOPMENTS..........................   35

UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS.......................   36

COMPARISON OF RIGHTS OF MEDTRONIC AND SOFAMOR
  DANEK SHAREHOLDERS.........................   44
Classification, Removal, and Nomination of
  Directors..................................   44
Preferred Stock..............................   45
Special Meetings of Shareholders.............   46
Voting Rights; Shareholder Approvals.........   46
Cumulative Voting............................   46
Preemptive Rights............................   46
Amendment of the Articles of Incorporation...   46
Business Combinations and Control Share
  Acquisitions...............................   47
Shareholder Rights Plan......................   47
Related Person Business Transactions.........   48

CERTAIN TRANSACTIONS AND RELATIONSHIPS
  BETWEEN SOFAMOR DANEK AND MEDTRONIC........   49

LEGAL MATTERS................................   49

EXPERTS......................................   49

WHERE YOU CAN FIND MORE INFORMATION..........   49

FORWARD-LOOKING INFORMATION..................   51

LIST OF ANNEXES
  ANNEX A--Plan of Merger
  ANNEX B--Agreement and Plan of Merger
  ANNEX C--Opinion of J.P. Morgan Securities
    Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  PLEASE DESCRIBE THE MERGER.

A. In the merger, Sofamor Danek will merge with a subsidiary of Medtronic and become a wholly-owned subsidiary of Medtronic.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. If the merger is completed, you will receive $115 in shares of Medtronic common stock in exchange for each share of Sofamor Danek common stock that you own, if the average price of Medtronic stock during the 15 trading days ending on the second trading day before the Special Meeting of Sofamor Danek's shareholders is between $56.97 and $69.63 per share.

    - If the average price is $56.97 or less, each Sofamor Danek share will convert into 2.01861 Medtronic shares.

    - If the average price is between $56.97 and $69.63, each Sofamor Danek share will convert into the number of Medtronic shares equal to $115 divided by the average price.

    - If the average price is $69.63 or more, each Sofamor Danek share will convert into 1.65159 Medtronic shares.

You will receive cash instead of any fractional Medtronic shares that you would otherwise receive, based on the average price.

Q.  WHAT DO I NEED TO DO NOW?

A. Please sign, date, and mail your proxy card in the enclosed return envelope as soon as possible. You can also attend the Special Meeting in person and vote, even though you already returned your proxy card.

Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed proxy card before the Special Meeting or attend the meeting in person and vote.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions your broker gives you.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After we complete the merger, we will send you written instructions that describe how to exchange your Sofamor Danek stock certificates for Medtronic stock certificates.

Q.  WILL I OWE FEDERAL INCOME TAX ON WHAT I RECEIVE IN THE MERGER?

A. We expect that your exchange of Sofamor Danek stock for Medtronic stock will be tax free for U.S. federal tax purposes, except to the extent you receive cash for fractional Medtronic shares. The tax consequences of the merger to you will depend on your own situation. You should talk to your tax advisor.

Q.  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A. We are working toward completing the merger as quickly as possible. Medtronic and Sofamor Danek need to obtain both Sofamor Danek shareholder approval and regulatory approvals. Medtronic shareholders do not need to approve the merger. We hope to complete the merger shortly after the Special Meeting, if regulatory approvals and other required matters are completed by that time.


Q.  WHOM SHOULD I CALL WITH QUESTIONS?

A. If you have any questions about the merger, please call Sofamor Danek Investor Relations, at (901) 396-2695.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 49. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF SOME OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES

SOFAMOR DANEK GROUP, INC.
1800 Pyramid Place
Memphis, Tennessee 38132
(901) 396-2695

Sofamor Danek, an Indiana corporation founded in 1983, is primarily involved in developing, manufacturing, and marketing devices, instruments, computer-assisted visualization products, and biomaterials used in the treatment of spinal and cranial disorders. In addition to its leadership position in the worldwide spinal implant market, Sofamor Danek provides a comprehensive line of products for the spinal surgeon and neurosurgeon.

MEDTRONIC, INC.
7000 Central Avenue N.E.
Minneapolis, Minnesota 55432
(612) 514-4000

Medtronic, a Minnesota corporation founded in 1957, is the world's leading medical technology company specializing in implantable and interventional therapies. Its primary products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, coronary and peripheral vascular disease, heart valve replacement, extracorporeal cardiac support, minimally invasive cardiac surgery, malignant and non-malignant pain, movement disorders, neurosurgery, and neurodegenerative disorders. Medtronic serves customers and patients in more than 120 countries.

THE SPECIAL MEETING (PAGE 11)


The Special Meeting will be held on January 27, 1999, at 9:00 a.m., local time, at Sofamor Danek's corporate headquarters, located at 1800 Pyramid Place, Memphis, Tennessee. At the Special Meeting, you will be asked to approve the plan of merger and the merger agreement.


RECOMMENDATION TO SOFAMOR DANEK SHAREHOLDERS (PAGE 12)

The Sofamor Danek Board of Directors believes that the merger is in the best interests of Sofamor Danek and its shareholders. The Board unanimously recommends that you vote "FOR" approval of the plan of merger and the merger agreement.

RECORD DATE


You can vote at the Special Meeting only if you owned shares of Sofamor Danek common stock at the close of business on December 21, 1998, which was the record date.


VOTE REQUIRED TO APPROVE THE MERGER

The merger requires the approval of the holders of a majority of the outstanding shares of Sofamor Danek common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger. Brokers who hold your shares of Sofamor Danek common stock as nominees cannot vote those shares unless you instruct them to, following the directions they give you.

Medtronic shareholders do not need to vote to approve the merger.

VOTING POWER; VOTING BY MANAGEMENT


On the record date, 27,093,919 shares of Sofamor Danek common stock were outstanding. Of these, 2,384,726 shares (approximately 8.8% of the shares entitled to vote) were beneficially owned by directors and executive officers of Sofamor Danek (not including options held by such persons).



Certain of Sofamor Danek's directors and executive officers, who collectively beneficially own 2,321,986 shares (or 8.6%) of Sofamor Danek's outstanding shares (not including options held by such persons), have executed voting agreements in which they have agreed to vote the Sofamor Danek common stock owned by them in favor of the merger.


REVOKING PROXIES (PAGE 12)

You can revoke a proxy previously given by you by giving written notice to the Secretary of Sofamor Danek, by filing another proxy, or by attending the Special Meeting and voting in person.

SUMMARY OF THE MERGER

THE PLAN OF MERGER (ANNEX A) AND THE MERGER AGREEMENT (ANNEX B) ARE ATTACHED AT THE BACK OF THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE PLAN OF MERGER AND THE MERGER AGREEMENT, AS THEY ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGER.

In the proposed merger, a subsidiary of Medtronic will merge into Sofamor Danek, and Sofamor Danek will become a wholly-owned subsidiary of Medtronic. You will receive shares of Medtronic common stock in exchange for your shares of Sofamor Danek common stock.

EFFECTIVE TIME OF THE MERGER

Medtronic and Sofamor Danek hope to complete the merger shortly after the Special Meeting, if regulatory approvals and other required matters are completed by that time.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 21)

If the merger is completed, you will receive $115 in Medtronic common stock for each share of Sofamor Danek common stock that you own, if the average closing price of Medtronic stock is between $56.97 and $69.63 during the period described in the next paragraph.

The exact number of Medtronic shares that you will receive in exchange for each Sofamor Danek share will equal $115 divided by the average closing price of Medtronic common stock during the 15 trading days ending on the second trading day before the Special Meeting. However, if the average price is $56.97 or less, each Sofamor Danek share will convert into 2.01861 Medtronic shares, and if the average price is $69.63 or more, each Sofamor Danek share will convert into
1.65159 Medtronic shares.

Each share of Medtronic common stock that you receive in the merger will also represent one preferred stock purchase right under Medtronic's Shareholder Rights Plan.

Medtronic will not issue any fractional shares. Instead, you will receive cash for any fractional share of Medtronic common stock owed to you, based on the average price of Medtronic common stock described above.

Please do not send in your stock certificates until you receive written instructions to do so, after the merger.

WHAT HAPPENS TO STOCK OPTIONS (PAGE 23)

Following the merger, each outstanding option that you hold to buy Sofamor Danek common stock that was granted under one of Sofamor Danek's stock option plans will become an option to buy Medtronic common stock. Your options will continue to be governed by the Sofamor Danek stock option plans. However, the number of shares of Medtronic common stock that you can purchase by exercising the options, and the exercise price, will be adjusted to reflect the conversion ratio in the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 31)


We expect that neither Sofamor Danek nor its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except for any taxes payable by Sofamor Danek shareholders on their receipt of cash instead of fractional Medtronic shares. Sofamor Danek has received a legal opinion from its counsel regarding these tax consequences.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU, INCLUDING HOW ANY STATE, LOCAL, OR FOREIGN TAX LAWS MAY APPLY TO YOU.

SOFAMOR DANEK'S REASONS FOR THE MERGER (PAGE 16)

The Sofamor Danek Board believes that the merger offers you the opportunity to own stock in a significantly larger and more actively traded business enterprise with potentially greater growth opportunities compared with the opportunities available to Sofamor Danek as an independent company. The Sofamor Danek Board believes that the merger with Medtronic will allow the combined company to develop new and better products and devices more quickly and to deliver these products and devices to doctors and their patients faster, more cost-effectively, and with better customer support.

FAIRNESS OPINION OF SOFAMOR DANEK'S FINANCIAL ADVISOR (PAGE 17)

In deciding to approve the merger, the Sofamor Danek Board considered an opinion from its financial advisor, J.P. Morgan Securities Inc., that, as of the date of such opinion, the consideration to be paid to Sofamor Danek's shareholders in the merger is fair, from a financial point of view, to those shareholders. The full text of the written opinion of J.P. Morgan is attached as Annex C to this Proxy Statement/Prospectus. We encourage you to read this opinion.

INTERESTS OF SOFAMOR DANEK'S OFFICERS AND
DIRECTORS IN THE MERGER (PAGE 25)
When considering the recommendation by the Sofamor Danek Board to vote "FOR" the merger, you should be aware that certain directors and officers of Sofamor Danek have stock options, indemnification rights, change-in-control agreements or rights, and other agreements or benefit plans that may provide them with interests in the merger that are in addition to, and may conflict with, the interests of shareholders of Sofamor Danek generally. The Sofamor Danek Board was aware of these interests and considered them in approving the merger.

REGULATORY APPROVALS (PAGE 33)


Medtronic and Sofamor Danek must both make filings with or obtain approvals from certain United States and international antitrust authorities before they can complete the merger. Medtronic and Sofamor Danek have each filed the required notification and report forms with the United States antitrust agencies and the applicable waiting period under United States antitrust laws has expired.


CONDITIONS TO THE MERGER (PAGE 27)

The merger will be completed only if certain conditions, including the following, are met:

    - the Sofamor Danek shareholders approve the merger;

    - the parties receive approvals, or waiting periods terminate, under regulatory laws;

    - no laws, court orders, or other legal prohibitions prevent the merger;

    - Sofamor Danek and Medtronic both receive opinions from their accountants that the merger qualifies for pooling of interests accounting treatment; and

    - Sofamor Danek receives an opinion from its tax counsel that the merger will qualify as a tax-free transaction.

TERMINATION OF THE MERGER AGREEMENT (PAGE 28)

Even if the Sofamor Danek shareholders approve the merger, Medtronic and Sofamor Danek can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated if any of the following occurs:

    - the merger is not completed by April 30, 1999 (or, if there is additional regulatory review, September 30, 1999);

    - a court or other governmental authority prohibits the merger; or

    - the Sofamor Danek shareholders do not approve the merger.

Medtronic can terminate the merger agreement if the Sofamor Danek Board approves or permits a different acquisition proposal, or otherwise changes its recommendation of the merger.

Sofamor Danek can also terminate the merger agreement if it accepts a more favorable acquisition proposal, Medtronic does not match the proposal, and Sofamor Danek pays a termination fee to Medtronic.

TERMINATION FEES AND EXPENSES (PAGE 28)

Sofamor Danek must pay Medtronic a termination fee of $105 million in cash if the merger agreement is terminated in any of the following circumstances:

    - the Sofamor Danek Board recommends or approves a different acquisition proposal or does not recommend against a competing tender offer or exchange offer;

    - the Sofamor Danek Board changes its recommendation of the merger (but only if a different acquisition proposal has been made);

    - Sofamor Danek accepts a more favorable acquisition proposal and Medtronic does not match the proposal; or

    - the Sofamor Danek shareholders do not approve the merger (but only if a different acquisition proposal has been announced and, within 12 months after the termination, Sofamor Danek enters into an agreement relating to a different acquisition proposal).

In addition, if Medtronic terminates the merger agreement after the Sofamor Danek Board changes its recommendation of the merger, then (even if a different acquisition proposal has not been made), Sofamor Danek must pay Medtronic a termination fee of $65 million. If Sofamor Danek then enters into an agreement relating to a different acquisition proposal within 12 months, Sofamor Danek must pay Medtronic an additional fee of $40 million.

STOCK OPTION AGREEMENT (PAGE 27)

Medtronic and Sofamor Danek have also entered into a stock option agreement, which gives Medtronic an option to purchase from Sofamor Danek up to 19.9% of Sofamor Danek's common stock for an exercise price of $115 per share. The option becomes exercisable only if certain events related to termination of the merger agreement occur. Medtronic can also, upon certain events related to termination of the merger agreement, require Sofamor Danek to repurchase the option. The sum of any termination fee and the amount paid to repurchase the option can never exceed $105 million.

SOFAMOR DANEK CANNOT SOLICIT OTHER OFFERS (PAGE 24)

Sofamor Danek has agreed not to encourage, solicit, discuss, or negotiate with anyone (other than Medtronic) regarding a merger, sale, or license of any significant portion of Sofamor Danek's assets or stock, unless Sofamor Danek's Board must do so to meet its fiduciary obligations to the Sofamor Danek shareholders.

NO DISSENTERS' RIGHTS

Under Indiana law, Sofamor Danek shareholders do not have any right to an appraisal of the value of their shares in connection with the merger, or to be paid that value in cash.

ACCOUNTING TREATMENT (PAGE 31)

Medtronic and Sofamor Danek expect the merger to qualify as a "pooling of interests," which means that they will treat the two companies as if they had always been combined for accounting and financial reporting purposes.

COMPARATIVE PRICES OF MEDTRONIC AND SOFAMOR DANEK COMMON STOCK (PAGE 34)


Medtronic and Sofamor Danek common stock are both listed on the New York Stock Exchange. On October 30, 1998, the last trading day before public announcement of the proposed merger, Medtronic common stock closed at $65.00 and Sofamor Danek common stock closed at $101.625. On December 17, 1998, Medtronic common stock closed at $71.9375 and Sofamor Danek common stock closed at $117.875.


FLUCTUATIONS IN MARKET PRICE (PAGE 21)

The number of shares of Medtronic common stock that Sofamor Danek shareholders will receive in the merger will depend on the market value of Medtronic common stock during a specific period prior to the Special Meeting. The market value of Medtronic common stock is likely to change, both before and after the Special Meeting and the merger. No one can accurately predict what the market value will be at any particular time.

LISTING OF MEDTRONIC COMMON STOCK

Medtronic will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

DIFFERENCES IN RIGHTS OF MEDTRONIC'S AND SOFAMOR DANEK'S SHAREHOLDERS (PAGE 44)

The rights of Sofamor Danek shareholders are governed by Indiana law and the Articles of

Incorporation and Bylaws of Sofamor Danek. When the merger is completed, Sofamor Danek shareholders will become shareholders of Medtronic, and their rights will be governed by Minnesota law and the Articles of Incorporation and Bylaws of Medtronic. The rights of Sofamor Danek shareholders and Medtronic shareholders differ in certain respects.

Another significant difference between Medtronic common stock and Sofamor Danek common stock is that Medtronic has historically paid regular quarterly cash dividends on Medtronic common stock, and Sofamor Danek has never paid any cash dividends.

FORWARD-LOOKING STATEMENTS (PAGE 51)


This document (and documents to which we refer you in this document) includes various forward-looking statements about Medtronic, Sofamor Danek, and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of Medtronic, Sofamor Danek, and the combined company. Also, statements that use the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "should," "will," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in documents to which we have referred you, could affect the future financial results of Medtronic, Sofamor Danek, and the combined company. These factors could cause actual results to differ materially from those expressed in forward-looking statements contained in this document or related documents. These factors include adverse changes in economic conditions and in the markets served by Medtronic and Sofamor Danek and a significant delay in the completion of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables show summarized historical financial data for each of Medtronic and Sofamor Danek. Medtronic's historical financial data has been restated for its merger with Physio-Control International Corporation ("Physio-Control"), which occurred on September 30, 1998. The information in the following tables is based on historical financial information that the companies have included in their prior SEC filings. You should read all of the summary financial information shown in the following tables in connection with this historical financial information. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 49. Medtronic's, Physio-Control's, and Sofamor Danek's audited historical financial statements were audited by PricewaterhouseCoopers LLP, independent accountants.

                                MEDTRONIC, INC.
               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               SIX MONTHS ENDED
                                                                                                            ----------------------
                                                                   YEAR ENDED APRIL 30,                                  OCTOBER
                                                ----------------------------------------------------------   OCTOBER       30,
                                                   1994        1995        1996        1997      1998(3)     31, 1997    1998(4)
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                                                 (UNAUDITED)
Net sales.....................................  $1,498,051  $1,892,420  $2,326,836  $2,609,361  $2,783,371  $1,377,508  $1,434,060
Net earnings..................................     196,410     297,233     436,138     544,584     466,877    294,359     299,435
Basic earnings per share(2)...................        0.42        0.64        0.90        1.12        0.98       0.62        0.62
Earnings per share assuming dilution(2).......        0.42        0.62        0.89        1.10        0.96       0.61        0.61
Total assets..................................   1,706,297   2,040,276   2,638,537   2,509,308   2,887,387  2,714,411   3,834,575
Long-term debt................................      20,232      50,696      40,046      36,116      32,758     36,647      19,534
Cash dividends per share(2)...................        0.08        0.10        0.13        0.19        0.22       0.11        0.13

                           SOFAMOR DANEK GROUP, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                 --------------------
                                           -----------------------------------------------------  SEPT 30,   SEPT 30,
                                             1993       1994      1995(5)    1996(6)     1997       1997       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Net sales................................  $ 161,794  $ 161,677  $ 188,799  $ 244,525  $ 312,902  $ 221,378  $ 283,683
Net earnings.............................     20,425     23,777      4,967     11,267     56,784     40,831     48,119
Basic earnings per share.................       0.85       0.99       0.21       0.46       2.29       1.65       1.83
Earnings per share assuming dilution.....       0.83       0.97       0.20       0.44       2.12       1.54       1.67
Total assets.............................    120,597    141,792    196,613    319,161    385,657    374,529    532,216
Long-term debt...........................      1,103      5,324     28,125     12,300     60,650     70,239     18,067
Cash dividends per share.................          0          0          0          0          0          0          0

------------------------------

(1) Prior to the merger of Medtronic and Physio-Control, Physio-Control reported its financial results on the basis of a fiscal year ending December 31, while Medtronic reports its financial results on the basis of a fiscal year ending April 30. The combined balance sheets of Medtronic at April 30 present the historical financial position of Medtronic at April 30 combined with the historical financial position of Physio-Control at March 31. The combined results of operations for the fiscal years ended April 30 represent the historical results of operations of Medtronic for the fiscal years ended April 30 combined with the historical results of operations of Physio-Control for the 12 months ended March 31. The combined balance sheets of Medtronic at October 31, 1997 present the historical financial position of Medtronic at that date combined with the historical financial position of Physio-Control at September 30, 1997. The combined results of operations for the six months ended October 31, 1997 represent the historical results of operations of Medtronic for the six months ended on that date combined with the historical results of operations of Physio-Control for the six months ended September 30, 1997.

(2) In each of September 1994, September 1995, and September 1997, Medtronic effected a two-for-one common stock split, paid in the form of a 100% stock dividend. All references to earnings per share and cash dividends per share have been restated to reflect these stock splits.

(3) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(4) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $21.1 million pre-tax transaction-related charges from the merger with Physio-Control.

(5) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of a $45.3 million purchased research and development charge.

(6) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of a $50.0 million product liability litigation charge.

                           COMPARATIVE PER SHARE DATA

    The following tables show, for Medtronic and Sofamor Danek, summarized historical information and summarized pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting. The pro forma information, while helpful in showing the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future operating results or financial position. It also does not necessarily reflect what the historical results of the combined company would have been if the two companies had been combined earlier. See "Where You Can Find More Information" on page 49. For further pro forma financial information regarding this and other pending transactions, see "Unaudited Pro Forma Condensed Combined Financial Statements" on page 36.

                                                                                      BASIC       DILUTED
                                                                                     EARNINGS     EARNINGS
                                                                                       FROM         FROM
                                                                             BOOK   CONTINUING   CONTINUING     CASH
                                                                             VALUE  OPERATIONS   OPERATIONS   DIVIDENDS
                                                                             -----  ----------   ----------   ---------
MEDTRONIC HISTORICAL PER SHARE DATA(1):
At and for the 6 months ended October 30, 1998(2)..........................  $5.95    $0.62        $0.61        $0.13
At and for the fiscal year ended April 30, 1998(3).........................   4.41     0.98         0.96         0.22
For the fiscal year ended April 30, 1997...................................    *       1.12         1.10         0.19
For the fiscal year ended April 30, 1996...................................    *       0.90         0.89         0.13

SOFAMOR DANEK HISTORICAL PER SHARE DATA:
At and for the 9 months ended September 30, 1998...........................  14.16     1.83         1.67            0
At and for the 12 months ended March 31, 1998..............................  12.33     2.42         2.22            0
For the fiscal year ended December 31, 1997................................   8.39     2.29         2.12            0
For the 12 months ended March 31, 1997(4)..................................    *       0.57         0.53            0
For the fiscal year ended December 31, 1996(4).............................    *       0.46         0.44            0
For the 12 months ended March 31, 1996.....................................    *       1.53         1.44            0

MEDTRONIC AND SOFAMOR DANEK PRO FORMA COMBINED DATA:
MEDTRONIC PER SHARE PRO FORMA COMBINED DATA(1):
At and for the 6 months ended October 30, 1998(2)(5).......................   6.17     0.63         0.62         0.12
At and for the fiscal year ended April 30, 1998(3)(6)......................   4.67     1.02         1.00         0.20
For the fiscal year ended April 30, 1997(4)(7).............................    *       1.06         1.04         0.17
For the fiscal year ended April 30, 1996(8)................................    *       0.90         0.88         0.12

SOFAMOR DANEK PER SHARE EQUIVALENT(9) PRO FORMA
COMBINED DATA:
At and for the 6 months ended October 30, 1998(2)(5).......................  10.18     1.04         1.02         0.20
At and for the fiscal year ended April 30, 1998(3)(6)......................   7.71     1.68         1.65         0.33
For the fiscal year ended April 30, 1997(4)(7).............................    *       1.75         1.72         0.28
For the fiscal year ended April 30, 1996(8)................................    *       1.49         1.46         0.19

------------------------------

(1) Medtronic's historical financial data has been restated for its merger with Physio-Control, which occurred on September 30, 1998. Prior to that merger, Physio-Control reported its financial results on the basis of a fiscal year ending December 31, while Medtronic reports its financial results on the basis of a fiscal year ending April 30. The balance sheets of Medtronic at April 30 on a combined basis present the historical financial position of Medtronic at April 30 combined with the historical financial position of Physio-Control at March 31. The combined results of operations for the fiscal years ended April 30 represent the historical results of operations of Medtronic for the fiscal years ended April 30 combined with the historical results of operations of Physio-Control for the 12 months ended March 31.

(2) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $21.1 million pre-tax transaction-related charges from the merger with Physio-Control.

(3) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(4) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of a $50.0 million product liability litigation charge.

(5) The combined pro forma data combine the financial information of Medtronic at and for the six months ended October 30, 1998 with the financial information of Sofamor Danek at and for the six months ended September 30, 1998.

(6) The combined pro forma data combine the financial information of Medtronic at and for the year ended April 30, 1998 with the financial information of Sofamor Danek at and for the 12-month period ended March 31, 1998.

(7) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1997 with the financial information of Sofamor Danek for the 12-month period ended March 31, 1997.

(8) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1996 with the financial information of Sofamor Danek for the 12-month period ended March 31, 1996.


(9) The Sofamor Danek per share equivalent pro forma combined information represents the Medtronic per share pro forma combined net income and book value multiplied by 1.65159, which is the assumed Conversion Ratio (based on an assumed Medtronic average stock price of $71.9375, which was the closing price of Medtronic common stock on December 17, 1998) solely for purposes of this illustration.


*   Disclosure is not required.

                                SPECIAL MEETING


    Medtronic and Sofamor Danek are sending this Proxy Statement/Prospectus to the shareholders of Sofamor Danek in connection with the solicitation by the Board of Directors of Sofamor Danek of proxies to be voted at the Special Meeting. This Proxy Statement/Prospectus is first being mailed to shareholders of Sofamor Danek on or about December 24, 1998.


DATE, PLACE, AND TIME


    The Special Meeting will be held at 9:00 a.m. on January 27, 1999, local time, at Sofamor Danek's corporate headquarters, located at 1800 Pyramid Place, Memphis, Tennessee.


PURPOSE

    At the Special Meeting, Sofamor Danek shareholders will be asked to vote on a proposal to approve the Plan of Merger and the Agreement and Plan of Merger dated as of November 1, 1998 (the "Merger Agreement") attached to this Proxy Statement/Prospectus as Annexes A and B. Those documents provide for the merger (the "Merger") of MSD Merger Corp., a wholly-owned subsidiary of Medtronic ("Merger Subsidiary"), with and into Sofamor Danek, as a result of which Sofamor Danek will become a wholly-owned subsidiary of Medtronic. Other terms and provisions related to the Merger are contained in the Merger Agreement.

    Sofamor Danek shareholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, in order to (among other things) allow additional time for the companies to solicit additional votes to approve the Merger. If any matters other than approval of the Merger are properly presented for consideration at the Special Meeting, the persons named by shareholders in the enclosed form of proxy will have discretion, as proxies, to vote on those matters in accordance with their best judgment.

    Under Indiana law, shareholders can consider at the Special Meeting only the matters contained in the notice for the Special Meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE


    The close of business on December 21, 1998 is the record date for determining the holders of Sofamor Danek common stock who are entitled to receive notice of and to vote at the Special Meeting or at any adjournment of the Special Meeting.


    Sofamor Danek has only one class of capital stock outstanding, which is common stock, without par value. Each holder of Sofamor Danek common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of Sofamor Danek common stock entitled to vote must be present at the Special Meeting, in person or by proxy, to constitute a quorum to transact business.


    The holders of a majority of the outstanding shares of Sofamor Danek common stock must vote in favor of the Merger in order to approve the Merger. On the record date, 27,093,919 shares of Sofamor Danek common stock were outstanding, held by approximately 825 holders of record. Of such shares, 2,321,986 shares (approximately 8.6% of the outstanding shares of Sofamor Danek common stock) were beneficially owned by directors and executive officers of Sofamor Danek (not including options held by such persons) who have executed voting agreements under which they agreed to vote shares of Sofamor Danek common stock beneficially owned by them in favor of the Merger. See "The Merger--Voting Agreements."


    The Board of Directors of Sofamor Danek has unanimously approved the Merger. The Board of Directors of Medtronic has approved the Merger and the issuance of shares of Medtronic common stock in the Merger. See "The Merger--Background of the Merger." Minnesota law does not require that Medtronic shareholders approve the Merger. Medtronic, as the sole shareholder of Merger Subsidiary, has approved the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF SOFAMOR DANEK

    THE BOARD OF DIRECTORS OF SOFAMOR DANEK RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF MERGER AND THE MERGER AGREEMENT. See "The Merger--Interests of Sofamor Danek's Directors and Officers in the Merger" for a discussion of conflicts of interest that certain directors and members of management may have in connection with the Merger.

PROXIES; REVOCATION

    A proxy card is enclosed for use by Sofamor Danek shareholders. The Board of Directors of Sofamor Danek requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT CORPORATE COMMUNICATIONS, INC., A FIRM THAT PROVIDES PROFESSIONAL PROXY SOLICITING SERVICES THAT SOFAMOR DANEK HAS RETAINED, AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

                             Corporate Communications, Inc.
                             523 Third Avenue South
                             Nashville, Tennessee 37210
                             Telephone: (615) 254-3376

    All properly executed proxies that are not revoked will be voted at the Special Meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the Merger. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of Sofamor Danek, or by attending the Special Meeting and voting in person. Abstentions will be treated as shares present in determining whether Sofamor Danek has a quorum for the Special Meeting, but abstentions will have the same effect as a vote against approval of the Merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the Special Meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the Merger.

    SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

SOLICITATION OF PROXIES

    In addition to soliciting proxies by mail, Sofamor Danek's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. In addition, Sofamor Danek has retained Corporate Communications, Inc., a firm that provides professional proxy soliciting services, to assist in soliciting proxies from brokers, bank nominees, institutional holders, and other Sofamor Danek shareholders and to serve as information agent in connection with the Merger. Corporate Communications, Inc. will receive reasonable and customary compensation for such services and reimbursement of reasonable out-of-pocket expenses. Sofamor Danek intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Sofamor Danek common stock held of record by those persons. Sofamor Danek and Medtronic have agreed to share equally all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Securities and Exchange Commission (the "SEC").

                                   THE MERGER

    THE FOLLOWING SUMMARY OF THE MERGER AND CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF MERGER AND THE MERGER AGREEMENT, WHICH ARE ATTACHED AS ANNEXES A AND B AND ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL


    Medtronic, Merger Subsidiary, and Sofamor Danek have entered into the Merger Agreement, which provides that Merger Subsidiary will be merged with and into Sofamor Danek, and Sofamor Danek will become a wholly-owned subsidiary of Medtronic. In the Merger, Sofamor Danek will change its name to "Medtronic Sofamor Danek, Inc." Each outstanding share of Sofamor Danek common stock will be converted at the Effective Time (as defined below) into the right to receive $115 in shares of Medtronic common stock, if the Average Stock Price (as defined below) of Medtronic common stock is between $56.97 and $69.63 for a specified period, as described in further detail below. See "The Merger-- Conversion of Sofamor Danek Common Stock in the Merger."


EFFECTIVE TIME OF THE MERGER

    As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, articles of merger containing the Plan of Merger will be filed with the Secretary of State of the State of Indiana, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval of the Merger at the Special Meeting. See "The Merger--Conditions to the Merger; Waiver."

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Medtronic and Sofamor Danek. The following is a brief discussion of the background of these negotiations, the Merger, and related transactions.

    On July 7, 1998, John Meslow, the President of Medtronic's Neurological Division, telephoned L.D. Beard, the retired Chairman of the Sofamor Danek Board of Directors, and asked whether Mr. Beard could arrange for Ron Pickard, the Chairman and Chief Executive Officer of Sofamor Danek, to meet with William George, the Chairman and Chief Executive Officer of Medtronic.

    Following this conversation, Mr. Pickard met with Mr. George and Glen Nelson, M.D., the Vice Chairman of Medtronic, in New York on July 15, 1998. At this meeting, the parties discussed their respective strategic plans and business philosophies. At the end of the meeting, Mr. George invited Mr. Pickard to visit Medtronic's offices to learn more about Medtronic.

    In mid-July, Mr. Pickard telephoned representatives of J.P. Morgan Securities, Inc. ("J.P. Morgan") and outside counsel to Sofamor Danek to request their assistance in potential discussions with Medtronic.

    On August 6, 1998, Mr. Pickard met with Mr. George, Dr. Nelson, and Mr. Meslow at Medtronic's offices in Minneapolis, Minnesota. At this meeting, the Medtronic executives discussed Medtronic's business and prospects with Mr. Pickard. At the end of the meeting, Mr. George asked Mr. Pickard whether Sofamor Danek might be interested in pursuing some form of strategic partnership with Medtronic, including a possible business combination between Sofamor Danek and Medtronic. Mr. Pickard indicated that he would consider the possibility of a business combination and suggested that it would be advisable for them to visit Sofamor Danek's offices to learn more about Sofamor Danek and its strategic direction and vision.

    On August 20, 1998, Mr. George, Dr. Nelson, and Michael Ellwein, the Vice President and Chief Development Officer of Medtronic, met with Mr. Pickard and Robert Compton, the President and Chief Operating Officer of Sofamor Danek, at Sofamor Danek's offices in Memphis, Tennessee. At this meeting, the parties discussed their respective business philosophies and corporate values and the complementary nature of their product lines. Medtronic expressed its view that Sofamor Danek's employees and customers could benefit from being associated with Medtronic. Mr. Pickard indicated that, while Sofamor Danek was not seeking to pursue a sale, management and the Board of Directors of Sofamor Danek might be interested in pursuing a strategic transaction that would benefit Sofamor Danek's shareholders, customers, and employees.

    After this meeting, Mr. Pickard advised Dr. Nelson that Medtronic should have initial discussions on the financial terms of any proposed transaction with Mr. Beard, a non-executive member of the Sofamor Danek Board of Directors and a significant shareholder. On September 8, 1998, Mr. Beard met with Dr. Nelson and Mr. Ellwein in Chicago, Illinois. A representative of Sofamor Danek's outside counsel was also present. At this meeting, Dr. Nelson indicated that Medtronic might be interested in acquiring Sofamor Danek at a premium in the range of 30% to 40% over the then prevailing trading price (approximately $85) of Sofamor Danek common stock.

    Following this meeting, Dr. Nelson and Mr. Ellwein met with Mr. Pickard and Mr. Beard on September 30, 1998 at Sofamor Danek's offices in Memphis, Tennessee. At this meeting, Dr. Nelson indicated that Medtronic would be willing to consider an acquisition that valued Sofamor Danek's common stock at a price of $113 per share. Mr. Pickard and Mr. Beard indicated that the price was in a range at which Sofamor Danek was willing to pursue negotiations regarding an acquisition, but indicated that they were not willing to engage in substantive price negotiations until an understanding was reached on certain nonfinancial terms of any proposed merger, such as Medtronic's position with respect to pending litigation against Sofamor Danek.

    On October 1, 1998, Medtronic and Sofamor Danek signed a confidentiality agreement, pursuant to which the parties agreed to maintain the confidentiality of information exchanged by Medtronic and Sofamor Danek.

    During the period from October 7, 1998 until October 9, 1998, representatives of Medtronic and outside counsel to Medtronic met on several occasions with Stephen Phillips, the Executive Vice President and General Counsel of Sofamor Danek, and representatives of outside counsel to Sofamor Danek. At these meetings, the parties reviewed the status of certain pending litigation involving Sofamor Danek, the status of Sofamor Danek's products under regulations promulgated by the Food & Drug Administration, and Sofamor Danek's intellectual property.

    On October 14, 1998, Mr. Pickard, Mr. Compton, and Mr. Phillips met in Minneapolis, Minnesota, with Mr. George and several other senior executives of Medtronic. At this meeting, Mr. Pickard discussed Sofamor Danek's business and prospects with Medtronic's representatives. After the meeting, Mr. Pickard met with Mr. George, Dr. Nelson, Mr. Ellwein, and Arthur Collins, the President and Chief Operating Officer of Medtronic, to discuss the terms of a possible transaction between the two companies. Medtronic's representatives again indicated that they were willing to consider an acquisition that valued Sofamor Danek's common stock at $113 per share. Mr. Pickard indicated that any price proposal would have to entail an exchange ratio mechanism (a "collar") that would afford some protection to Sofamor Danek's shareholders in the event of movements in the trading price of Medtronic common stock. Mr. Pickard also reiterated the importance of certainty of closing if a transaction was entered into and requested that Medtronic provide to him a draft of a proposed merger agreement.

    On or about October 16, 1998, Mr. George and Mr. Pickard proposed that any acquisition of Sofamor Danek would value Sofamor Danek's common stock at $115 per share, subject to the completion of due diligence, the negotiation of definitive agreements, and agreement on a mutually acceptable exchange ratio mechanism, including the specifics of a collar mechanism on the exchange ratio.

    On October 19, 1998, Sofamor Danek and J.P. Morgan executed an engagement letter pursuant to which Sofamor Danek retained J.P. Morgan to provide financial advisory services to Sofamor Danek in connection with the proposed Merger.

    On October 19, 1998, Medtronic's counsel distributed an initial draft merger agreement to Sofamor Danek and its legal advisors. Between October 19, 1998 and October 31, 1998, Sofamor Danek and Medtronic and their respective legal counsel held discussions to negotiate the terms of the Merger Agreement and related documents.

    Between October 20, 1998 and October 26, 1998, Mr. Pickard held continuing discussions with Sofamor Danek's directors regarding the proposed Merger and the status of negotiations.

    On October 23, 1998, Mr. George and Mr. Pickard confirmed the proposal, subject to the completion of due diligence and the negotiation of definitive agreements, that any acquisition of Sofamor Danek would value Sofamor Danek's common stock at $115 per share, and they also proposed the exchange ratio mechanism for the Merger.

    On October 22, 1998, representatives of J.P. Morgan and Sofamor Danek's outside counsel met with senior executives of Medtronic at Medtronic's offices in Minneapolis, Minnesota. At these meetings, the parties discussed Medtronic's business and financial condition. On October 27, 1998, representatives of Medtronic visited Sofamor Danek's manufacturing facility in Warsaw, Indiana. On October 28 and 29, 1998, representatives of Medtronic and outside counsel to Medtronic conducted additional due diligence at Sofamor Danek's offices in Memphis, Tennessee.

    On October 29, 1998, the Board of Directors of Medtronic approved the acquisition of Sofamor Danek, subject to final negotiations by senior management, and authorized Medtronic's officers to undertake all acts necessary or desirable to effect the Merger.

    On October 30, 1998, the Sofamor Danek Board met to discuss the proposed Merger at a specially convened meeting in Memphis, Tennessee. At this meeting, representatives of J.P. Morgan made a presentation to the Sofamor Danek Board on the financial aspects of the proposed merger and representatives of Sofamor Danek's outside counsel reviewed with the Sofamor Danek Board the principal transaction documents and explained certain legal aspects of the proposed merger.

    On October 31, 1998, the Sofamor Danek Board met again at a specially convened meeting in Memphis, Tennessee. At this meeting, the Sofamor Danek Board again discussed the proposed Merger and the terms of the principal agreements. Also at this meeting, J.P. Morgan delivered to the Sofamor Danek Board its oral opinion, subsequently confirmed in writing on November 1, 1998, that, as of the date of such opinion, and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of Sofamor Danek common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The Sofamor Danek Board then unanimously approved the Merger Agreement and related documents, authorized Sofamor Danek's officers to execute the agreements, and unanimously recommended that Sofamor Danek's shareholders approve the Merger as provided in the Merger Agreement.

    On November 1, 1998, representatives of Medtronic and Sofamor Danek executed the Merger Agreement and Stock Option Agreement. On November 2, 1998, prior to the opening of trading on the New York Stock Exchange ("NYSE"), Medtronic and Sofamor Danek issued a joint press release announcing the execution of the Merger Agreement.

SOFAMOR DANEK'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SOFAMOR DANEK
  BOARD OF DIRECTORS

    At a meeting of the Sofamor Danek Board on October 31, 1998, the Sofamor Danek Board unanimously approved the Merger, the Merger Agreement, and the Plan of Merger. In reaching its conclusion to approve the Merger, the Sofamor Danek Board considered the following factors:

    - The general business and competitive conditions in its industry. In particular, the Sofamor Danek Board considered Sofamor Danek's growth opportunities as an independent company compared with the growth opportunities available as part of a larger company such as Medtronic. The Sofamor Danek Board considered that the merger with Medtronic, which has significant financial resources and a strong reputation and competitive position in the medical devices industry, would enable Sofamor Danek to develop new and better products and devices more quickly and to deliver these products and devices to doctors and their patients faster, more cost-effectively, and with better customer support.

    - The opportunity that the Merger affords Sofamor Danek to offer its products as part of a broader range of medical products and devices, thereby reducing the risks inherent in Sofamor Danek's reliance on a limited number of products.

    - The premium that the Merger consideration represents to historical trading values for Sofamor Danek's common stock and the fact that Medtronic's common stock has generated significant returns over recent years and is currently trading at a high price to earnings multiple. Although the Sofamor Danek Board noted that the price of Medtronic's common stock has fluctuated in the past and that the value of the consideration to be received by Sofamor Danek shareholders will decline if the price of Medtronic's common stock declines, the Sofamor Danek Board considered the provisions of the Merger Agreement that protect the value of the consideration to be received by Sofamor Danek's shareholders at the Effective Time of the Merger over an agreed range of trading prices of Medtronic common stock.

    - The increased liquidity offered by the Merger to Sofamor Danek shareholders. The Sofamor Danek Board believed that the Merger offered Sofamor Danek shareholders the opportunity to own stock of a significantly larger and more actively traded business enterprise and that Sofamor Danek shareholders would have the opportunity to participate in the potential growth of the combined company after the closing of the Merger.

    - The presentation of J.P. Morgan delivered to the Sofamor Danek Board on October 30, 1998 and J.P. Morgan's opinion, delivered orally to the Sofamor Danek Board on October 31, 1998 and confirmed in writing on November 1, 1998, to the effect that as of such date, the consideration to be received by Sofamor Danek shareholders was fair, from a financial point of view, to such shareholders. See "--Opinion of Sofamor Danek's Financial Advisor."

    - The terms and provisions of the Merger Agreement, including the parties' representations, warranties, and covenants and the conditions to their respective obligations. The Sofamor Danek Board concluded that such terms and provisions provide a high degree of certainty that the Merger can be completed on the agreed terms.

    - Its conclusion that Medtronic, with its significant financial resources, strong reputation, and competitive position in the medical devices industry and strategic objectives and management philosophies comparable to those of Sofamor Danek, was the best strategic partner for Sofamor Danek and that it was unlikely that any other potential strategic partner would be able to offer a superior economic or strategic proposal to Sofamor Danek. As a result, and considering the high degree of certainty of closing that the provisions of the Merger Agreement provide, the Sofamor Danek Board concluded that it was appropriate to agree to enter into the Stock Option Agreement and to pay a fee to Medtronic in the event of the termination of the Merger Agreement in certain circumstances.

    - That Medtronic's management shared the view of the Sofamor Danek Board of the lack of merit of the product liability litigation pending against Sofamor Danek and that Medtronic's management indicated that it was determined to continue to defend vigorously against such actions.

    - The risks associated with the fact that the current Sofamor Danek Board and senior management will no longer be able to control the operation and future direction of the business of Sofamor Danek.

    - The possible disruption of Sofamor Danek's business pending completion of the Merger and risks associated with the integration by Medtronic of Sofamor Danek and other businesses that Medtronic has recently acquired and whether the potential benefits sought in the Merger and such other acquisitions might not be fully realized.

    - The tax-free nature of the Merger to U.S. shareholders, which will permit U.S. shareholders of Sofamor Danek to receive Medtronic common stock in a tax-free exchange at a premium over the market price for Sofamor Danek common stock. See "--Certain Federal Income Tax Consequences."

    The above discussion of the information and factors considered by the Sofamor Danek Board is not exhaustive and does not include all factors considered by the Sofamor Danek Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Sofamor Danek Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Sofamor Danek Board may have given different weights to different factors. Based on the factors outlined above, the Sofamor Danek Board determined that the Merger is in the best interests of Sofamor Danek and its shareholders.

    THE SOFAMOR DANEK BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF SOFAMOR DANEK AND ITS SHAREHOLDERS. THE SOFAMOR DANEK BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

    See "The Merger--Background of the Merger," "--Opinion of Sofamor Danek's Financial Advisor," "--Certain Federal Income Tax Considerations," and "Comparative Stock Prices and Dividends."

MEDTRONIC'S REASONS FOR THE MERGER

    Medtronic believes that the acquisition of Sofamor Danek will considerably broaden and strengthen Medtronic's market position in the neurological and spinal field and will permit Medtronic to bring a wider range of technological innovations to the treatment of neurological and spinal disorders. Medtronic also believes that the two companies' businesses are very complementary and offer significant customer synergies without overlap or duplication in product lines, which will enhance Medtronic's ability to fulfill its mission of restoring patients to full and active lives.

OPINION OF SOFAMOR DANEK'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated October 19, 1998, Sofamor Danek retained J.P. Morgan to act as its financial advisor with respect to the proposed Merger and to deliver a fairness opinion.

    At the meeting of the Sofamor Danek Board on October 31, 1998, J.P. Morgan rendered its oral opinion to the Sofamor Danek Board that, as of such date, the consideration to be paid by Medtronic to Sofamor Danek shareholders in the proposed Merger was fair from a financial point of view to such shareholders. J.P. Morgan confirmed its oral opinion by delivering written opinions to the Sofamor Danek Board, dated November 1, 1998 and the date of this Proxy Statement/Prospectus, that, as of such dates, the consideration to be paid by Medtronic to Sofamor Danek shareholders in the proposed Merger was fair from a financial point of view to such shareholders. No limitations were imposed by the Sofamor Danek

Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

    The full text of the written opinion of J.P. Morgan dated the date hereof, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Sofamor Danek's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Sofamor Danek Board, is directed only to the consideration to be paid in the Merger, and does not constitute a recommendation to any shareholder of Sofamor Danek as to how such shareholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinions, J.P. Morgan reviewed, among other things, the Merger Agreement and, in the case of its opinion dated the date of this Proxy Statement/Prospectus, this Proxy Statement/Prospectus; the audited financial statements of Sofamor Danek for the fiscal year ended December 31, 1997 and of Medtronic for the fiscal year ended April 30, 1998, and the unaudited financial statements of Sofamor Danek for the period ended September 30, 1998 and of Medtronic for the period ended July 31, 1998; current and historical market prices of Sofamor Danek's common stock and Medtronic's common stock; certain publicly available information concerning the businesses of Sofamor Danek and Medtronic and of certain other companies engaged in businesses comparable to those of Sofamor Danek and Medtronic, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to Sofamor Danek and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and forecasts prepared by Sofamor Danek and its management; and certain agreements with respect to outstanding indebtedness or obligations of Sofamor Danek and Medtronic. J.P. Morgan also held discussions with certain members of the management of Sofamor Danek and Medtronic with respect to certain aspects of the Merger, the past and current business operations of Sofamor Danek and Medtronic, the financial condition and future prospects and operations of Sofamor Danek and Medtronic, the effects of the Merger on the financial condition and future prospects of Sofamor Danek and Medtronic, and certain other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan visited certain representative facilities of Sofamor Danek and Medtronic and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Sofamor Danek and Medtronic or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Sofamor Danek to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Proxy Statement/Prospectus and in discussions with, and materials furnished to J.P. Morgan by, representatives of Sofamor Danek, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Proxy Statement/Prospectus.

    The projections furnished to J.P. Morgan for Sofamor Danek were prepared by the management of Sofamor Danek. Sofamor Danek does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

    J.P. Morgan's opinions are based on economic, market, and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated the date of this Proxy Statement/Prospectus, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Medtronic's common stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

    PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data of Sofamor Danek with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Sofamor Danek. The companies selected by J.P. Morgan included:
Medtronic, Boston Scientific Corp., Guidant Corp., Biomet, Inc. and Stryker Corp. These companies were selected, among other reasons, because they are leaders in the medical device industry in the fields of cardiology and orthopedics. For each comparable company, publicly available financial performance through the 12 months ended September 30, 1998 was measured. J.P. Morgan selected the mean and the median value for each multiple, specifically: multiples of enterprise value to latest 12 months sales (4.6x to 8.0x), operating income (19.2x to 27.3x), and earnings before interest, taxes, and depreciation ("EBITDA") (16.8x to 23.4x) and multiples of market value to projected 1998 net income (26.6x to 35.6x), projected 1999 net income (23.7x to 29.2x), and projected 2000 net income (19.0x to 23.9x). In addition, J.P. Morgan compared the market value to 1999 net income divided by a consensus long-term earnings growth rate published by the Institutional Brokerage Estimate Service ("IBES") (1.4x). These multiples were then applied to Sofamor Danek's latest 12 months sales, operating income, and EBITDA, net income, 1998 projected net income, 1999 projected net income, 2000 projected net income, and IBES long-term earnings growth rate, yielding implied trading values for Sofamor Danek's common stock of approximately $70.00 to $100.00 per share.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined selected transactions with respect to size, growth prospects, and industry fit. Specifically, J.P. Morgan reviewed the following transactions:
DePuy Inc.'s acquisition of Acromed Corporation, Sulzer Medica Ltd.'s acquisition of SpineTech Inc., Johnson & Johnson's acquisition of DePuy Corp., Boston Scientific Corp.'s acquisition of Schneider International, Inc., Boston Scientific Corp.'s acquisition of Target Therapeutics, Inc., and Johnson & Johnson's acquisition of Cordis Corporation. J.P. Morgan applied a range of multiples derived from such analysis to latest 12 months sales (5.5x to 7.5x), operating income (20.4x to 30.7x), and net income (32.0x to 36.8x), and arrived at an estimated range of equity values for Sofamor Danek's common stock of between $67.00 and $90.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Sofamor Danek's common stock. J.P. Morgan calculated the unlevered free cash flows that Sofamor Danek is expected to generate during fiscal years 1999 through 2007 based upon financial projections prepared by the management of Sofamor Danek through the years ended 2001 and growth rates deemed reasonable for the period 2002 to 2007. J.P. Morgan also calculated a range of terminal asset values of Sofamor Danek at the end of the 10-year period ending December 31, 2007 by applying a perpetual growth rate ranging from 4.5% to 5.5% of the unlevered free cash flow of Sofamor Danek during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 12.0% to 13.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Sofamor Danek as well as J.P. Morgan's view of rates used by other companies in the medical device industry. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Sofamor Danek's estimated 1998 fiscal year-end excess cash, option exercise proceeds, and total debt. Based on the adjusted management projections and a discount rate of 12.0% to 13.0%, the discounted cash flow analysis indicated a range of equity values of between $91.00 and $115.00 per share of Sofamor Danek's common stock on a stand-alone basis (I.E., without synergies).


    ANALYSIS OF MEDTRONIC COMMON STOCK. As noted above and in its written opinion dated the date of this Proxy Statement/Prospectus, J.P. Morgan has expressed no opinion as to the price at which Medtronic's common stock will trade at any time in the future. J.P. Morgan summarized for the Sofamor Danek Board certain analyses that it conducted related to the value of Medtronic's common stock at the time J.P. Morgan rendered its oral opinion to the Sofamor Danek Board and the appropriateness of a collar mechanism on the conversion ratio. Such analyses were conducted prior to Medtronic's announcement of its proposed merger with Arterial Vascular Engineering, Inc. J.P. Morgan analyzed recent historical trading performance and recent historical price/earnings ratios of Medtronic common stock relative to comparable data for Sofamor Danek, the cardiovascular device companies Boston Scientific Corp. and Guidant Corp., the orthopedic device companies Biomet Inc. and Stryker Corp., and the S&P 500 Index.


    J.P. Morgan also performed a discounted cash flow analysis of Medtronic similar to that performed for Sofamor Danek. In this analysis, J.P. Morgan used publicly available consensus earnings estimates for Medtronic for its 1999 and 2000 fiscal years and applied a growth rate deemed reasonable for the period 2001 to 2008. J.P. Morgan assumed terminal growth rates ranging from 5% to 6.5% and applied discount rates ranging from 10.5% to 11.5%.


    J.P. Morgan also compared, using publicly available information, selected financial data for Medtronic with similar data for selected publicly traded companies judged by J.P. Morgan to be analogous to Medtronic for these purposes. The companies selected by J.P. Morgan included the cardiovascular device companies Boston Scientific Corp. and Guidant Corp., the medical supply companies Abbott Laboratories, Baxter International, Inc., Becton Dickinson & Co., C.R. Bard, and Johnson & Johnson Inc., and the pharmaceutical companies American Home Products Corp., Bristol-Myers Squibb Co., Eli Lilly & Co., Merck & Co., Inc., Pfizer Inc., and Warner-Lambert Co. For each company, J.P. Morgan determined multiples of market value to projected 1999 earnings (23.8x to 32.1x) and 2000 earnings (20.1x to 27.3x) and multiples of 1999 projected price/earnings multiples to consensus long-term earnings growth rates published by IBES (1.1x to 2.0x). Based upon the foregoing analyses, J.P. Morgan concluded that, without taking into account the proposed Merger with Sofamor Danek or Medtronic's subsequently announced proposed merger with Arterial Vascular Engineering, Inc., Medtronic's stock was trading at a premium to many of its peers and that, given recent volatility in the equity markets, a collar mechanism was appropriate.


    In connection with its opinion dated the date of this Proxy Statement/Prospectus, J.P. Morgan reviewed the analyses used to render its October 31, 1998 oral opinion and November 1, 1998 written opinion to the Sofamor Danek Board by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinions. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. J.P. Morgan was selected to advise Sofamor Danek and to deliver an opinion to the Sofamor Danek Board with respect to the Merger on the basis of such experience and its familiarity with Sofamor Danek.

    For services rendered in connection with the Merger and the delivery of its opinion, Sofamor Danek has agreed to pay J.P. Morgan a fee of 0.30% of the aggregate amount of consideration received by Sofamor Danek's shareholders (treating any shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) in the Merger, plus, without duplication, the value of any securities, cash, or other assets distributed to shareholders of Sofamor Danek. Sofamor Danek has also agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities in connection with its engagement.

    J.P. Morgan has acted as financial advisor to Sofamor Danek on several acquisition, joint venture, and licensing assignments. In addition, J.P. Morgan managed equity offerings for both Sofamor Danek and Medtronic in the past year. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of Sofamor Danek or Medtronic for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

CONVERSION OF SOFAMOR DANEK COMMON STOCK IN THE MERGER

    At the Effective Time, each outstanding share of Sofamor Danek common stock will convert automatically into the right to receive the number of shares of Medtronic common stock (the "Conversion Ratio") equal to $115 divided by the average of the daily closing sale prices of Medtronic common stock, as reported on the NYSE Composite Tape (the "Average Stock Price"), for the 15 consecutive trading days ending on and including the second trading day before the Special Meeting. Any shares of Sofamor Danek common stock held by its subsidiaries will not be treated as outstanding, however, and will not convert into Medtronic common stock.

    The Conversion Ratio described above applies if the Average Stock Price is between $56.97 and $69.63. If the Average Stock Price is $56.97 or less, however, each Sofamor Danek share converts into 2.01861 Medtronic shares. If the Average Stock Price is $69.63 or more, each Sofamor Danek share converts into
1.65159 Medtronic shares.

    If, prior to the Effective Time, Medtronic recapitalizes, splits, or combines the Medtronic common stock or pays a stock dividend or other stock distribution in shares of Medtronic common stock, then the Conversion Ratio will be appropriately adjusted.


    Based on the number of shares of Sofamor Danek common stock outstanding on the record date (assuming a Conversion Ratio of 1.65159 Medtronic shares for each Sofamor Danek share, calculated by using the December 17, 1998 Medtronic closing sale price of $71.9375 as the assumed Average Stock Price solely for illustrative purposes of this paragraph), an estimated 44,748,045 shares of Medtronic common stock will be issued in exchange for Sofamor Danek common stock upon consummation of the Merger. Such shares would represent approximately 8% of the shares of Medtronic common stock that would be outstanding after consummation of the Merger.


    Sofamor Danek shareholders should understand that shareholders receiving Medtronic common stock in the Merger will receive a number of Medtronic shares determined pursuant to the Conversion Ratio, as described above. Because the market price of Medtronic common stock fluctuates, the market value of the Medtronic shares that Sofamor Danek shareholders will receive in the Merger (whether measured at the Effective Time of the Merger or another date) may be less than or greater than the Average Stock Price used for purposes of determining the Conversion Ratio. In addition, because the value of Medtronic shares fluctuates, the market value of the Medtronic common stock that Sofamor Danek shareholders will receive in the Merger may increase or decrease following the Merger. See "Comparative Stock Prices and Dividends" for information regarding the historical market prices of Medtronic common stock.

    FRACTIONAL SHARES

    Medtronic will not issue any certificates or scrip representing fractional shares of Medtronic common stock in the Merger. All fractional shares of Medtronic common stock that a Sofamor Danek shareholder would otherwise receive in the Merger will be aggregated, if and to the extent multiple Sofamor Danek stock certificates of such holder are submitted together to Norwest Bank Minnesota, N.A., the exchange agent for the Merger (the "Exchange Agent"). If a fractional share results from such aggregation, then, in lieu of any such fractional share, each holder of Sofamor Danek common stock who otherwise would be entitled to receive a fractional share of Medtronic common stock in the Merger will receive an amount of cash (without interest) determined by multiplying (1) the Average Stock Price by (2) the fractional share interest of Medtronic common stock to which such holder would otherwise be entitled.

    EXCHANGE OF SOFAMOR DANEK STOCK CERTIFICATES

    As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal to Sofamor Danek shareholders. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of Sofamor Danek common stock in exchange for certificates representing shares of Medtronic common stock.

    As soon as practicable after the Effective Time, the Exchange Agent will distribute to holders of shares of Sofamor Danek common stock, after those holders surrender to the Exchange Agent the Sofamor Danek stock certificates held by them for cancellation, together with executed letters of transmittal,
(1) one or more certificates representing the number of whole shares of Medtronic common stock into which the shares represented by the certificate(s) have been converted and (2) a check in the amount of any cash in lieu of fractional shares. Holders of Sofamor Danek common stock will not receive interest on any cash received in the Merger.

    After the Effective Time, Sofamor Danek stock certificates will evidence ownership of the shares of Medtronic common stock into which they were converted. Holders of Sofamor Danek common stock will be entitled to any dividends that become payable to persons who are holders of record of Medtronic common stock as of a record date on or after the Effective Time, but only after they have surrendered their certificates representing shares of Sofamor Danek common stock for exchange. Any such dividends will be paid to each Sofamor Danek shareholder entitled to them, without interest, at the time that such certificates representing shares of Sofamor Danek common stock are surrendered for exchange, subject to any applicable abandoned property, escheat, or similar law. Holders of Sofamor Danek common stock will not be entitled, however, to dividends that become payable before or after the Effective Time to persons who were holders of record of Medtronic common stock as of a record date prior to the Effective Time.

SHAREHOLDER RIGHTS PLAN

    Each Sofamor Danek shareholder entitled to receive shares of Medtronic common stock pursuant to the Merger will receive, together with each share of Medtronic common stock, one Medtronic Preferred Stock Purchase Right pursuant to the Medtronic Shareholder Rights Plan. Such Right will be represented by the certificate representing such share of Medtronic common stock. See "Comparison of Rights of Medtronic and Sofamor Danek Shareholders--Shareholder Rights Plan."

TREATMENT OF STOCK OPTIONS

    Sofamor Danek has five different option plans under which it has granted options to its officers, directors, and employees to purchase shares of Sofamor Danek common stock. The 1993 Long-Term Incentive Plan states that outstanding options under the plan that are not otherwise vested (other than options granted during the period between the date of execution of the Merger Agreement and the Effective Time, subject to certain exceptions) will become fully vested and exercisable upon approval of the Merger by the Sofamor Danek shareholders. Options granted under Sofamor Danek's other four option plans will continue to vest at the times stated in those plans. All options that are not exercised and remain outstanding at the Effective Time will be assumed by Medtronic and, following the Effective Time, will be exercisable upon the same terms and conditions as such options were exercisable prior to the Merger, except that the exercise price and the number of shares of Medtronic common stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of Sofamor Danek common stock are converted into shares of Medtronic common stock in the Merger. As promptly as practicable after the Effective Time, Medtronic will provide to each holder of a Sofamor Danek option a written statement informing such holder of the assumption by Medtronic of such option.

REPRESENTATIONS AND WARRANTIES

    In the Merger Agreement, Sofamor Danek makes certain representations and warranties to Medtronic regarding Sofamor Danek and its subsidiaries, including as to: (1) their corporate existence; (2) the authorization, execution, and enforceability of the Merger Agreement and related agreements; (3) Sofamor Danek's capital structure; (4) the accuracy of Sofamor Danek's recent SEC reports and financial statements; (5) the absence of undisclosed material liabilities; (6) the absence of any need for certain required third-party consents and approvals; (7) compliance with laws; (8) the absence of material litigation; (9) the absence of material adverse changes; (10) Sofamor Danek's relations with officers, directors, and employees; (11) certain tax matters;
(12) the absence of material violations of agreements; (13) the right to use intellectual property; (14) Sofamor Danek's benefit plans; (15) Sofamor Danek's minute books; (16) the absence of brokerage commissions, finder's fees, or other payments in connection with the Merger; (17) the accuracy of information provided in connection with this Proxy Statement/ Prospectus; (18) the receipt of an opinion of J.P. Morgan as to the fairness, from a financial point of view, of the consideration to be paid to Sofamor Danek shareholders in the Merger; and
(19) the inapplicability of certain Indiana antitakeover laws to the Merger.

    Medtronic and Merger Subsidiary also make certain representations and warranties to Sofamor Danek regarding Medtronic and Merger Subsidiary, including as to: (1) their corporate existence; (2) the authorization, execution, and enforceability of the Merger Agreement and related agreements; (3) the capital structure of Medtronic and Merger Subsidiary; (4) the absence of any need for certain required third-party consents and approvals; (5) the accuracy of Medtronic's recent SEC reports and financial statements; (6) the legal compliance and the accuracy of information contained in the Registration Statement that includes this Proxy Statement/Prospectus; (7) the absence of brokerage commissions, finder's fees, or other payments in connection with the Merger; (8) the absence of undisclosed material liabilities; (9) compliance with laws; (10) the absence of material litigation; and (11) the absence of actions by Medtronic that would prevent the Merger from constituting a tax-free transaction.

CERTAIN COVENANTS BY SOFAMOR DANEK

    CONDUCT OF BUSINESS OF SOFAMOR DANEK PENDING THE MERGER. Sofamor Danek has agreed that, prior to consummation of the Merger, unless Medtronic agrees otherwise, it will conduct its business only in the ordinary course, it will use reasonable efforts to keep substantially intact its business organization, keep available its officers' and employees' services, and maintain satisfactory relationships with third parties that are material to its business. Sofamor Danek also agreed that it will not: amend its Articles of Incorporation or Bylaws; authorize, issue, sell, or pledge any stock or rights to purchase stock (except that it can issue stock upon the exercise of outstanding options and except that it can grant up to 50,000 new options under existing option plans); split, combine, or reclassify its stock; declare or pay any dividend or other distribution; redeem or acquire any of its stock; change any material term of its securities; create, incur, or assume any indebtedness other than in the ordinary course of business; create, assume, or incur any material lien; increase the compensation of any of its directors, officers, or other employees (except under existing agreements or in the ordinary course of business and consistent with past practice); sell or dispose of any material property; buy or agree to buy another business; buy any assets costing more than a specified price; enter into, materially change, or terminate any material agreements, except as permitted by the Merger Agreement or except in the ordinary course of business; materially change its credit policies; materially alter its accounting principles; institute, settle, or compromise any claim involving amounts in excess of a specified amount; knowingly take any action that would cause any of its representations, warranties, or agreements in the Merger Agreement to be inaccurate or breached as of the Closing Date; knowingly take any action that would jeopardize the treatment of the Merger as a tax-free transaction and as a "pooling of interests" for accounting purposes; or agree to do any of the things described above.

    ACCESS. Pursuant to the Merger Agreement and a confidentiality agreement between Medtronic and Sofamor Danek, Sofamor Danek also agreed to give Medtronic and its representatives access to Sofamor Danek's offices, properties, books, and records; to furnish to Medtronic and its representatives any financial and operating data and other information that Medtronic may reasonably request; and to have its employees and representatives cooperate with Medtronic in Medtronic's investigation of the business of Sofamor Danek.

    NO SOLICITATION OF COMPETING TRANSACTIONS. Sofamor Danek has agreed that (except as is required by the fiduciary duties of Sofamor Danek's directors and officers as so advised by independent counsel) neither Sofamor Danek nor any of its representatives or affiliates will, directly or indirectly, solicit, knowingly encourage, initiate, or participate in discussions or negotiations with, or knowingly provide any information to, any person, entity, or group (other than Medtronic) that proposes an alternative transaction with respect to Sofamor Danek or any subsidiary, or knowingly facilitate an alternative transaction. An "alternative transaction" means a merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock (including offers to shareholders), or similar transactions involving Sofamor Danek or any subsidiary. Sofamor Danek has agreed that it will notify Medtronic promptly if it receives any such proposal.

    The Sofamor Danek Board can, however, furnish information to or enter into negotiations with any person or entity that makes an unsolicited (after the date of the Merger Agreement) superior proposal, but only if (1) the Sofamor Danek Board determines, after consulting with outside counsel, that it must do so to comply with its fiduciary duty to shareholders under Indiana law, (2) prior to doing so, Sofamor Danek gives written notice to Medtronic that it is furnishing information or entering into negotiations with the person proposing the superior proposal, and (3) Sofamor Danek keeps Medtronic informed of the status of any negotiations. For these purposes, a "superior proposal" is a proposal for an alternative transaction that the Sofamor Danek Board determines in its good faith judgment is more favorable to Sofamor Danek shareholders than the Merger.

CERTAIN COVENANTS BY MEDTRONIC

    CONDUCT OF BUSINESS OF MEDTRONIC PENDING THE MERGER. Medtronic has agreed that, prior to consummation of the Merger, unless Sofamor Danek agrees otherwise, it will not: combine or reclassify its stock; declare or pay any extraordinary dividend or other distribution (except for stock splits in the form of stock dividends); redeem or acquire any of its stock (other than pursuant to Medtronic's stock repurchase program or to ensure the Merger is treated as a pooling of interests for accounting purposes); change any material term of its securities; buy or agree to buy another business, or sell or agree to sell any assets, if it could reasonably be expected to delay or threaten the consummation of the Merger; alter its accounting principles; knowingly take any action that would suspend trading of Medtronic common stock on the

NYSE; knowingly take any action that would cause any of its representations, warranties, or agreements in the Merger Agreement to be inaccurate or breached as of the Closing Date; knowingly take any action that would jeopardize the treatment of the Merger as a tax-free transaction and as a "pooling of interests" for accounting purposes; or agree to do any of the things described above.

    EMPLOYEE MATTERS. Medtronic has agreed, to the extent practicable, to provide employee benefits and programs to Sofamor Danek employees that, in the aggregate, are substantially comparable to or more favorable than, as a whole, those in existence prior to the date of the Merger Agreement. Medtronic has also agreed to honor all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Effective Time. Sofamor Danek employees will be credited with service accrued prior to the Effective Time for purposes of employee benefit plans, subject to certain exceptions.

INTERESTS OF SOFAMOR DANEK'S DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendation of the Sofamor Danek Board with respect to the Plan of Merger, the Merger Agreement, and the transactions contemplated thereby, shareholders of Sofamor Danek should be aware that certain members of the management and Board of Directors of Sofamor Danek have certain interests in the Merger that are in addition to, and may be in conflict with, the interests of shareholders of Sofamor Danek generally. All such interests are described below, to the extent material, and Sofamor Danek believes that, except as described below, such persons do not have any material interest in the Merger that is different from those of Sofamor Danek shareholders generally. The Sofamor Danek Board was aware of, and considered the interests of, its directors and officers when it approved the Merger Agreement, the Plan of Merger, and the Merger.

    STOCK OWNERSHIP. Sofamor Danek's directors and executive officers collectively beneficially own 2,384,726 shares of Sofamor Danek common stock (not including options, which are described below).


    STOCK OPTIONS. Pursuant to the terms of the outstanding options to purchase shares of Sofamor Danek common stock that were granted under Sofamor Danek's 1993 Long-Term Incentive Plan prior to November 1, 1998, any such options that are not otherwise vested will become fully vested and exercisable upon approval of the Merger by the Sofamor Danek shareholders. Sofamor Danek's executive officers and directors collectively hold outstanding options to purchase 3,077,050 shares of Sofamor Danek common stock, of which, as of December 17, 1998, options to purchase an aggregate of 1,052,550 shares were vested and options to purchase an aggregate 2,024,500 shares will vest either prior to the Merger or as a result of the Merger. See "--Treatment of Stock Options."


    CHANGE IN CONTROL AGREEMENTS. Sofamor Danek is a party to change in control agreements with 21 of its officers (the "Change in Control Agreements"). The agreements are substantially similar, and the material terms of the agreements are summarized below.

    Upon the Merger, the term of the Change in Control Agreements will automatically extend for a period of three years. The Change in Control Agreements fix each officer's base compensation, permit the officer to participate in employee benefit plans that Sofamor Danek adopts from time to time for its management or supervisory personnel, provide for reimbursement of travel and certain other expenses, and contain other customary employment terms.

    In the event that an officer's employment is terminated without "cause" or the officer resigns for "good reason" (as those terms are generally defined below), the officer must provide consulting services to Medtronic for a period of (1) three years in the event of termination during the first year following the Effective Time; (2) two years in the event of termination during the second year following the Effective Time; and (3) one year in the event of termination during the third year following the Effective Time. If the officer provides the consulting services and complies with the restrictive covenants, such officer will receive a lump sum payment equal to (A) such officer's base salary immediately prior to such termination

(without taking into account any salary reduction that gave rise to a "good reason" termination), multiplied by (B) the number of years in the consulting period. The officer would also be entitled to receive payment for all unused accrued vacation days and a pro rata portion of his projected annual bonus for the year in which termination occurs, calculated on the basis of the target bonus for such year. Such officer will continue to be eligible to participate in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to the officer immediately prior to the termination during the consulting period or, if earlier, until such officer and such officer's dependents are eligible and elect substantially equivalent (or greater) benefits with a subsequent employer.

    The circumstances that constitute "cause" for termination of an executive's employment include the executive's (1) felony conviction, (2) willful disclosure of material confidential information, or (3) willful and continued failure to substantially perform such executive's duties. The circumstances that constitute "good reason" include (1) the officer's position, titles, nature and status of responsibilities, and reporting obligations no longer being substantially equivalent to those that such officer enjoyed prior to the Effective Time (with respect to certain individuals, such features will be deemed less than substantially equivalent by reason of Sofamor Danek ceasing to be a public company), (2) reduction in base salary or failure to increase the officer's salary at a rate commensurate with other key executives, (3) failure to participate in at least as favorable compensation and benefit plans, or (4) relocation.

    Certain executive officers and vice presidents are party to letter agreements with Sofamor Danek pursuant to which, in the event any payments or benefits provided to them (including the accelerated vesting of options) result in the imposition of golden parachute excise taxes under Section 4999 of the Internal Revenue Code, Sofamor Danek will pay them gross-up payments to hold them harmless against any parachute tax liability and put them in the same after-tax position he would have had had no excise tax been payable; provided however that no gross-up will be provided, and the relevant payments and benefits will instead be capped, if such gross-up would result in them receiving less than $20,000 more after-tax than if the amounts were capped. The determination of golden parachute tax liability will be made by independent auditors of Sofamor Danek at its expense. Some of the Change in Control Agreements, however, provide that any payments made, or benefits provided, to them in connection with a change in control that would otherwise result in the imposition of golden parachute excise taxes under Section 4999 of the Internal Revenue Code will be subject to reduction to fall under the statutory safe harbor (three times average W-2 pay for the five years preceding the change in control) unless such officer's after-tax position would be at least $10,000 better if such cap were not applied.

    LOAN FORGIVENESS AGREEMENT. Sofamor Danek had loaned (the "Loans") E. R. Pickard, its Chairman and Chief Executive Officer, $1,740,000 with respect to the exercise of certain stock options and $2,424,997 for taxes related to the exercise of such stock options. The Loans have a maturity date of March 31, 2006 and are secured by shares of Sofamor Danek common stock. Pursuant to the Amended and Restated Loan Forgiveness Agreement, commencing on December 31, 1996 and each December 31 thereafter, $450,000 (and the remaining balance of $114,997 on March 31, 2005) of the Loans was or will be forgiven if (1) Mr. Pickard remains employed by Sofamor Danek and (2) Sofamor Danek meets certain operational performance thresholds. However, on the date on which the shareholders of Sofamor Danek approve the Merger, the remainder of the Loans will be forgiven. In addition, Sofamor Danek has agreed to pay to Mr. Pickard a payment to cover any applicable taxes, and interest and penalties thereon, resulting from the forgiveness of the Loans.

    INDEMNIFICATION. Medtronic has agreed to provide to the individuals who have served as officers and directors of Sofamor Danek, for at least six years after the Merger, indemnification equivalent to that provided by the Articles of Incorporation and Bylaws of Sofamor Danek prior to the Effective Time. Medtronic has also agreed to provide, for three years, officers' and directors' liability insurance coverage comparable to that currently provided by Sofamor Danek with respect to acts occurring prior to the Effective Time. See "--Indemnification."

VOTING AGREEMENTS


    Pursuant to agreements to facilitate merger between Medtronic and certain executive officers and directors of Sofamor Danek who own stock or options to acquire stock of Sofamor Danek (L.D. Beard, George Bryan, Sr., Dr. Yves Paul Cotrel, James Gallogly, Dr. Samuel Hulbert, Ron Pickard, Dr. George Rapp, Robert Compton, Laurence Fairey, George Griffin, Stephen Phillips, and Marie-Helene Plais), such individuals have agreed to vote all of the shares of Sofamor Danek common stock beneficially owned by them in favor of the approval, consent, and ratification of the Merger. Nothing in the voting agreements restricts or limits the right of a shareholder or optionholder to act in his or her capacity as an officer or director of Sofamor Danek consistent with his or her fiduciary obligations. The voting agreements terminate upon termination of the Merger Agreement. As of the record date, the shareholders who executed the voting agreements beneficially owned an aggregate 2,321,986 shares of Sofamor Danek common stock, representing approximately 8.6% of the Sofamor Danek common stock outstanding on the record date (not including options held by such persons).


STOCK OPTION AGREEMENT

    Simultaneously with the execution of the Merger Agreement, Sofamor Danek and Medtronic entered into a Stock Option Agreement pursuant to which Sofamor Danek granted to Medtronic an option, exercisable only under certain specified circumstances, to purchase 5,366,478 shares of Sofamor Danek common stock (which equaled 19.9% of the shares of Sofamor Danek common stock outstanding on the date of the Merger Agreement), at an exercise price of $115 per share. The specified circumstances are the same as those that could result in the payment by Sofamor Danek of a termination fee upon certain terminations of the Merger Agreement.

    If and when Medtronic's option under the Stock Option Agreement becomes exercisable, Medtronic also has the right, which it can exercise in lieu of exercising Medtronic's option, to require Sofamor Danek to pay to Medtronic, in cancellation of Medtronic's option, a cancellation amount equal to (a) the lesser of (1) the excess, if any, over the option price of the greater of (A) the last sale price of a share of Sofamor Danek common stock on the last trading day prior to notice of exercise, (B) the highest price per share of Sofamor Danek common stock offered or paid in connection with an alternative transaction, and (C) in the case of an alternative transaction structured as an asset acquisition, the highest aggregate consideration offered or paid in any such transaction or proposed transaction, divided by the number of shares of Sofamor Danek common stock then outstanding; and (2) $105 million divided by the initial number of shares subject to the option, multiplied by (b) the number of shares then covered by the option. The sum of such cancellation amount and the termination fee paid under the Merger Agreement can never, however, exceed $105 million. See "--Amendment and Termination of the Merger Agreement; Effects of Termination."

CONDITIONS TO CONSUMMATION OF THE MERGER; WAIVER

    The respective obligations of Medtronic, Merger Subsidiary, and Sofamor Danek to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including, among others: (a) the approval by the Sofamor Danek shareholders of the Merger; (b) the effectiveness of the Registration Statement; (c) the expiration or termination of the waiting periods applicable to the consummation of the Merger under the HSR Act and any foreign merger laws; (d) the shares of Medtronic common stock issuable in the Merger having been duly authorized for listing by the NYSE, subject to official notice of issuance; and (e) the absence of an order, decree, or injunction by any court that makes the Merger illegal or prohibits consummation of the Merger.

    In addition, the obligations of Medtronic and Merger Subsidiary to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) Sofamor Danek has performed in all material respects its obligations under the Merger Agreement required to be performed by it; (b) each representation and warranty of Sofamor Danek contained in the Merger Agreement is true as of the Effective Time, except for any inaccuracies that could not reasonably be expected to have a material adverse effect (as defined in the Merger Agreement); (c) Medtronic has received written resignations from each of the directors and specified officers of Sofamor Danek specified by Medtronic effective as of the Effective Time; and (d) Medtronic has received letters from PricewaterhouseCoopers LLP, dated the Closing Date and addressed to Medtronic and Sofamor Danek, that as of such date neither Sofamor Danek nor any of its shareholders that are affiliates have taken or agreed to take any actions that would prevent Medtronic from accounting for the Merger as a pooling of interests (the "Pooling Letters"). Medtronic has agreed that certain matters, including, in particular, developments related to certain product liability litigation pending against Sofamor Danek, will not be relevant for purposes of determining whether any of the conditions to consummation of the Merger have been satisfied.

    In addition, the obligations of Sofamor Danek to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) Medtronic and Merger Subsidiary have performed in all material respects their obligations under the Merger Agreement required to be performed by them; (b) each representation and warranty of Medtronic contained in the Merger Agreement is true as of the Effective Time, except for any inaccuracies that could not reasonably be expected to have a material adverse effect (as defined in the Merger Agreement); (c) Sofamor Danek has received the Pooling Letters; and (d) Sofamor Danek has received an opinion of Shearman & Sterling, to the effect that the Merger will constitute a "tax-free" reorganization for federal income tax purposes, and that opinion will not have been withdrawn or materially changed. Sofamor Danek has already received such tax opinion. See "The Merger--Certain Federal Income Tax Consequences."

    Medtronic, on the one hand, and Sofamor Danek, on the other hand, may waive any failure to comply with any obligation, covenant, agreement, or condition in the Merger Agreement on the part of Sofamor Danek and Medtronic and Merger Subsidiary, respectively. Any waivers granted by Medtronic are conclusively binding on Merger Subsidiary.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT; EFFECTS OF TERMINATION

    Any of the provisions of the Merger Agreement may be amended by written agreement of the respective parties at any time prior to the Effective Time of the Merger. After approval of the Merger by the Sofamor Danek shareholders, however, no amendment may be made that reduces the amount or changes the type of consideration into which each share of Sofamor Danek common stock converts upon consummation of the Merger.

    Even if the Sofamor Danek shareholders approve the Merger, the Boards of Directors of Medtronic and Sofamor Danek can agree at any time to terminate the Merger Agreement without completing the Merger.

    In addition, either company can terminate the Merger Agreement if:

       - the Merger is not completed by April 30, 1999 (or, if the companies receive requests for additional information from regulatory agencies, September 30, 1999), except that neither company can terminate the Merger Agreement if its own breach is the reason the Merger has not been completed, or

       - a law or final court order prohibits the Merger, or

       - the Sofamor Danek shareholders do not approve the Merger, or

       - the other company has materially breached its representations, warranties, or obligations under the Merger Agreement such that the conditions to Closing will not be satisfied. If the breach is curable by the breaching company before April 30, 1999 or September 30, 1999, as the case may be, the non-breaching company cannot terminate the Merger Agreement as long as the breaching company is exercising its best efforts to cure the breach.

    Medtronic can terminate the Merger Agreement if:

       - the Sofamor Danek Board recommends, approves, accepts, or enters into an agreement regarding an alternative transaction, or

       - the Sofamor Danek Board withdraws or modifies its recommendation of the Merger in a manner adverse to Medtronic, or

       - a third party makes a tender offer or exchange offer for Sofamor Danek common stock, and the Sofamor Danek Board either takes no position or does not recommend against acceptance of the offer within 10 business days.

    Sofamor Danek can terminate the Merger Agreement if:

       - Sofamor Danek has not breached the Merger Agreement, and

       - the Sofamor Danek Board authorizes it to enter into an agreement regarding a transaction that the Board believes is more favorable to the Sofamor Danek shareholders than the Merger with Medtronic, and Sofamor Danek notifies Medtronic in writing that it intends to enter into such agreement, and

       - Medtronic does not make a new offer within five business days that is at least as favorable to the Sofamor Danek shareholders, and

       - Sofamor Danek pays the termination fee described below as requested by Medtronic.

    Sofamor Danek has agreed to pay Medtronic a termination fee of $105 million if either:

    the Merger Agreement is terminated by Medtronic because:

       - the Sofamor Danek Board recommends, approves, accepts or enters into an alternative transaction, or

       - after an alternative proposal has been made and the Sofamor Danek Board has not reinstated its recommendation of the Merger prior to termination by Medtronic, the Sofamor Danek Board withdraws or modifies in a manner materially adverse to Medtronic its recommendation of the Merger, or

       - a third party makes a tender offer or exchange offer for Sofamor Danek stock, and the Sofamor Danek Board, within 10 business days, either takes no position or does not recommend against acceptance of the offer, or the Merger Agreement is terminated by Sofamor Danek because:

       - the Sofamor Danek Board, while in compliance with the Merger Agreement, has authorized Sofamor Danek's entry into a transaction that constitutes a superior proposal and Medtronic has not, within five business days of notice of the superior proposal, made an offer that the Sofamor Danek Board, in good faith after consultation with its financial and legal advisors, determines is at least as favorable to Sofamor Danek shareholders, or the Merger Agreement is terminated by either company because:

       - the requisite vote of Sofamor Danek shareholders is not obtained and either a proposal for an alternative transaction is announced or Sofamor Danek enters into an alternative transaction within 12 months of termination of the Merger Agreement.

    Sofamor Danek has agreed to pay Medtronic a termination fee of $65 million:

       - if the Merger Agreement is terminated by Medtronic because the Sofamor Danek Board has withdrawn or modified in a manner materially adverse to Medtronic its recommendation of the Merger and no proposal for an alternative transaction has been made, or

       - if the Merger Agreement is terminated by either company pursuant to any of the termination provisions specified in the Merger Agreement, but termination is available to Medtronic because the Sofamor Danek Board has withdrawn or modified in a manner materially adverse to Medtronic its recommendation of the Merger.

    If, however, Sofamor Danek enters into an agreement providing for an alternative transaction within 12 months of the termination that triggered payment of the $65 million fee, Sofamor Danek will then pay Medtronic an additional fee of $40 million.

EXPENSES AND FEES

    Whether or not the Merger is consummated, all out-of-pocket expenses incurred in connection with the Merger (including but not limited to accounting and legal fees) and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that Medtronic and Sofamor Danek will share equally all expenses related to filing and printing the Registration Statement and this Proxy Statement/Prospectus, the filing fees required under the HSR Act (as defined below) and any foreign merger laws, and the fees charged by PricewaterhouseCoopers for the Pooling Letters.

    Goldman, Sachs & Co. provided certain financial advisory services to Medtronic in connection with the Merger, for which Medtronic has agreed to pay a fee of $4 million.

RESTRICTIONS ON RESALE OF MEDTRONIC COMMON STOCK

    The Medtronic common stock issuable in connection with the Merger has been registered under the Securities Act and will be freely transferable by the recipients, except that this registration does not cover resales by shareholders of Sofamor Danek who may be deemed to control or be under common control with Sofamor Danek at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their shares of Medtronic common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Sofamor Danek has delivered to Medtronic, and agreed to update as necessary, a list identifying all persons who, in Sofamor Danek's opinion, upon advice of counsel, are Affiliates of Sofamor Danek for purposes of Rule 145. Sofamor Danek has delivered to Medtronic from each person already identified as an Affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an Affiliate to deliver to Medtronic at or prior to the Effective Time, an agreement that such persons (1) will not offer to sell, sell, or otherwise dispose of any shares of Medtronic common stock received in the Merger in violation of the Securities Act, and (2) will not sell, transfer, pledge, dispose of, or otherwise reduce such person's risk relative to Medtronic common stock or Sofamor Danek common stock during the period commencing 30 days prior to the Effective Time of the Merger and ending at such time as Medtronic publishes financial results covering at least 30 days of post-Merger combined operations. It is expected that Affiliates will be able to sell such shares without registration and in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the SEC thereunder.


    It is estimated that Affiliates of Sofamor Danek will receive a maximum of approximately 9,020,614 shares of Medtronic common stock upon consummation of the Merger (assuming full exercise of all outstanding Sofamor Danek options held by such Affiliates and assuming a Conversion Ratio of 1.65159). Such shares would constitute approximately 1.7% of the total number of shares of Medtronic common stock anticipated to be outstanding immediately after the Effective Time after giving effect to the shares issued pursuant to the Merger. Solely for illustrative purposes of the foregoing estimate, the Conversion Ratio was calculated by using the December 17, 1998 Medtronic closing sale price of $71.9375 as the assumed Average Stock Price. See "The Merger--Conversion of Sofamor Danek Common Stock in the Merger."


DEREGISTRATION OF SOFAMOR DANEK COMMON STOCK

    If the Merger is consummated, the Sofamor Danek common stock will cease to be quoted on the NYSE, and Medtronic will apply to the SEC for the deregistration of Sofamor Danek common stock under the Exchange Act.

ACCOUNTING TREATMENT OF THE MERGER

    Medtronic intends to account for the Merger as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. Under the pooling of interests method, the recorded assets and liabilities of the companies are carried forward to the combined corporation at their recorded amounts and the income (loss) of the companies constitutes the income (loss) of the combined corporation for the entire fiscal period in which the combination occurs as well as for prior fiscal periods. It is a condition to the obligation of Medtronic and Merger Subsidiary to consummate the Merger that Medtronic and Sofamor Danek shall have received letters from PricewaterhouseCoopers LLP, Medtronic's and Sofamor Danek's independent accountants, dated the closing date, confirming the letters provided by PricewaterhouseCoopers LLP as of the date of the Merger Agreement which stated that (1) based upon the information furnished to PricewaterhouseCoopers LLP and appropriate review and familiarity with Sofamor Danek, subject to customary qualifications, no conditions exist that would preclude Sofamor Danek from being a party to a pooling of interests business combination, and (2) based upon the information furnished to PricewaterhouseCoopers LLP, appropriate review and familiarity with Medtronic, and review of the Merger Agreement, subject to customary qualifications, no conditions exist that would preclude Medtronic's accounting for the Merger as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain material United States federal income tax considerations in connection with the Merger. This discussion merely summarizes certain principal United States federal income tax consequences of the Merger and is not a complete analysis of all of the potential tax effects relevant to the Merger. In this regard, this discussion does not deal with all federal income tax considerations that may be relevant to certain Sofamor Danek shareholders in light of their particular circumstances, or to shareholders subject to special rules under United States federal income tax law, including dealers in securities, shareholders who do not hold their Sofamor Danek common stock as capital assets, foreign persons, tax-exempt entities, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the "Code"). Furthermore, it does not address Sofamor Danek shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. It also does not address the tax consequences of the Merger under foreign, state, or local tax laws.

    SOFAMOR DANEK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM.

    Shearman & Sterling, counsel to Sofamor Danek, has rendered an opinion (the "Tax Opinion") that the Merger will constitute a reorganization under Section 368 of the Code, and that each of Sofamor Danek, Medtronic and Merger Subsidiary will be a party to such reorganization. Neither Sofamor Danek nor Medtronic will request a ruling from the Internal Revenue Service (the "IRS") with regard to any of the United States federal income tax consequences of the Merger. The Tax Opinion is based on and subject to certain assumptions and limitations as well as factual representations received from Sofamor Danek and Medtronic, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

    In accordance with the Tax Opinion, and subject to the assumptions, limitations, and qualifications described in the Tax Opinion and in this discussion, it is the opinion of Shearman & Sterling that the material United States federal income tax consequences of the Merger can be summarized as follows:

    - Sofamor Danek, Medtronic, and Merger Subsidiary will not recognize gain or loss solely as a result of Medtronic's issuance of Medtronic common stock to the Sofamor Danek shareholders in the Merger and the transfer by operation of law of Merger Subsidiary's assets and liabilities to Sofamor Danek pursuant to the Merger;

    - Sofamor Danek's shareholders will not recognize gain or loss upon their receipt in the Merger of Medtronic common stock in exchange for their shares of Sofamor Danek common stock, except to the extent of cash received in lieu of a fractional share of Medtronic common stock;

    - The aggregate tax basis of Medtronic common stock received in the Merger will be the same as the aggregate tax basis of the Sofamor Danek common stock surrendered in exchange for the Medtronic common stock (reduced by any amount of tax basis allocable to a fractional share interest in Medtronic common stock for which cash is received);

    - The holding period of each share of Medtronic common stock received by a Sofamor Danek shareholder in the Merger will include the period during which such Sofamor Danek shareholder held his or her Sofamor Danek common stock surrendered in exchange therefor; and

    - Cash payments in lieu of a fractional share should be treated as if a fractional share of Medtronic common stock had been issued in the Merger and then redeemed by Medtronic, and capital gain or loss generally should be recognized by a Sofamor Danek shareholder in respect of such payment equal to the difference (if any) between the amount of cash received and such shareholder's allocable tax basis in the fractional share (which will be a pro rata portion of the shareholder's tax basis in the Medtronic common stock received in the Merger).

    LIMITATIONS ON OPINION AND DISCUSSION. As noted earlier, the Tax Opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by Sofamor Danek and Medtronic, and the consummation of the Merger in accordance with the terms of the Merger Agreement and applicable state law. Furthermore, the Tax Opinion will not bind the IRS and, therefore, the IRS is not precluded from asserting a contrary position. The Tax Opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the Tax Opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.

INDEMNIFICATION

    Under the Merger Agreement, Medtronic has agreed to continue to indemnify the present and former officers and directors of Sofamor Danek for a period of at least six years following the Merger with respect to acts or omissions occurring prior to the Effective Time, to the extent that they are currently indemnified under Sofamor Danek's Articles of Incorporation and Bylaws as of the date of the Merger Agreement. Medtronic has also agreed to provide directors' and officers' liability insurance coverage, comparable to that currently maintained by Sofamor Danek, for three years after the Effective Time. See "The Merger-- Interests of Sofamor Danek's Directors and Officers in the Merger."

REGULATORY REQUIREMENTS


    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the Merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") and certain waiting period requirements have been satisfied. Medtronic and Sofamor Danek each furnished such information, and the applicable waiting period under the HSR Act expired on December 12, 1998.


    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Sofamor Danek or Medtronic. Sofamor Danek and Medtronic believe that the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the results will be.

    Due to the international scope of Medtronic's and Sofamor Danek's businesses, regulatory filings may also be required in certain European and other jurisdictions. Medtronic and Sofamor Danek are in the process of determining whether any such filings will be required, but they do not expect any such filings to affect the expected timing of the Merger.

    Other than as described in this Proxy Statement/Prospectus, the Merger does not require the approval of any federal, state, or other agency. See "The Merger--Conditions to Consummation of the Merger; Waiver."

NO DISSENTERS' RIGHTS

    Under Indiana law, Sofamor Danek shareholders are not entitled to dissenters' rights in connection with the Merger. Medtronic shareholders are also not entitled to dissenters' rights in connection with the Merger.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Medtronic common stock is listed and traded on the New York Stock Exchange (symbol: MDT), and it is a condition to all parties' obligations to consummate the Merger that the Medtronic common stock to be issued in the Merger be approved for such listing. Sofamor Danek common stock is also traded on the NYSE (symbol: SDG).

    The following table sets forth, for the quarters indicated, the high and low sales prices per share of Medtronic common stock on the NYSE and the cash dividends paid per share of Medtronic common stock. Also set forth, for the calendar period indicated, are the high and low sales prices per share of Sofamor Danek common stock as reported by the NYSE.


                                                                                                SOFAMOR DANEK
                                                            MEDTRONIC COMMON STOCK              COMMON STOCK
                                                      -----------------------------------  -----------------------
                                                         HIGH        LOW       DIVIDENDS      HIGH         LOW
                                                      ----------  ----------  -----------  -----------  ----------
CALENDAR 1996
First Quarter.......................................  $  31.3125  $  22.25     $   .0325   $   35.75    $  23.50
Second Quarter......................................  $  29.875   $  24.375    $   .0325   $   37.25    $  24.625
Third Quarter.......................................  $  32.4375  $  23.50     $   .0475   $   30.875   $  21.00
Fourth Quarter......................................  $  34.9375  $  30.25     $   .0475   $   32.625   $  23.75

CALENDAR 1997
First Quarter.......................................  $  35.875   $  28.8125   $   .0475   $   44.00    $  30.375
Second Quarter......................................  $  44.4375  $  30.375    $   .0475   $   47.25    $  35.25
Third Quarter.......................................  $  49.25    $  42.50     $   .055    $   57.125   $  43.9375
Fourth Quarter......................................  $  52.75    $  40.5625   $   .055    $   73.8125  $  56.25

CALENDAR 1998
First Quarter.......................................  $  58.4375  $  45.4375   $   .055    $   87.00    $  60.9375
Second Quarter......................................  $  66.00    $  47.9375   $   .055    $   89.625   $  77.375
Third Quarter.......................................  $  72.75    $  51.00     $   .065    $   98.00    $  77.00
Fourth Quarter (through December 17)................  $  72.125   $  48.375    $   .065    $  118.625   $  73.625


    Sofamor Danek has never paid cash dividends. Under the Merger Agreement, Sofamor Danek has agreed not to pay any dividends on Sofamor Danek common stock prior to the Merger. Medtronic has paid regular quarterly cash dividends on Medtronic common stock since 1978. It is expected that the Board of Directors of Medtronic will continue the practice of declaring cash dividends on a quarterly basis; however, no assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings, financial requirements of Medtronic and its subsidiaries, and other factors.


    In the Merger, shares of Sofamor Danek common stock will be converted into shares of Medtronic common stock based on the Conversion Ratio, which equals $115 divided by the Average Stock Price for the 15 consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Special Meeting, but subject to a minimum Conversion Ratio of 1.65159 and a maximum Conversion Ratio of 2.01861. On October 30, 1998, the last trading day preceding public announcement of the Merger, the reported closing sale price of Medtronic common stock on the NYSE was $65.00 per share, resulting in an implied Conversion Ratio (if it were determined based on the closing sale price that day) of 1.76923. On that day, the reported closing sale price of Sofamor Danek common stock on the NYSE was $101.625 per share. On December 17, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing sale price of Medtronic common stock on the NYSE was $71.9375 per share, resulting in an implied Conversion Ratio (if it were determined based on the closing sale price that day) of 1.65159. The reported closing sale price of Sofamor Danek common stock on the NYSE on that day was $117.875 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.



    As of December 21, 1998, there were approximately 32,500 registered holders of Medtronic common stock and approximately 825 registered holders of Sofamor Danek common stock.

                              RECENT DEVELOPMENTS

AVECOR CARDIOVASCULAR INC.

    On July 13, 1998, Medtronic announced that it had entered into an agreement to acquire AVECOR Cardiovascular Inc. ("Avecor"), a company that develops, manufactures, and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support. Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, a wholly-owned subsidiary of Medtronic created for the Avecor acquisition will merge with and into Avecor. Avecor will then become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using the purchase accounting method. Under the original agreement, each outstanding share of stock of Avecor would be exchanged for the right to receive the portion of a share of Medtronic common stock equal to $11.125 divided by the average of the daily closing sale prices of a share of Medtronic common stock as reported on the NYSE Composite Tape for the 18 consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the effective time of the Avecor merger. The shareholders of Avecor voted and approved the acquisition on October 28, 1998.

    On November 24, 1998, Avecor announced that it had received an unsolicited offer from a third party to purchase all of Avecor's outstanding common stock at a price of $13 per share. On December 6, 1998, Medtronic and Avecor announced an amendment to their acquisition agreement, which calls for $13 in Medtronic common stock to be issued in the transaction for each Avecor share, or a total of approximately $106 million. Avecor agreed not to explore alternative acquisition proposals and ceased discussions with the third party. The amended agreement also requires Medtronic to pay up to $10 million to Avecor if the merger is not completed by March 15, 1999, due to failure to obtain FTC clearance by that date. Medtronic intends to complete the acquisition following receipt of FTC clearance.

ARTERIAL VASCULAR ENGINEERING, INC.

    On November 30, 1998, Medtronic announced that it had entered into an agreement to acquire Arterial Vascular Engineering, Inc. ("AVE"), a company that designs and manufactures minimally invasive solutions for the treatment of coronary artery and peripheral vascular disease. Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, a wholly-owned subsidiary of Medtronic created for the AVE acquisition will merge with and into AVE. AVE will then become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using the pooling-of-interests method. In the AVE merger, which is valued at approximately $3.7 billion, each outstanding share of stock of AVE will be exchanged for the right to receive shares of Medtronic common stock equal to $54.00 divided by the average of the daily closing sale prices of a share of Medtronic common stock as reported on the NYSE Composite Tape for the 15 NYSE trading days ending on the second NYSE trading day preceding the AVE shareholders' meeting for the merger. The price is subject to certain collar provisions. It is expected that the AVE acquisition will be completed in the first or second calendar quarter of 1999, but there can be no assurance that the acquisition will be completed successfully.


    On October 1, 1998, AVE completed the acquisition of the coronary catheter lab business of C.R. Bard, Inc. In connection with the acquisition, AVE recorded an in-process research and development charge of $98 million. In addition, on December 14 AVE acquired World Medical Manufacturing Corporation for approximately $62 million in AVE common stock. In connection with the purchase, AVE expects to record an in-process research and development charge of approximately $42 million. For more information on these AVE acquisitions, see
Note 4 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements on page 43.


OTHER INVESTMENTS AND ACQUISITIONS

    Medtronic has historically been, and continues to be, actively engaged in exploring business opportunities through investments and acquisitions. As such, at any particular time, in addition to investments and acquisitions for which definitive agreements have been executed and publicly announced, Medtronic is routinely reviewing several other investment and acquisition opportunities of varying magnitude and significance or negotiating the terms of such potential investments and acquisitions prior to the execution of definitive agreements and public announcements thereof.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma financial statements give effect to the mergers of Medtronic with each of Sofamor Danek and Arterial Vascular Engineering, Inc. (AVE), each of which will be accounted for as a pooling of interests. The unaudited pro forma condensed combined balance sheets give effect to these transactions as if they had occurred on October 30, 1998. The unaudited pro forma condensed combined statements of operations give effect to these transactions as if they had occurred as of May 1, 1995, the beginning of the earliest period presented.

    The operating results for Sofamor Danek have been converted as described below from its fiscal year end (December 31) to Medtronic's fiscal year end (April 30). The operating results for AVE have been converted as described below from its fiscal year end (June 30) to Medtronic's fiscal year end (April 30).

    For pro forma purposes, (i) Medtronic's unaudited consolidated balance sheet as of October 30, 1998 has been combined with Sofamor Danek's and AVE's unaudited consolidated balance sheets as of September 30, 1998, and (ii) Medtronic's unaudited consolidated statements of operations for the six months ended October 30, 1998 and October 31, 1997 and audited statements of operations for the fiscal years ended April 30, 1998, 1997 and 1996 have been combined with Sofamor Danek's and AVE's unaudited consolidated statements of operations for the six months ended September 30, 1998 and 1997 and 12 months ended March 31, 1998, 1997 and 1996, respectively, on a pooling of interests basis.

    These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future. These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Medtronic and Sofamor Danek incorporated by reference herein. Additional information on AVE may be obtained through review of AVE's public filings with the SEC.


    As indicated in the footnotes to these pro forma financial statements, certain pro forma adjustments have been made assuming, solely for the illustrative purposes of these pro forma financial statements, a conversion ratio of 1.65159 for the Sofamor Danek merger and a conversion ratio of 0.75065 for the AVE merger (in each case, based on the closing price of Medtronic common stock on December 17, 1998).

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                             AS OF OCTOBER 30, 1998

                                 (IN THOUSANDS)

                                                                        PRO FORMA
                                                                      MEDTRONIC AND                              PRO FORMA
                                              SOFAMOR     PRO FORMA   SOFAMOR DANEK               PRO FORMA    MEDTRONIC AND
                                MEDTRONIC      DANEK     ADJUSTMENTS    COMBINED        AVE      ADJUSTMENTS   AVE COMBINED
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
ASSETS
Current assets:
  Cash and cash
    equivalents..............   $ 572,341    $  70,132                 $   642,473   $ 135,555                  $   707,896
  Short-term investments.....     244,044        9,535                     253,579      96,729                      340,773
  Accounts receivable, net...     706,531      108,027                     814,558      90,456                      796,987
  Inventories:
    Finished goods...........     205,722       41,417                     247,139       5,486                      211,208
    Work in process..........      88,273        4,771                      93,044       2,786                       91,059
    Raw materials............     130,596        2,704                     133,300       3,272                      133,868
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
      Total inventories......     424,591       48,892                     473,483      11,544                      436,135
Prepaid expenses and other
  current assets.............     324,031       67,967                     391,998      23,729                      347,760
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
    Total current assets.....   2,271,538      304,553                   2,576,091     358,013                    2,629,551

Property, plant, and
  equipment, net.............     565,107       56,449                     621,556      78,573                      643,680
Goodwill and other intangible
  assets, net................     673,357      103,803                     777,160      --                          673,357
Long-term investments........     210,801        1,397                     212,198      --                          210,801
Other assets.................     113,772       66,014                     179,786       1,341                      115,113
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
    Total assets.............   $3,834,575   $ 532,216       --        $ 4,366,791   $ 437,927       --         $ 4,272,502
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Short-term borrowings......   $ 201,320    $  18,085                 $   219,405      --                      $   201,320
  Accounts payable...........      96,179        8,909                     105,088   $  11,718                      107,897
  Accrued liabilities........     476,594       85,605                     562,199      87,227                      563,821
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
    Total current
      liabilities............     774,093      112,599                     886,692      98,945                      873,038
Long-term debt...............      19,534       18,067                      37,601      --                           19,534
Deferred tax liabilities.....         509       --                             509      --                              509
Other long-term
  liabilities................     130,293       20,317                     150,610      --                          130,293
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
    Total liabilities........     924,429      150,983                   1,075,412      98,945                    1,023,374
Shareholders' equity:
  Common stock...............      48,934      182,977    $(178,532)(a)       53,379        64    $   4,769(b)  $    53,767
  Retained earnings..........   2,963,360      199,682    $ 178,532(a)    3,341,574    339,909    $  (4,769)(b)    3,298,500
  Accumulated other non-owner
    changes in equity........     (75,998)      (1,426)                    (77,424)       (991)                     (76,989)
  Receivable from Employee
    Stock Ownership Plan.....     (26,150)      --                         (26,150)     --                          (26,150)
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
    Total shareholders'
      equity.................   2,910,146      381,233       --          3,291,379     338,982       --           3,249,128
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
    Total liabilities and
      shareholders' equity...   $3,834,575   $ 532,216       --        $ 4,366,791   $ 437,927       --         $ 4,272,502
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------
                               -----------  -----------  -----------  -------------  ---------  -------------  -------------

                                PRO FORMA
                               MEDTRONIC,
                                 SOFAMOR
                                DANEK AND
                                   AVE
                                COMBINED
                               -----------
ASSETS
Current assets:
  Cash and cash
    equivalents..............   $ 778,028
  Short-term investments.....     350,308
  Accounts receivable, net...     905,014
  Inventories:
    Finished goods...........     252,625
    Work in process..........      95,830
    Raw materials............     136,572
                               -----------
      Total inventories......     485,027
Prepaid expenses and other
  current assets.............     415,727
                               -----------
    Total current assets.....   2,934,104
Property, plant, and
  equipment, net.............     700,129
Goodwill and other intangible
  assets, net................     777,160
Long-term investments........     212,198
Other assets.................     181,127
                               -----------
    Total assets.............   $4,804,718
                               -----------
                               -----------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Short-term borrowings......   $ 219,405
  Accounts payable...........     116,806
  Accrued liabilities........     649,426
                               -----------
    Total current
      liabilities............     985,637
Long-term debt...............      37,601
Deferred tax liabilities.....         509
Other long-term
  liabilities................     150,610
                               -----------
    Total liabilities........   1,174,357
Shareholders' equity:
  Common stock...............      58,212
  Retained earnings..........   3,676,714
  Accumulated other non-owner
    changes in equity........     (78,415)
  Receivable from Employee
    Stock Ownership Plan.....     (26,150)
                               -----------
    Total shareholders'
      equity.................   3,630,361
                               -----------
    Total liabilities and
      shareholders' equity...   $4,804,718
                               -----------
                               -----------


------------------------------

(a) Reflects 26,914,000 Sofamor Danek no par common shares outstanding at September 30, 1998 exchanged for 44,450,883 Medtronic $.10 par common shares assuming a 1.65159 conversion ratio.


(b) Reflects 64,386,000 AVE $.001 par common shares outstanding at September 30, 1998 exchanged for 48,331,351 Medtronic $.10 par common shares assuming a
    0.75065 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED OCTOBER 30, 1998

                                 (IN THOUSANDS)

                                                                          PRO FORMA
                                                                        MEDTRONIC AND                              PRO FORMA
                                              SOFAMOR      PRO FORMA    SOFAMOR DANEK               PRO FORMA    MEDTRONIC AND
                                MEDTRONIC      DANEK      ADJUSTMENTS     COMBINED        AVE      ADJUSTMENTS   AVE COMBINED
                               -----------  -----------  -------------  -------------  ---------  -------------  -------------
Net sales....................   $1,434,060   $ 195,230                   $ 1,629,290   $ 343,145                  $ 1,777,205
Costs and expenses:
  Cost of products sold......     402,085       35,883                       437,968      56,573                      458,658
  Research and development
    expense..................     160,048       14,850                       174,898      27,535                      187,583
  Selling, general, and
    administrative expense...     413,196       89,157                       502,353      78,281                      491,477
  Non-recurring charges......      21,101        8,000                        29,101      --                           21,101
  Interest expense...........       5,222        1,345                         6,567      --                            5,222
  Interest income............     (17,163)      --                           (17,163)     (5,274)                     (22,437)
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
    Total costs and
      expenses...............     984,489      149,235                     1,133,724     157,115                    1,141,604
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
Earnings before income
  taxes......................     449,571       45,995                       495,566     186,030                      635,601
Provision for income taxes...     150,136       14,371                       164,507      73,438                      223,574
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
Net earnings.................   $ 299,435    $  31,624                   $   331,059   $ 112,592                  $   412,027
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
Weighted average shares
  outstanding................     479,553       26,669        17,377(c)      523,599      62,853      (15,672)(d)      526,734
Basic earnings per share.....   $    0.62    $    1.19                   $      0.63   $    1.79                  $      0.78
Earnings per share assuming
  dilution...................   $    0.61    $    1.08                   $      0.62   $    1.71                  $      0.77
Weighted average shares
  outstanding assuming
  dilution...................     486,909       29,194        19,022(c)      535,125      65,964      (16,448)(d)      536,425

                                PRO FORMA
                               MEDTRONIC,
                                 SOFAMOR
                                DANEK AND
                                   AVE
                                COMBINED
                               -----------
Net sales....................   $1,972,435
Costs and expenses:
  Cost of products sold......     494,541
  Research and development
    expense..................     202,433
  Selling, general, and
    administrative expense...     580,634
  Non-recurring charges......      29,101
  Interest expense...........       6,567
  Interest income............     (22,437)
                               -----------
    Total costs and
      expenses...............   1,290,839
                               -----------
Earnings before income
  taxes......................     681,596
Provision for income taxes...     237,945
                               -----------
Net earnings.................   $ 443,651
                               -----------
                               -----------
Weighted average shares
  outstanding................     570,780
Basic earnings per share.....   $    0.78
Earnings per share assuming
  dilution...................   $    0.76
Weighted average shares
  outstanding assuming
  dilution...................     584,641


------------------------------

(c) Represents 26,669,000 weighted average shares outstanding and 29,194,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 44,046,000 weighted average shares outstanding and 48,216,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.65159 conversion ratio.


(d) Represents 62,853,000 weighted average shares outstanding and 65,964,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 47,181,000 weighted average shares outstanding and 49,516,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.75065 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1997

                                 (IN THOUSANDS)

                                                                           PRO FORMA
                                                                         MEDTRONIC AND                              PRO FORMA
                                               SOFAMOR      PRO FORMA    SOFAMOR DANEK               PRO FORMA    MEDTRONIC AND
                                 MEDTRONIC      DANEK      ADJUSTMENTS     COMBINED        AVE      ADJUSTMENTS   AVE COMBINED
                                -----------  -----------  -------------  -------------  ---------  -------------  -------------
Net sales.....................   $1,377,508   $ 151,619                   $ 1,529,127   $  48,485                  $ 1,425,993
Costs and expenses:
  Cost of products sold.......     364,127       27,291                       391,418      10,466                      374,593
  Research and development
    expense...................     151,820        9,589                       161,409       9,600                      161,420
  Selling, general, and
    administrative expense....     417,777       71,161                       488,938      14,328                      432,105
  Interest expense............       4,661        3,045                         7,706      --                            4,661
  Interest income.............     (10,331)      --                           (10,331)     (1,996)                     (12,327)
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
    Total costs and
      expenses................     928,054      111,086                     1,039,140      32,398                      960,452
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Earnings before income
  taxes.......................     449,454       40,533                       489,987      16,087                      465,541
Provision for income taxes....     155,095       12,476                       167,571       5,631                      160,726
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Net earnings..................   $ 294,359    $  28,057                   $   322,416   $  10,456                  $   304,815
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Weighted average shares
  outstanding.................     476,872       24,786        16,150(e)      517,808      59,366      (14,803)(f)      521,435
Basic earnings per share......   $    0.62    $    1.13                   $      0.62   $    0.18                  $      0.58
Earnings per share assuming
  dilution....................   $    0.61    $    1.05                   $      0.61   $    0.16                  $      0.57
Weighted average shares
  outstanding assuming
  dilution....................     484,847       26,696        17,394(e)      528,937      64,005      (15,960)(f)      532,892

                                 PRO FORMA
                                MEDTRONIC,
                                  SOFAMOR
                                 DANEK AND
                                    AVE
                                 COMBINED
                                -----------
Net sales.....................   $1,577,612
Costs and expenses:
  Cost of products sold.......     401,884
  Research and development
    expense...................     171,009
  Selling, general, and
    administrative expense....     503,266
  Interest expense............       7,706
  Interest income.............     (12,327)
                                -----------
    Total costs and
      expenses................   1,071,538
                                -----------
Earnings before income
  taxes.......................     506,074
Provision for income taxes....     173,202
                                -----------
Net earnings..................   $ 332,872
                                -----------
                                -----------
Weighted average shares
  outstanding.................     562,371
Basic earnings per share......   $    0.59
Earnings per share assuming
  dilution....................   $    0.58
Weighted average shares
  outstanding assuming
  dilution....................     576,982


------------------------------

(e) Represents 24,786,000 weighted average shares outstanding and 26,696,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 40,936,000 weighted average shares outstanding and 44,090,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.65159 conversion ratio.


(f) Represents 59,366,000 weighted average shares outstanding and 64,005,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 44,563,000 weighted average shares outstanding and 48,045,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.75065 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 1998

                                 (IN THOUSANDS)

                                                                          PRO FORMA
                                                                        MEDTRONIC AND                              PRO FORMA
                                              SOFAMOR      PRO FORMA    SOFAMOR DANEK               PRO FORMA    MEDTRONIC AND
                                MEDTRONIC      DANEK      ADJUSTMENTS     COMBINED        AVE      ADJUSTMENTS   AVE COMBINED
                               -----------  -----------  -------------  -------------  ---------  -------------  -------------
Net sales....................   $2,783,371   $ 331,596                   $ 3,114,967   $ 227,991                  $ 3,011,362
Costs and expenses:
  Cost of products sold......     760,016       61,446                       821,462      45,668                      805,684
  Research and development
    expense..................     317,957       21,251                       339,208      28,732                      346,689
  Selling, general, and
    administrative expense...     809,546      155,939                       965,485      61,881                      871,427
  Non-recurring charges......     192,400       --                           192,400      --                          192,400
  Interest expense...........       9,756        5,498                        15,254      --                            9,756
  Interest income............     (22,927)      --                           (22,927)     (4,438)                     (27,365)
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
    Total costs and
      expenses...............   2,066,748      244,134                     2,310,882     131,843                    2,198,591
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
Earnings before income
  taxes......................     716,623       87,462                       804,085      96,148                      812,771
Provision for income taxes...     249,746       26,957                       276,703      35,696                      285,442
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
Net earnings.................   $ 466,877    $  60,505                   $   527,382   $  60,452                  $   527,329
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
                               -----------  -----------       ------    -------------  ---------  -------------  -------------
Weighted average shares
  outstanding................     477,243       25,039        16,314(g)      518,596      61,136      (15,244)(h)      523,135
Basic earnings per share.....   $    0.98    $    2.42                   $      1.02   $    0.99                  $      1.01
Earnings per share assuming
  dilution...................   $    0.96    $    2.22                   $      1.00   $    0.93                  $      0.99
Weighted average shares
  outstanding assuming
  dilution...................     484,126       27,197        17,721(g)      529,044      64,675      (16,127)(h)      532,674

                                PRO FORMA
                               MEDTRONIC,
                                 SOFAMOR
                                DANEK AND
                                   AVE
                                COMBINED
                               -----------
Net sales....................   $3,342,958
Costs and expenses:
  Cost of products sold......     867,130
  Research and development
    expense..................     367,940
  Selling, general, and
    administrative expense...   1,027,366
  Non-recurring charges......     192,400
  Interest expense...........      15,254
  Interest income............     (27,365)
                               -----------
    Total costs and
      expenses...............   2,442,725
                               -----------
Earnings before income
  taxes......................     900,233
Provision for income taxes...     312,399
                               -----------
Net earnings.................   $ 587,834
                               -----------
                               -----------
Weighted average shares
  outstanding................     564,488
Basic earnings per share.....   $    1.04
Earnings per share assuming
  dilution...................   $    1.02
Weighted average shares
  outstanding assuming
  dilution...................     577,592


------------------------------

(g) Represents 25,039,000 weighted average shares outstanding and 27,197,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 41,353,000 weighted average shares outstanding and 44,918,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.65159 conversion ratio.


(h) Represents 61,136,000 weighted average shares outstanding and 64,675,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 45,892,000 weighted average shares outstanding and 48,548,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.75065 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 1997

                                 (IN THOUSANDS)

                                                                           PRO FORMA
                                                                         MEDTRONIC AND                              PRO FORMA
                                               SOFAMOR      PRO FORMA    SOFAMOR DANEK               PRO FORMA    MEDTRONIC AND
                                 MEDTRONIC      DANEK      ADJUSTMENTS     COMBINED        AVE      ADJUSTMENTS   AVE COMBINED
                                -----------  -----------  -------------  -------------  ---------  -------------  -------------
Net sales.....................   $2,609,361   $ 260,066                   $ 2,869,427   $  75,123                  $ 2,684,484
Costs and expenses:
  Cost of products sold.......     692,964       46,759                       739,723      13,991                      706,955
  Research and development
    expense...................     299,662       17,018                       316,680       8,792                      308,454
  Selling, general, and
    administrative expense....     807,852      125,109                       932,961      18,593                      826,445
  Non-recurring charges.......      --           50,000                        50,000      --                          --
  Interest expense............      11,254        4,143                        15,397      --                           11,254
  Interest income.............     (34,047)      --                           (34,047)     (4,255)                     (38,302)
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
    Total costs and
      expenses................   1,777,685      243,029                     2,020,714      37,121                    1,814,806
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Earnings before income
  taxes.......................     831,676       17,037                       848,713      38,002                      869,678
Provision for income taxes....     287,092        3,181                       290,273      13,286                      300,378
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Net earnings..................   $ 544,584    $  13,856                   $   558,440   $  24,716                  $   569,300
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Weighted average shares
  outstanding.................     485,506       24,384        15,888(i)      525,778      57,647      (14,374)(j)      528,779
Basic earnings per share......   $    1.12    $    0.57                   $      1.06   $    0.43                  $      1.08
Earnings per share assuming
  dilution....................   $    1.10    $    0.53                   $      1.04   $    0.39                  $      1.05
Weighted average shares
  outstanding assuming
  dilution....................     494,019       26,137        17,031(i)      537,187      62,905      (15,686)(j)      541,238

                                 PRO FORMA
                                MEDTRONIC,
                                  SOFAMOR
                                 DANEK AND
                                    AVE
                                 COMBINED
                                -----------
Net sales.....................   $2,944,550
Costs and expenses:
  Cost of products sold.......     753,714
  Research and development
    expense...................     325,472
  Selling, general, and
    administrative expense....     951,554
  Non-recurring charges.......      50,000
  Interest expense............      15,397
  Interest income.............     (38,302)
                                -----------
    Total costs and
      expenses................   2,057,835
                                -----------
Earnings before income
  taxes.......................     886,715
Provision for income taxes....     303,559
                                -----------
Net earnings..................   $ 583,156
                                -----------
                                -----------
Weighted average shares
  outstanding.................     569,051
Basic earnings per share......   $    1.02
Earnings per share assuming
  dilution....................   $    1.00
Weighted average shares
  outstanding assuming
  dilution....................     584,406


------------------------------

(i) Represents 24,384,000 weighted average shares outstanding and 26,137,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 40,272,000 weighted average shares outstanding and 43,168,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.65159 conversion ratio.


(j) Represents 57,647,000 weighted average shares outstanding and 62,905,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 43,273,000 weighted average shares outstanding and 47,219,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.75065 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 1996

                                 (IN THOUSANDS)

                                                                           PRO FORMA
                                                                         MEDTRONIC AND                              PRO FORMA
                                               SOFAMOR      PRO FORMA    SOFAMOR DANEK               PRO FORMA    MEDTRONIC AND
                                 MEDTRONIC      DANEK      ADJUSTMENTS     COMBINED        AVE      ADJUSTMENTS   AVE COMBINED
                                -----------  -----------  -------------  -------------  ---------  -------------  -------------
Net sales.....................   $2,326,836   $ 199,077                   $ 2,525,913   $  44,128                  $ 2,370,964
Costs and expenses:
  Cost of products sold.......     664,531       40,906                       705,437       9,726                      674,257
  Research and development
    expense...................     263,933       14,264                       278,197       5,379                      269,312
  Selling, general, and
    administrative expense....     747,245       93,166                       840,411       6,545                      753,790
  Interest expense............      10,531        3,400                        13,931      --                           10,531
  Interest income.............     (31,124)      --                           (31,124)       (502)                     (31,626)
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
    Total costs and
      expenses................   1,655,116      151,736                     1,806,852      21,148                    1,676,264
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Earnings before income
  taxes.......................     671,720       47,341                       719,061      22,980                      694,700
Provision for income taxes....     235,582       10,677                       246,259       7,762                      243,344
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Net earnings..................   $ 436,138    $  36,664                   $   472,802   $  15,218                  $   451,356
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
                                -----------  -----------       ------    -------------  ---------  -------------  -------------
Weighted average shares
  outstanding.................     482,923       23,934        15,595(k)      522,452      42,184      (10,519)(l)      514,588
Basic earnings per share......   $    0.90    $    1.53                   $      0.90   $    0.36                  $      0.88
Earnings per share assuming
  dilution....................   $    0.89    $    1.44                   $      0.88   $    0.28                  $      0.85
Weighted average shares
  outstanding assuming
  dilution....................     492,209       25,533        16,637(k)      534,379      54,773      (13,657)(l)      533,325

                                 PRO FORMA
                                MEDTRONIC,
                                  SOFAMOR
                                 DANEK AND
                                    AVE
                                 COMBINED
                                -----------
Net sales.....................   $2,570,041
Costs and expenses:
  Cost of products sold.......     715,163
  Research and development
    expense...................     283,576
  Selling, general, and
    administrative expense....     846,956
  Interest expense............      13,931
  Interest income.............     (31,626)
                                -----------
    Total costs and
      expenses................   1,828,000
                                -----------
                                -----------
Earnings before income
  taxes.......................     742,041
Provision for income taxes....     254,021
                                -----------
Net earnings..................   $ 488,020
                                -----------
                                -----------
Weighted average shares
  outstanding.................     554,117
Basic earnings per share......   $    0.88
Earnings per share assuming
  dilution....................   $    0.85
Weighted average shares
  outstanding assuming
  dilution....................     575,495


------------------------------

(k) Represents 23,934,000 weighted average shares outstanding and 25,533,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 39,529,000 weighted average shares outstanding and 42,170,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.65159 conversion ratio.


(l) Represents 42,184,000 weighted average shares outstanding and 54,773,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 31,665,000 weighted average shares outstanding and 41,116,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.75065 conversion ratio.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma financial statements give effect to the mergers of Medtronic with each of Sofamor Danek and Arterial Vascular Engineering, Inc.
(AVE) using the pooling of interests method of accounting. The unaudited pro forma condensed combined balance sheets give effect to these transactions as if they had occurred on October 30, 1998. The unaudited pro forma condensed combined statements of operations give effect to these transactions as if they had occurred as of May 1, 1995, the beginning of the earliest period presented.

    The pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future.

    These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Medtronic and Sofamor Danek incorporated by reference herein. Additional information on AVE may be obtained through review of AVE's public filings with the Securities and Exchange Commission.

NOTE 2

    The unaudited pro forma condensed combined balance sheets reflect Medtronic's unaudited consolidated balance sheet as of October 30, 1998 combined with Sofamor Danek's and AVE's unaudited consolidated balance sheets as of September 30, 1998.

NOTE 3

    The unaudited pro forma condensed combined statements of operations reflect Medtronic's unaudited consolidated statements of operations for the six months ended October 30, 1998 and October 31, 1997 and audited statements of operations for the fiscal years ended years ended April 30, 1998, 1997 and 1996 combined with Sofamor Danek's and AVE's unaudited consolidated statements of operations for the six months ended September 30, 1998 and 1997 and 12 months ended March 31, 1998, 1997 and 1996, respectively, on a pooling of interests basis.

NOTE 4

    The unaudited pro forma condensed combined financial statements do not give effect to AVE's acquisition of the Bard Cath Lab Business which was consummated on October 1, 1998. The Bard Cath Lab acquisition has not been included in the unaudited pro forma condensed combined financial statements because it does not constitute a significant business combination and disclosure is not deemed to be material. The Bard Cath Lab business includes a broad range of catheter-based technologies including PTCA balloon catheters, guidewires, guide catheters, coronary diagnostic catheters and guidewires, introducers and vessel closure devices, coronary stents, and various other components and accessories. AVE's acquisition of Bard Cath Lab was accounted for as a purchase business combination. The purchase price of $550 million was allocated to tangible net assets of $54 million, in process research and development of $98 million, intangible assets of $73 million and goodwill of $325 million. The in-process research and development charge of $98 million was recorded by AVE in October 1998.


    On December 14, 1998, AVE acquired World Medical Manufacturing Corporation (World Medical), a manufacturer of medical devices for the treatment of abdominal aortic aneurysms, for $62 million. The World Medical acquisition has not been included in the unaudited pro forma condensed combined financial statements because it does not constitute a significant business combination and disclosure is not deemed to be material. In connection with the purchase business combination, AVE expects to record an in-process research and development charge of approximately $42 million.



NOTE 5



    In addition to professional fees and change-in-control payments in connection with the AVE transaction, Medtronic expects that there will be additional costs incurred related to closing duplicate facilities and eliminating duplicate administrative functions. The total costs incurred may exceed $100 million.



NOTE 6


    The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting principles, if any, is not expected to be material.

        COMPARISON OF RIGHTS OF MEDTRONIC AND SOFAMOR DANEK SHAREHOLDERS

    Medtronic and Sofamor Danek are incorporated under the laws of Minnesota and Indiana, respectively. Upon consummation of the Merger, shareholders of Sofamor Danek will become shareholders of Medtronic, and their rights will be governed by the laws of Minnesota, not Indiana. The rights of Medtronic shareholders under Medtronic's Restated Articles of Incorporation as amended ("Medtronic's Articles") and Medtronic's Bylaws differ in certain respects from the rights of Sofamor Danek shareholders under Sofamor Danek's Articles of Incorporation ("Sofamor Danek's Articles") and Sofamor Danek's Bylaws. Certain significant differences between the rights of Medtronic shareholders and Sofamor Danek shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of Sofamor Danek and the rights of shareholders of Medtronic.

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS

    CLASSIFICATION. Medtronic's Articles provide for a classified Board of Directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. Sofamor Danek's Articles and Bylaws do not similarly classify its Board of Directors, and directors are elected each year for a one-year term. Both Medtronic's Articles and Sofamor Danek's Bylaws provide for vacancies on the Board to be filled by a vote of the majority of the remaining Board members.

    REMOVAL. Medtronic's Articles provide that directors may be removed, with or without cause, only by the vote of not less than 75% of the voting power of all then outstanding voting shares. Sofamor Danek's Bylaws provide that directors may be removed, with or without cause, at any meeting of the Board by the affirmative vote of a majority of the other directors. In addition, any Sofamor Danek director may be removed, with or without cause, by the holders of a majority of shares entitled to vote for the election of directors. If a Sofamor Danek director is elected by a voting group of shareholders, however, only the shareholders of that voting group may participate in the vote to remove that director.

    NOMINATION. Medtronic's Articles provide that nominations for the election of directors may be made by or at the direction of the Medtronic Board of Directors or by any shareholder entitled to vote in the election of directors generally. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of Medtronic. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Medtronic not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, the principal occupation or employment of the nominee(s), the class and number of shares of capital stock of Medtronic that are beneficially owned by such persons, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Medtronic if so elected.

    Sofamor Danek's Bylaws provide that nominations for the election of directors may be made by the Sofamor Danek Board or by any shareholder entitled to vote in the election of directors, provided, however, that a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent has been given to the Secretary of Sofamor Danek not later than 60 nor more than 90 days in advance of the anniversary of the previous year's annual meeting or, if later, the seventh day following the first public announcement of the date of the meeting at which the shareholder wishes to bring business. The notice must contain the name and address of the shareholder and of the person or persons to be nominated, a representation that the shareholder is a holder of record of Sofamor Danek stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice, a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person (naming such person), such other information as would be required to be included to be in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Sofamor Danek Board, and the consent of each nominee to serve as a director of Sofamor Danek if so elected.

    AMENDMENT OF PROVISIONS. Medtronic's Articles require the affirmative vote of not less than 75% of the voting power of all then outstanding voting shares to amend, repeal or adopt any provisions inconsistent with these provisions regarding classification, removal and nomination of directors. Sofamor Danek's Bylaws require only the affirmative vote of a majority of the directors to modify such provisions.

    The above-described provisions of Medtronic's Articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See "--Preferred Stock."

    These provisions regarding classification, removal, and nomination of directors afford some assurance of stability in the composition of the Medtronic Board of Directors, but may discourage or deter attempts by individuals or entities to take control of Medtronic by electing their own slate of directors. To the extent that potential acquirers of Medtronic stock are deterred by the classified Board, such provision also may deter certain mergers, tender offers, or other future takeover attempts which some or a majority of holders of Medtronic common stock may deem to be in their best interests. In addition, the classified Medtronic Board would delay shareholders who do not favor the policies of Medtronic's Board of Directors from removing a majority of the Medtronic Board of Directors for two years, unless they can obtain the requisite vote.

    LIABILITY OF DIRECTORS. Medtronic's Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law. Sofamor Danek's Bylaws contain a similar provision.

PREFERRED STOCK

    Medtronic has 2,500,000 authorized but unissued shares of preferred stock, par value $1 per share. Medtronic's Articles provide that whenever the holders of a class or series of preferred stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic Board of Directors designating the rights and preferences of such class or series of preferred stock, and any directors elected by the holders of preferred stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such preferred stock. Shares of Medtronic preferred stock could be issued that would have the right to elect directors, either separately or together with the Medtronic common stock, with such directors either divided or not divided into classes.

    Under certain circumstances such Medtronic preferred stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic common stock may deem to be in their best interests. Such shares of Medtronic preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic Board of Directors in opposing a takeover bid that the Medtronic Board of Directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic Board of Directors could authorize holders of a class or series of preferred stock to vote, either separately as a class or together with the holders of Medtronic common stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic preferred stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic common stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. See "--Shareholder Rights Plan."

    Sofamor Danek has 5,000,000 authorized but unissued shares of preferred stock, without par value, and the Board of Directors has the authority to fix the terms of such shares without further shareholder voting, consent, or ratification.

SPECIAL MEETINGS OF SHAREHOLDERS

    Under Minnesota law, a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

    Under Indiana law, special meetings of shareholders of a corporation with more than 50 shareholders (such as Sofamor Danek) may be called by the corporation's Board of Directors or by persons specifically authorized to do so by the corporation's articles of incorporation or bylaws. Sofamor Danek's Bylaws provide that special meetings may be called only by the Chairman of the Board, the President, or the Secretary of Sofamor Danek and must be called by such officer at the request of the Board. Shareholders are not permitted to call special meetings or to require the Board to call a special meeting. Any request for a special meeting must be submitted in writing to the Chairman of the Board, the President, or the Secretary of Sofamor Danek and must state the purpose of the proposed special meeting.

VOTING RIGHTS; SHAREHOLDER APPROVALS

    Under both Medtronic's Articles and Sofamor Danek's Articles, holders of Medtronic common stock and Sofamor Danek common stock, respectively, are entitled to one vote per share on all matters submitted to a vote of the shareholders. Medtronic's Bylaws provide that, except as specifically required otherwise under Medtronic's Articles or Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. Sofamor Danek's Bylaws provide that at any meeting of shareholders, all matters, except as otherwise provided in Sofamor Danek's Articles or Bylaws or by Indiana law, are decided by the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote.

CUMULATIVE VOTING

    Neither Medtronic's Articles nor Sofamor Danek's Articles or Bylaws provide for cumulative voting with regard to the Medtronic common stock or the Sofamor Danek common stock, respectively.

PREEMPTIVE RIGHTS

    Under Medtronic's Articles, holders of Medtronic stock are expressly denied preemptive rights. Sofamor Danek's Articles do not contain any provision concerning preemptive rights. Under Indiana law, shareholders of an Indiana corporation do not have preemptive rights, except to the extent provided in a corporation's Articles.

AMENDMENT OF THE ARTICLES OF INCORPORATION

    Under Minnesota law and Indiana law, an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. Medtronic's Articles do not contain any provisions that require a larger affirmative vote in order to amend Medtronic's Articles. Sofamor Danek's

Bylaws provide that the Bylaws cannot be altered, amended, or repealed without the affirmative vote of a majority of the Board.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

    Medtronic is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring, or preventing a change in control of Medtronic.

    Under Indiana law, no business combination (defined to include certain mergers, sales of assets, sales of five percent or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions) involving an Indiana corporation and an interested shareholder (defined to be any holder of 10% or more of the corporation's voting stock) may be entered into unless (i) either the share acquisition or business combination was approved by the board of directors of the corporation before the shareholder became an interested shareholder or (ii) (a) five years have expired since the acquisition of shares of the corporation by the interested shareholder, (b) all requirements of the corporation's articles of incorporation relating to business combinations are satisfied and (c) either (1) a majority of shareholders of the corporation (excluding the interested shareholder) approves the business combination or (2) all shareholders are paid fair value for their stock. However, such law does not restrict any offer to purchase all of a corporation's shares.

    In addition, under Indiana law, shares acquired in a "control share acquisition" have only such voting rights as are approved by the disinterested shareholders. In general, a "control share acquisition" is the acquisition of issued and outstanding shares that, when added to all other shares owned or controlled by a person, would except for these provisions entitle that person to exercise voting power in the election of directors within any of three ranges:
(1) 1/5 or more but less than 1/3 of all voting power; (2) 1/3 or more but less than a majority of all voting power; and (3) a majority or more of all voting power. This Indiana law related to control share acquisitions does not apply to Sofamor Danek.

SHAREHOLDER RIGHTS PLAN

    Medtronic has in effect a Shareholder Rights Plan and has entered into a Rights Agreement with Norwest Bank Minnesota, N.A., as Rights Agent. The Rights Plan provides for a dividend distribution of one preferred stock purchase right (a "Right") to be attached to each outstanding share of Medtronic common stock. As a result of the Merger, each share of Medtronic common stock received in the Merger will also represent one Right. The Right associated with each outstanding share of Medtronic common stock entitles the holder to buy 1/1600th of a Series A Junior Participating Preferred Share (the "Series A Preferred Shares") of Medtronic, which is substantially equivalent to one share of Medtronic common stock, at an exercise price of $37.50 per 1/1600th of a Series A Preferred Share. The Rights are not currently exercisable or transferable apart from the Medtronic common stock.

    The Rights will become exercisable if a person or group acquires 15% or more of the Medtronic common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Medtronic common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Medtronic common stock that has a market value of two times the exercise price of the Right. If Medtronic is acquired in a merger or other business combination transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right. Each Right is redeemable by Medtronic at $.000625 any time before a person or group triggers the 15% threshold to become an Acquiring Person. The Rights expire on July 10, 2001.

    The Rights issued under the Medtronic Shareholder Rights Plan may make any merger not approved by Medtronic's Board of Directors prohibitively expensive, because the Rights allow Medtronic shareholders to purchase the voting securities of Medtronic or a potential acquirer at one-half of its fair market value.

    Sofamor Danek does not have a shareholder rights plan.

RELATED PERSON BUSINESS TRANSACTIONS

    Medtronic's Articles provide that, in certain circumstances, an affirmative vote of two-thirds of the voting power of all then outstanding voting shares is required for the approval or authorization of any "related person business transaction." Such two-thirds approval is not required, however, if (1) a majority vote of "continuing directors" (as defined below) expressly approves the related person business transaction, or (2) the related person business transaction is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of Medtronic, and the cash or fair market value of the property received by the Medtronic shareholders is equal to a defined minimum purchase price. For purposes of this provision, a "continuing director" means, generally, those directors who were directors before the "related person" (as defined below) became a related person.

    Generally, a related person business transaction includes (1) any merger or consolidation of Medtronic with or into a related person, (2) any exchange of shares of Medtronic (or a subsidiary) for shares of a related person which would have required an affirmative vote of at least a majority of the voting power of the outstanding shares entitled to vote, (3) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets of Medtronic (or a subsidiary) to or with a related person, (4) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of a related person to or with Medtronic (or a subsidiary), (5) the issuance, sale, transfer, or other disposition to a related person of any securities of Medtronic (except pursuant to stock dividends, stock splits, or similar transactions that would not have the effect of increasing the proportion of voting power of a related person) or of a subsidiary (except pursuant to a pro rata distribution to all holders of Medtronic common stock), (6) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of a related person, and (7) any agreement, contract, arrangement, or understanding providing for any of the transactions described above.

    Generally, for purposes of a related person business transaction, the term "related person" is broadly defined to include a wide range of potential persons, including any person or entity that, together with affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of Medtronic.

    Such a provision could have the effect of impeding a potential acquirer of Medtronic by requiring a larger than normal majority of Medtronic shareholders to approve a transaction. There is no similar "related person business transaction" provision in Sofamor Danek's Articles.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                      BETWEEN SOFAMOR DANEK AND MEDTRONIC

    STOCK OPTION AGREEMENT. Sofamor Danek and Medtronic are parties to a Stock Option Agreement dated November 1, 1998, pursuant to which Sofamor Danek has granted to Medtronic an option, exercisable under certain specified circumstances related to the termination of the Merger Agreement, to purchase 5,366,478 shares of Sofamor Danek common stock, which equaled 19.9% of Sofamor Danek's shares outstanding on November 1, 1998. See "The Merger--Stock Option Agreement."

    VOTING AGREEMENTS. Certain executive officers and directors of Sofamor Danek who own stock or options to acquire stock of Sofamor Danek have entered into voting agreements with Medtronic pursuant to which they have agreed to vote all of the shares of Sofamor Danek common stock beneficially owned by them in favor of the Merger. See "The Merger--Voting Agreements."

                                 LEGAL MATTERS

    The validity of the Medtronic common stock to be issued in connection with the Merger will be passed upon for Medtronic by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 86,400 shares of Medtronic common stock.

    Certain legal matters for Sofamor Danek, including certain federal income tax consequences in connection with the Merger, were passed upon by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Medtronic incorporated in this Proxy Statement/Prospectus by reference to the Current Report on Form 8-K of Medtronic, Inc. that was filed with the SEC on November 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Sofamor Danek incorporated in this Proxy Statement/ Prospectus by reference to Sofamor Danek's Current Report on Form 8-K that was filed with the SEC on February 3, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report that is incorporated in this Proxy Statement/Prospectus by reference, and has been so incorporated in reliance upon the report of such firm given on the authority of such firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Medtronic and Sofamor Danek file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information filed by Medtronic or Sofamor Danek at the SEC's public reference rooms at 450 5th Street, N.W., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at "http://www.sec.gov" that contain reports, proxy and information statements, and other information regarding issuers, like Medtronic and Sofamor Danek, that file electronically with the SEC.

    You can also inspect reports, proxy statements, and other information about Medtronic and Sofamor Danek at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Medtronic has filed with the SEC a Registration Statement on Form S-4 to register the Medtronic common stock to be issued in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Medtronic in addition to being a proxy statement of Sofamor Danek for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

    The SEC allows us to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates by reference the documents listed below that Medtronic and Sofamor Danek have previously filed with the SEC. These documents contain important information about Medtronic and Sofamor Danek and their finances.

               MEDTRONIC SEC FILINGS
                (FILE NO. 1-07707)                                         PERIOD
---------------------------------------------------  ---------------------------------------------------
Annual Report on Form 10-K, as amended               Year ended April 30, 1998

Quarterly Reports on Form 10-Q                       Quarters ended July 31, 1998 and October 30, 1998

Current Reports on Form 8-K                          Filed July 8, 1998, July 16, 1998, August 20, 1998,
                                                     September 17, 1998, September 22, 1998, September
                                                     23, 1998, October 1, 1998, November 9, 1998,
                                                     November 19, 1998, November 30, 1998, and December
                                                     3, 1998

Description of Medtronic's common stock contained in Medtronic's registration statement on Form 8-A

Description of Medtronic's preferred stock purchase rights attached to its common stock contained in Medtronic's registration statement on Form 8-A


             SOFAMOR DANEK SEC FILINGS
                (FILE NO. 1-12544)                                         PERIOD
---------------------------------------------------  ---------------------------------------------------
Annual Report on Form 10-K, as amended               Year ended December 31, 1997

Quarterly Reports on Form 10-Q or 10-Q/A             Quarters ended March 31, 1998, June 30, 1998 and
                                                     September 30, 1998

Current Reports on Form 8-K                          Filed February 3, 1998 and November 9, 1998

Description of Sofamor Danek's common stock          Year ended December 31, 1993
contained in Annual Report on Form 10-K

    Medtronic and Sofamor Danek are also incorporating by reference all additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    If you are a shareholder of Medtronic or Sofamor Danek, Medtronic and Sofamor Danek may have sent you some of the documents incorporated by reference, but you can obtain any of them from Medtronic, Sofamor Danek, or the SEC. Documents incorporated by reference are available from Medtronic or Sofamor Danek without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Medtronic, Inc.                            Sofamor Danek Group, Inc.
7000 Central Avenue, N.E. Minneapolis,     1800 Pyramid Place
Minnesota 55432                            Memphis, Tennessee 38132
Attention: Investor Relations Department   Attention: Investor Relations
(612) 514-3035                             (901) 396-2695


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MEDTRONIC OR SOFAMOR DANEK, PLEASE DO SO BY JANUARY 20, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


    You can also direct any questions or requests for assistance in completing and submitting Proxy cards to Sofamor Danek's proxy solicitor for the Special
Meeting:

                         CORPORATE COMMUNICATIONS, INC.
                              523 3RD AVENUE SOUTH
                          NASHVILLE, TENNESSEE, 37210
                                 (615) 254-3376

    We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this Proxy Statement/Prospectus. Medtronic has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Medtronic, and Sofamor Danek has supplied all such information relating to Sofamor Danek. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or buy, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING INFORMATION


    Certain statements contained in this Proxy Statement/Prospectus (including information incorporated by reference) and other written and oral statements made from time to time by Medtronic and Sofamor Danek do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words or expressions. Medtronic's and Sofamor Danek's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Because of that, we cannot guarantee any forward-looking statement and actual results may differ materially. It is not possible to foresee or identify all factors affecting Medtronic's or Sofamor Danek's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Medtronic's or Sofamor Danek's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Medtronic nor Sofamor Danek undertakes any obligation to update any forward-looking statement.

    Although we cannot give a comprehensive list of all factors that may cause actual results to differ from Medtronic's or Sofamor Danek's forward-looking statements, the factors include:

    - trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which Medtronic or Sofamor Danek do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies;

    - the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures;

    - the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes, which may result in lost market opportunities or preclude product commercialization;

    - efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales;

    - changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to Medtronic or Sofamor Danek;

    - increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers and leads and spinal implants, and adverse developments in certain litigation involving Medtronic or Sofamor Danek;

    - other legal factors including environmental concerns and patent disputes with competitors;

    - agency or government actions or investigations affecting the industry in general or Medtronic or Sofamor Danek in particular;

    - the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors;

    - risks associated with maintaining and expanding international operations;

    - business acquisitions, dispositions, discontinuations or restructurings by Medtronic or Sofamor Danek;


    - the integration of businesses acquired by Medtronic or Sofamor Danek;



    - the price and volume fluctuations in the stock markets and their effect on the market prices of technology and health care companies; and


    - economic factors over which neither Medtronic nor Sofamor Danek has any control, including changes in inflation, foreign currency rates, and interest rates.

    Medtronic and Sofamor Danek note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

                                    ANNEX A

                                 PLAN OF MERGER
                                       OF
                                MSD MERGER CORP.
                                      INTO
                           SOFAMOR DANEK GROUP, INC.

                                   ARTICLE 1
                       NAMES OF CONSTITUENT CORPORATIONS

    1.1 CONSTITUENT CORPORATIONS. The names of the Constituent Corporations are MSD Merger Corp., an Indiana corporation ("Merger Subsidiary"), and Sofamor Danek Group, Inc., an Indiana corporation (the "Company"). The Constituent Corporations shall be combined by the merger of Merger Subsidiary into the Company as the Surviving Corporation (the "Merger"), pursuant to the applicable provisions of the Indiana Business Corporation Law ("IBCL"). The name of the Surviving Corporation shall be Medtronic Sofamor Danek, Inc.

    1.2 CERTAIN DEFINITIONS. As used in this Plan of Merger, the following capitalized terms shall have the following meanings:

        (a) "Company Common Stock" means common stock of the Company, no par value.

        (b) "Company Options" means all options to purchase shares of Company Common Stock that are outstanding at the Effective Time.

        (c) "Conversion Ratio" shall have the meaning set forth in Section 2.2(a) hereof.

        (d) "Effective Time" shall have the meaning set forth in Section 2.1 hereof.

        (e) "Merger Agreement" means that certain Agreement and Plan of Merger dated November 1, 1998, by and among Medtronic, Inc., a Minnesota corporation and sole shareholder of Merger Subsidiary ("Parent"), Merger Subsidiary, and the Company, a copy of which shall be maintained at the Surviving Corporation's principal executive office and made available to any shareholder of either Constituent Corporation upon request.

        (f) "Merger Subsidiary Common Stock" means common stock of Merger Subsidiary, par value $.01 per share.

        (g) "Parent Average Stock Price" shall mean the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal.

        (h) "Parent Common Stock" means common stock of Parent, par value $.10 per share.

        (i) "Surviving Corporation" means the Company as the surviving corporation of the merger of Merger Subsidiary with and into the Company.

        (j) "Surviving Corporation Common Stock" means common stock of the Surviving Corporation, par value $.01 per share.

                                   ARTICLE 2
                              TERMS AND CONDITIONS

    2.1 MERGER; EFFECTIVE TIME. The Merger shall be effective upon the filing with the Indiana Secretary of State of Articles of Merger including this Plan of Merger and such other documents as are required by the IBCL to be filed with the Secretary of State of Indiana (the time of such filing being the "Effective Time"). At the Effective Time, the separate existence of Merger Subsidiary shall cease and the Company shall alone continue in existence as the Surviving Corporation. All transactions as of and after the Effective Time shall be deemed transactions of and for the account of the Company as the Surviving Corporation.

    2.2 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of Company Common Stock issued and outstanding immediately prior thereto (except for shares referred to in Section 2.2(b) hereof) shall be converted, subject to Section 2.4(f), into the right to receive a number of shares (carried out to five decimal places and rounded up if the sixth decimal place is 5 or greater) (the "Conversion Ratio") of Parent Common Stock based on the Parent Average Stock Price for the fifteen consecutive NYSE trading days ending on and including the NYSE trading day that is two NYSE trading days prior to the Company's Shareholders Meeting as defined in the Merger Agreement (the "Determination Period") determined as follows:

        (i) if the Parent Average Stock Price for the Determination Period is greater than $56.97 and less than $69.63, then the Conversion Ratio shall equal $115 divided by the Parent Average Stock Price for the Determination Period;

        (ii) if the Parent Average Stock Price for the Determination Period is equal to or less than $56.97, then the Conversion Ratio shall equal 2.01861; or

       (iii) if the Parent Average Stock Price for the Determination Period is equal to or greater than $69.63, then the Conversion Ratio shall equal 1.65159.

        An appropriate adjustment to the Conversion Ratio shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company shall be cancelled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Common Stock.

    2.3 NO DISSENTERS' RIGHTS. Pursuant to Section 23-1-44-8 of the IBCL, no holders of Company Common Stock shall have dissenters' rights in connection with the Merger.

    2.4  EXCHANGE OF COMPANY COMMON STOCK.

        (a) At or prior to the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint and is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than Parent, Merger Subsidiary, the Company, or any subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.2(a), (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.4(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c), and the Company Certificate(s) so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.4(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the IBCL or the Merger Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 2.2(a) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in
    Section 2.4(f) hereof and the right to receive any dividends or distributions as provided in Section 2.4(c).

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying
    (i) the Parent Average Stock Price by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) Each person entitled to receive shares of Parent Common Stock pursuant to this Article 2 shall receive together with such shares the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    2.5 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be cancelled.

    2.6  STOCK OPTIONS.

        (a) Except as provided in (b) below with respect to the Company's Employee Stock Purchase Plan, each Company Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. Prior to the Effective Time, the Company's Board of Directors and Compensation Committee shall adopt resolutions preventing the value of any outstanding Company Options, stock appreciation rights, restricted stock, performance units or other stock based awards from being paid in cash to the holders thereof. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions regarding vesting and the acceleration thereof, and if and to the extent caused by and in accordance with the current terms of a Company Option, such Company Option shall vest fully as of the date on which the Merger is approved by the Company's shareholders) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Ratio. Prior to the Effective Time, the Board of Directors of the Parent shall, for purposes of Rule 16b-3(d)(1) promulgated under Section 16 of the 1934 Act, specifically approve (i) the assumption by Parent of the Company Options and (ii) the issuance of Parent Common Stock in the Merger to directors, officers and shareholders of the Company subject to Section 16 of the 1934 Act. As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. As soon as reasonably practicable after the Effective Time (and in any event no later than five business days after the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall use its best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Company Options to be listed on the NYSE and such other exchanges as Parent shall determine. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options pursuant to the terms set forth in this Section 2.6.

        (b) The current phase in process as of the date of the Merger Agreement under the Company's Employee Stock Purchase Plan shall continue and shares shall be issued to participants thereunder as provided under, and subject to the terms and conditions of, such Plan; provided, however, that if the Effective Time occurs prior to the originally scheduled expiration of such current phase, then immediately prior to the Effective Time, the current phase under the Company's Employee Stock Purchase Plan shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such phase end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company's Employee Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive by virtue of the Merger, for each share of Company Common Stock such participant has so purchased under the Employee Stock Purchase Plan, such number of shares of Parent Common Stock equal to the Conversion Ratio. No phases under the Company's Employee Stock Purchase Plan that are subsequent to the phase in process as of the date of the Merger Agreement shall be commenced, and the Company's Employee Stock Purchase Plan and all purchase rights thereunder shall terminate effective as of the Effective Time.

    2.7 CAPITALIZATION CHANGES. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Ratio and all per-share price amounts and calculations set forth in this Plan of Merger shall be appropriately adjusted to reflect such reclassification, subdivision, recapitalization, split-up, combination, exchange of shares or stock dividend.

                                   ARTICLE 3
                   ORGANIZATION OF THE SURVIVING CORPORATION

    3.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entity to read as set forth on Exhibit A-1 attached to this Plan of Merger, and shall constitute the Articles of Incorporation of the Surviving Corporation.

    3.2 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall, subject to Section
5.15 of the Merger Agreement, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    3.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 4
                               GENERAL PROVISIONS

    4.1 CERTAIN EFFECTS OF THE MERGER. As of the Effective Time, the Company, as the Surviving Corporation, shall succeed to and possess all the rights, privileges, powers, immunities, franchises, concessions, certificates and authority, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and every interest therein, and all other choses in action of or belonging to either of the Constituent Corporations on whatever account shall be vested in the Company as the Surviving Corporation, without any further act or deed; and all property, assets, rights, privileges, powers, immunities, franchises, concessions, certificates and authority shall be thereafter as effectively the property of the Company, as the Surviving Corporation, as they were or would be of the Constituent Corporations or either of them; and title to any real estate or any interest therein vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

    4.2 RIGHTS AND DUTIES OF SURVIVING CORPORATION. The Company, as the Surviving Corporation, shall be responsible and liable for all the debts, liabilities, duties and obligations of each of the Constituent Corporations, and as of the Effective Time all such debts, liabilities, duties and obligations shall attach to the Company, as the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been originally incurred or contracted by it; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place; or the Company, as the Surviving Corporation, may be substituted in its place; and neither the rights of creditors nor any liens upon property of either of the Constituent Corporations shall be impaired by the Merger.

    4.3 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of either of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of Merger Subsidiary and the Company are hereby authorized to execute, acknowledge, and deliver all such instruments of further assurance and to do all acts or things, either in the name of Merger Subsidiary or the Company, as may be requisite or desirable to carry out the provisions hereof.

                                                                     EXHIBIT A-1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           SOFAMOR DANEK GROUP, INC.

                                ARTICLE 1--NAME

    1.1)  The name of the Corporation shall be Medtronic Sofamor Danek, Inc.

                     ARTICLE 2--REGISTERED OFFICE AND AGENT

    2.1) The registered office of the Corporation in the State of Indiana is One North Capitol Avenue, Indianapolis, Indiana 46204. The name of its registered agent at such address is C T Corporation System.

                                ARTICLE 3--STOCK

    3.1) AUTHORIZED SHARES. The aggregate number of shares the Corporation has authority to issue shall be 10,000,000 shares of Common Stock, $.01 par value. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record. All shares of Common Stock shall have the same relative rights, preferences, limitations and restrictions.

    3.2) ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES. The Board of Directors is authorized to issue shares of the Corporation of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

                       ARTICLE 4--RIGHTS OF SHAREHOLDERS

    4.1) NO PREEMPTIVE RIGHTS. No holder of any class of stock of the Corporation shall be entitled to subscribe for or purchase such holder's proportionate share of stock of any class of the Corporation now or hereafter authorized or issued.

    4.2) NO CUMULATIVE VOTING RIGHTS. No shareholder shall be entitled to cumulate votes for the election of directors and there shall be no cumulative voting for any purpose whatsoever.

    4.3) VOTING AGREEMENTS. A written agreement among two or more shareholders relating to the voting of their shares is valid and specifically enforceable by and against the parties to the agreement under Section 23-1-31-2 of the Indiana Business Corporation Law.

                              ARTICLE 5--DIRECTORS

    5.1) The number of directors of the Corporation shall be fixed in the manner specified by the Bylaws of the Corporation.

                            ARTICLE 6--INCORPORATOR

    6.1)  The name and mailing address of the incorporator are as follows:

           Gene E. Wilkins
           500 Union Federal Building
           Indianapolis, Indiana 46204

                                    ANNEX B

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                MEDTRONIC, INC.,
                               MSD MERGER CORP.,
                                      AND
                           SOFAMOR DANEK GROUP, INC.

                                November 1, 1998

                               TABLE OF CONTENTS


ARTICLE 1 THE MERGER; CONVERSION OF SHARES............................................        B-5
      1.1  The Merger.................................................................        B-5
      1.2  Effective Time.............................................................        B-5
      1.3  Conversion of Shares.......................................................        B-5
      1.4  No Dissenters' Rights......................................................        B-6
      1.5  Exchange of Company Common Stock...........................................        B-6
      1.6  Exchange of Merger Subsidiary Common Stock.................................        B-8
      1.7  Stock Options..............................................................        B-8
      1.8  Capitalization Changes.....................................................        B-9
      1.9  Articles of Incorporation of the Surviving Corporation.....................        B-9
     1.10  Bylaws of the Surviving Corporation........................................       B-10
     1.11  Directors and Officers of the Surviving Corporation........................       B-10

ARTICLE 2 CLOSING.....................................................................       B-10
      2.1  Time and Place.............................................................       B-10
      2.2  Filings at the Closing.....................................................       B-10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................         B-10
      3.1  Organization...............................................................       B-10
      3.2  Authorization..............................................................       B-11
      3.3  Capitalization.............................................................       B-11
      3.4  Reports and Financial Statements...........................................       B-12
      3.5  Absence of Undisclosed Liabilities.........................................       B-12
      3.6  Consents and Approvals.....................................................       B-13
      3.7  Compliance with Laws.......................................................       B-13
      3.8  Litigation.................................................................       B-14
      3.9  Absence of Material Adverse Changes........................................       B-14
      3.10 Officers, Directors and Employees..........................................       B-14
      3.11 Taxes......................................................................       B-14
      3.12 Contracts..................................................................       B-15
      3.13 Intellectual Property Rights...............................................       B-15
      3.14 Benefit Plans..............................................................       B-16
      3.15 Minute Books...............................................................       B-17
      3.16 No Finders.................................................................       B-17
      3.17 Proxy Statement............................................................       B-17
      3.18 Fairness Opinion...........................................................       B-17
      3.19 State Takeover Laws........................................................       B-17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY..............
                                                                                             B-18
      4.1  Organization...............................................................       B-18
      4.2  Authorization..............................................................       B-18
      4.3  Capitalization.............................................................       B-18
      4.4  Consents and Approvals.....................................................       B-19
      4.5  Reports; Financial Statements; Absence of Changes..........................       B-19
      4.6  Registration Statement.....................................................       B-20
      4.7  No Finders.................................................................       B-20
      4.8  Absence of Undisclosed Liabilities.........................................       B-20
      4.9  Compliance with Laws.......................................................       B-20

      4.10 Litigation.................................................................       B-20
      4.11 Absence of Material Adverse Changes........................................       B-20
      4.12 Reorganization.............................................................       B-20

ARTICLE 5 COVENANTS...................................................................       B-21
      5.1  Conduct of Business of the Company.........................................       B-21
      5.2  Conduct of Business of Parent..............................................       B-23
      5.3  No Solicitation............................................................       B-23
      5.4  Access and Information.....................................................       B-24
      5.5  Approval of Shareholders; Proxy Statement; Registration Statement..........       B-24
      5.6  Consents...................................................................       B-26
      5.7  Affiliates' Letters........................................................       B-26
      5.8  Expenses...................................................................       B-26
      5.9  Further Actions............................................................       B-26
      5.10 Regulatory Approvals.......................................................       B-27
      5.11 Certain Notifications......................................................       B-27
      5.12 Voting of Shares...........................................................       B-27
      5.13 Stock Option Agreement.....................................................       B-27
      5.14 NYSE Listing Application...................................................       B-28
      5.15 Indemnification............................................................       B-28
      5.16 Letters of the Company's and Parent's Accountants..........................       B-29
      5.17 Subsidiary Shares..........................................................       B-29
      5.18 Benefit Plans and Employee Matters.........................................       B-29
      5.19 Obligations of Merger Subsidiary...........................................       B-29
      5.20 Plan of Reorganization.....................................................       B-30
      5.21 Pooling....................................................................       B-30

ARTICLE 6 CLOSING CONDITIONS..........................................................       B-30
      6.1  Conditions to Obligations of Parent, Merger Subsidiary, and the Company....       B-30
      6.2  Conditions to Obligations of Parent and Merger Subsidiary..................       B-30
      6.3  Conditions to Obligations of the Company...................................       B-31

ARTICLE 7 TERMINATION AND ABANDONMENT.................................................       B-32
      7.1  Termination................................................................       B-32
      7.2  Effect of Termination......................................................       B-33

ARTICLE 8 MISCELLANEOUS.............................................................         B-35
      8.1  Amendment and Modification.................................................       B-35
      8.2  Waiver of Compliance; Consents.............................................       B-35
      8.3  Investigation; Survival of Representations and Warranties..................       B-35
      8.4  Notices....................................................................       B-35
      8.5  Assignment.................................................................       B-36
      8.6  Governing Law..............................................................       B-36
      8.7  Counterparts...............................................................       B-36
      8.8  Knowledge..................................................................       B-36
      8.9  Interpretation.............................................................       B-36
      8.10 Publicity..................................................................       B-36
      8.11 Entire Agreement...........................................................       B-36
      8.12 Severability...............................................................       B-36
      8.13 Specific Performance.......................................................       B-37
      8.14 Section 3.1 of Company Disclosure Schedule.................................       B-37

EXHIBITS:

Exhibit A:  Form of Plan of Merger
Exhibit B:  Form of Affiliate's Letter
Exhibit C:  Form of Agreement to Facilitate Merger
Exhibit D:  Form of Stock Option Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT is dated as of November 1, 1998, by and among MEDTRONIC, INC., a Minnesota corporation ("Parent"), MSD MERGER CORP., an Indiana corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and SOFAMOR DANEK GROUP, INC., an Indiana corporation (the "Company").

    WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be recorded as a "pooling of interests" within the meaning of Accounting Principles Board Opinion No. 16, and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

    WHEREAS, as a condition to, and upon or immediately following the execution of, this Agreement, Parent and the Company are entering into the Stock Option Agreement described in Section 5.13 hereof; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Indiana Business Corporation Law (the "IBCL"), whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the IBCL.

    1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived on the Closing Date (as defined in Section 2.1), the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Indiana Articles of Merger for the Merger, which Articles shall be in the form required by and executed in accordance with the applicable provisions of the IBCL and shall include as a part thereof a plan of merger (the "Plan of Merger") substantially in the form attached hereto as EXHIBIT A. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Articles of Merger (the "Effective Time").

    1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of common stock of the Company, no par value ("Company Common Stock"), issued and outstanding immediately prior thereto (except for shares referred to in Section 1.3(b) hereof) shall be converted, subject to
    Section 1.5(f), into the right to receive a number of shares (carried out to five decimal places and rounded up if the sixth decimal place is 5 or greater) (the "Conversion Ratio") of common stock of Parent, par value $.10 per share (the "Parent Common Stock"), based on the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal (the "Parent Average Stock Price"), for the fifteen consecutive NYSE trading days ending on and including the NYSE trading day that is two NYSE trading days prior to the Company Shareholders Meeting (as defined in Section 5.5) (the "Determination Period"), determined as follows:

        (i) if the Parent Average Stock Price for the Determination Period is greater than $56.97 and less than $69.63, then the Conversion Ratio shall equal $115 divided by the Parent Average Stock Price for the Determination Period;

        (ii) if the Parent Average Stock Price for the Determination Period is equal to or less than $56.97, then the Conversion Ratio shall equal 2.01861; or

       (iii) if the Parent Average Stock Price for the Determination Period is equal to or greater than $69.63, then the Conversion Ratio shall equal 1.65159.

        An appropriate adjustment to the Conversion Ratio shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

    1.4  NO DISSENTERS' RIGHTS.  The parties acknowledge that, pursuant to
Section 23-1-44-8 of the IBCL, no holders of Company Common Stock shall have dissenter's rights in connection with the Merger.

    1.5  EXCHANGE OF COMPANY COMMON STOCK.

        (a) At or prior to the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint and is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than Parent, Merger Subsidiary, the Company, or any subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 1.5(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the IBCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof and the right to receive any dividends or distributions as provided in Section 1.5(c).

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the Parent Average Stock Price by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) Each person entitled to receive shares of Parent Common Stock pursuant to this Article 1 shall receive together with such shares the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

    1.7  STOCK OPTIONS.

        (a) Except as provided in (b) below with respect to the Company's Employee Stock Purchase Plan, each option to purchase shares of Company Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested (a "Company Option") shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were
    Section 424 of the Code applicable to such Company Option. Prior to the Effective Time, the Company's Board of Directors and Compensation Committee thereof shall adopt resolutions preventing the value of any outstanding Company Options, stock appreciation rights, restricted stock, performance units or other stock based awards from being paid in cash to the holders thereof. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions regarding vesting and the acceleration thereof, and if and to the extent caused by and in accordance with the current terms of a Company Option, such Company Option shall vest fully as of the date on which the Merger is approved by the Company's shareholders) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and
    (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Ratio. Prior to the Effective Time, the Board of Directors of the Parent shall, for purposes of Rule 16b-3(d)(1) promulgated under Section 16 of the 1934 Act, specifically approve (i) the assumption by Parent of the Company Options and (ii) the issuance of Parent Common Stock in the Merger to directors, officers and shareholders of the Company subject to Section 16 of the 1934 Act. As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. As soon as reasonably practicable after the Effective Time (and in any event no later than five business days after the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall use its best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Company Options to be listed on the NYSE and such other exchanges as Parent shall determine. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options pursuant to the terms set forth in this Section 1.7.

        (b) The current phase in process as of the date of this Agreement under the Company's Employee Stock Purchase Plan shall continue and shares shall be issued to participants thereunder as provided under, and subject to the terms and conditions of, such Plan; provided, however, that if the Effective Time occurs prior to the originally scheduled expiration of such current phase, then immediately prior to the Effective Time, the current phase under the Company's Employee Stock Purchase Plan shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such phase end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company's Employee Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive by virtue of the Merger, for each share of Company Common Stock such participant has so purchased under the Employee Stock Purchase Plan, such number of shares of Parent Common Stock equal to the Conversion Ratio. No phases under the Company's Employee Stock Purchase Plan that are subsequent to the phase in process as of the date of this Agreement shall be commenced, and, the Company's Employee Stock Purchase Plan and all purchase rights thereunder shall terminate effective as of the Effective Time.

    1.8 CAPITALIZATION CHANGES. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Ratio and all per-share price amounts and calculations set forth in this Agreement shall be appropriately adjusted to reflect such reclassification, subdivision, recapitalization, split-up, combination, exchange of shares or stock dividend.

    1.9 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entity to read as set forth on EXHIBIT A-1 attached to the Plan of Merger.

    1.10 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall, subject to Section 5.15, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.11 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 2
                                    CLOSING

    2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 1:00 p.m., local time, on the day the Merger is approved by the shareholders of the Company at the Company Shareholders Meeting (as defined in Section 5.5 hereof), or as soon thereafter as, and in any event no later than the second business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the corporate headquarters offices of Parent, or at such other place or in such other manner (E.G., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

    2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause Articles of Merger to be filed in accordance with the provisions of Section 23-1-40-5 of the IBCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except (i) as set forth in a document of even date herewith and concurrently delivered herewith, referring specifically to the representations and warranties in this Agreement which identifies by section number to which such disclosure relates (the "Company Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1997 or in any other filing by the Company with the SEC (as defined in Section 3.4) filed after the date of filing such Form 10-K and prior to the date hereof to the extent the relevancy of such disclosure to such particular representation and warranty is readily apparent, the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

    3.1 ORGANIZATION. The Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means an effect that, individually or in the aggregate with other effects, is or would reasonably at the time of such effect be expected to be materially adverse: (i) to the business, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; or (ii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger, except in each case as provided in Section 3.1 of the Company Disclosure Schedule but subject to Section 8.14 hereof and except in each case for any such effects resulting from or arising out of (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any occurrence or condition affecting the medical device industry generally, or
(iii) any changes in general economic, regulatory or political conditions. The jurisdictions in which the Company and each Subsidiary are incorporated are listed in the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns a less-than-100% interest. Neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole.

    3.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors, no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval of the Company's shareholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, no par value, of which 26,967,228 shares are issued and outstanding and 4,023,180 shares are held in the Company's treasury, and (ii) 5,000,000 shares of Company Preferred Stock, no par value, none of which are issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind ("Lien"). All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for options to purchase an aggregate of 5,473,619 shares of Company Common Stock granted pursuant to the Company's 1993 Long-Term Incentive Plan, Non-Qualified Stock Option Plan, Non-Employee Director's Stock Option Plan, Incentive Stock Option Plan, Non-Qualified Stock Option Plan for Distributors and Consultants and the Option Agreement dated July 8, 1992 between the Company and George Bryan (collectively, the "Company Option Plans") listed, together with their respective exercise prices, in the Company Disclosure Schedule, and except for the rights to purchase under the Company's Employee Stock Purchase Plan shares of Company Common Stock (estimated to be approximately 3,000 shares with respect to the quarterly phases commenced July 1 and October 1, 1998, at per share prices equal to the market prices on the last day of the respective quarterly phase thereof based on the current contribution rates of the participants and assuming the current Plan phase in process as of the date of this Agreement is ended on December 31, 1998 for this purpose), as of the date of this Agreement there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) to the knowledge of the Company, relate to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders or participants under the Company Option Plans or the Company's Employee Stock Purchase Plan is required to carry out the provisions of Section 1.7. All actions, if any, required on the part of the Company under the Company Option Plans or Employee Stock Purchase Plan to allow for the treatment of Company Options and the Employee Stock Purchase Plan as is provided in Section 1.7, has been, or prior to the Closing will be, validly taken by the Company, and the Company will not from and after the date hereof allow any increase in the rate of a participant's contributions to the Employee Stock Purchase Plan or any enrollments (other than new hires, if required by such Plan) or re-enrollments in such Plan (other than re-enrollments without any increases in historical contribution rates, if permitted by such
Plan).

    3.4 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1995 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended December 31, 1997 (the "Company 1997 Financials"), (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect). The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

    3.5 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of the Company's knowledge, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 31, 1997 contained in the Company 1997 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of June 30, 1998 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 (the "Company Interim Balance Sheet") or referred to in the notes thereto, and (b) liabilities or obligations that could not reasonably be expected to have a Company Material Adverse Effect.

    3.6 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) approval by the Company's shareholders, (iii) the filing and recordation of appropriate merger documents as required by the IBCL, and (iv) compliance with Chapter 44 (Sections 23-1-44-1 ET. SEQ.) of the IBCL, the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (including, but not limited to, the Food and Drug Administration (the "FDA") or any nongovernmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign governmental or regulatory body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.3) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to have a Company Material Adverse Effect. Section 3.6 of the Company Disclosure Schedule lists each note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound and which is material to the Company and its Subsidiaries, considered as a whole, under or with respect to which the transactions contemplated by this Agreement will result in any material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, result in the loss of any material benefit under, or give rise to any material right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any material Lien on any of the material properties or assets of the Company or any Subsidiary. None of the matters described in Section 3.6 of the Company Disclosure Schedule could reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or to have a Company Material Adverse Effect.

    3.7 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other federal, state, local, or foreign governmental authorities with jurisdiction over the manufacture, use, or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have a Company Material Adverse Effect.

    3.8 LITIGATION. There are no claims, actions, suits, proceedings or, to the knowledge of the Company, investigations or reviews of any kind, pending or, to the knowledge of the Company, threatened in writing, against the Company or any Subsidiary or any asset or property of the Company or any Subsidiary, except for such claims, actions, suits, proceedings, investigations or reviews that could not reasonably be expected to have a Company Material Adverse Effect.

    3.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1997 there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that could reasonably be expected to have a Company Material Adverse Effect; (c) material change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by the Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.9.

    3.10 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth the name and current annual salary rate of each officer of the Company whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $150,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Company Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of the Company whose employment with the Company has terminated either voluntarily or involuntarily during the preceding 12-month period; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company. Except as could not reasonably by expected to have a Company Material Adverse Effect: (i) no unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary; (ii) no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary; and
(iii) there is no labor dispute pending or, to the knowledge of the Company, threatened in writing between the Company or any Subsidiary and its employees.

    3.11 TAXES. Except for such matters that would not have a Company Material Adverse Affect (i) the Company and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them; (ii) the Company and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings and (iii) the liabilities and reserves for taxes reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To the Company's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by the Company or any of its Subsidiaries, other than audits and claims that are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

    For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

    3.12 CONTRACTS. Neither the Company nor any Subsidiary is, nor, to the knowledge of the Company, is any other party thereto, in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to the Company and its Subsidiaries considered as a whole, except for such violations or defaults that could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) which restricts the Company's, or after the Merger would restrict Parent's, ability to conduct any line of business, (ii) which imposes on the Company material obligations (including, without limitation, to pay milestone payments or license fees) not reflected in the Company's financial statements included within the Company's SEC Filings, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

    3.13 INTELLECTUAL PROPERTY RIGHTS. The Company Disclosure Schedule contains a complete and accurate list of all material patents, trademarks, trade names, service marks, copyrights, and all applications for or registrations of any of the foregoing as to which the Company or any Subsidiary is the owner or a licensee (the "Company Intellectual Property"). The Company and each Subsidiary owns, free and clear of any Lien (as defined in Section 3.3), or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing comprising the Company Intellectual Property. No claim has been asserted or, to the knowledge of the Company, threatened in writing by any person, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, except for such claims that could not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Subsidiary in the present conduct of its business nor any product or service of the Company or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that could reasonably be expected to have a Company Material Adverse Effect. Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Intellectual Property listed in the Company Disclosure Schedule has the status indicated therein and, unless provided otherwise, all applications are still pending in good standing and have not been abandoned, and
(ii) to the knowledge of the Company, the Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed, or misappropriated any Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property, except as could not reasonably be expected to have a Company Material Adverse Effect.

    3.14  BENEFIT PLANS.

        (a) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and the Company or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that could not reasonably be expected to have a Company Material Adverse Effect.

        (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

        (c) Neither the Company nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to,
    Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable Law which could reasonably be expected to have a Company Material Adverse Effect.

        (f) The IRS has issued favorable determination letters with respect to all Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided to Parent summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals. The Company has provided to Parent (i) copies of all employment agreements with officers of any of the Company, its U.S. Subsidiaries or, to the extent reasonably available, its non-U.S. Subsidiaries (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all severance, bonus or incentive agreements, programs and policies of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, its non-U.S. Subsidiaries with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of any of the Company, any Subsidiary or, to the extent reasonably available, its non-U.S. Subsidiaries with or relating to any of its employees which contain change in control provisions. With respect to any items that would be described in the immediately preceding sentence but for the fact that such copies relate to non-U.S. Subsidiaries and are not reasonably available to the Company, the Company (i) shall deliver copies thereof to Parent prior to the Effective Time, and (ii) represents and warrants to Parent that such items will not, individually or in the aggregate, be material to the Company and its Subsidiaries.

        (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    3.15 MINUTE BOOKS. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company.

    3.16 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

    3.17  PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with all applicable laws, and none of the information supplied by the Company specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Company Shareholders Meeting, or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

    3.18 FAIRNESS OPINION. The Company has received an opinion from J.P. Morgan Securities Inc. to the effect that, as of the date hereof, the consideration to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such shareholders, and the Company will promptly deliver a copy of such opinion to Parent.

    3.19 STATE TAKEOVER LAWS. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, such that, assuming that, and Parent hereby represents to the Company that, Parent and Merger Subsidiary are not "interested shareholders" (as such term is defined in IBCL
Section 23-1-43-10) prior to entering into this Agreement and the agreements contemplated hereby, the Merger is not subject to the provisions of Chapter 43 (Sections 23-1-43-1 ET. SEQ.) (entitled "Business Combinations") of the IBCL. The Company and the Company Common Stock is not subject to Chapter 42 (Sections 23-1-42-1 ET. SEQ.) (entitled "Control Share Acquisitions") of the IBCL.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY

    Except (i) as set forth in a document of even date herewith, referring specifically to the representations and warranties in this Agreement which identifies by section number to which such disclosure relates (the "Parent Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in Parent's Annual Report on Form 10-K for the fiscal year ended April 30, 1998 or in any other filing with the SEC filed by Parent after the date of filing such Form 10-K and prior to the date hereof to the extent the relevancy of such disclosure to such particular representation and warranty is readily apparent, Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

    4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Indiana. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means an effect that, individually or in the aggregate with other effects, is or would reasonably at the time of such effect be expected to be materially adverse: (i) to the business, results of operation, or financial condition of Parent and its subsidiaries, considered as a whole, or (ii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger, except in each case for any such effects resulting from or arising out of (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any occurrence or condition affecting the medical device industry generally, or (iii) any changes in general economic, regulatory or political conditions. Parent has heretofore delivered or made available to the Company or its advisors complete and accurate copies of the Articles of Incorporation and Bylaws of Parent, as currently in effect.

    4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary, and no vote, consent or approval of Parent's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    4.3 CAPITALIZATION. As of October 23, 1998, the authorized capital stock of Parent consisted of (a) 800,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 489,262,955 shares issued and outstanding and no shares held in Parent's treasury, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 10,000,000 shares of Merger Subsidiary Common Stock, 1,000 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for trading on the NYSE, subject to official notice of issuance.

    4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws, (ii) the filing and recordation of appropriate merger documents as required by the IBCL, and (iii) compliance with Chapter 44 (Sections 23-1-44-1 ET. SEQ.) of the IBCL regarding dissenters' rights of the Company's shareholders, the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local or foreign governmental or regulatory body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local or foreign governmental or regulatory body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clauses (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to have a Parent Material Adverse Effect.

    4.5 REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CHANGES. Parent has filed all forms, reports, registration statements, and documents required to be filed by it with the SEC since May 1, 1995 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

    4.6  REGISTRATION STATEMENT.  The Registration Statement (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the 1933 Act, and none of the information supplied by Parent specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/ Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Company Shareholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

    4.7 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

    4.8 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of Parent's knowledge, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance of Parent as of April 30, 1998 contained in the Parent SEC Filings or in the unaudited consolidated balance sheet of Parent as of July 31, 1998 contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1998 or referred to in the notes thereto, and (b) liabilities or obligations that could not reasonably be expected to have a Parent Material Adverse Effect.

    4.9 COMPLIANCE WITH LAWS. Neither Parent nor any of its subsidiaries is in default or violation of any applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders or other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that could not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its subsidiaries has timely filed or otherwise provided all registrations, reports, data and other information and applications with respect to its Regulated Products required to be filed with or otherwise provided to the FDA or any other federal, state, local or foreign governmental authorities with jurisdiction over the manufacture, use of sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information and applications or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have a Parent Material Adverse Effect.

    4.10 LITIGATION. There are no claims, actions, suits, proceedings, or, to the knowledge of Parent, investigations or reviews of any kind, pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its subsidiaries or any asset or property of Parent or any of its subsidiaries, except for such claims, actions, suits, proceedings, investigations or reviews that could not reasonably be expected to have a Parent Material Adverse Effect.

    4.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Since April 30, 1998, there has not been any (a) Parent Material Adverse Effect, (b) damage, destruction or loss, not covered by insurance, that could reasonably be expected to have a Parent Material Adverse Effect, (c) material change by Parent or any of its subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by Parent's independent public accountants, or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 4.11.

    4.12 REORGANIZATION. Neither Parent nor, to the knowledge of Parent, any of its subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstances that would prevent the Merger from so qualifying under Section 368(a) of the Code.

                                   ARTICLE 5
                                   COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and the Company and each Subsidiary will use its commercially reasonable efforts to preserve substantially intact its respective business organizations, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers, and others having material business relationships with it. The Company will promptly advise Parent of any material change in the management, present or planned business, properties, liabilities, results of operations, or financial condition of the Company or any material Subsidiary. The Company will keep Parent reasonably advised on a current basis as to the status of the matters described in Section 3.1 of the Company Disclosure Schedule, and will not settle, resolve or compromise any of such matters without reasonable prior notice to Parent and after giving due consideration to Parent's recommendations with respect thereto. The Company will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, from the date of the Agreement until the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

        (a) amend its Articles of Incorporation or Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement and, so long as treatment of the Merger as a pooling of interests is not jeopardized, the issuance, in the ordinary course of business and consistent with past practice, of stock options to purchase, at not less than fair market value on the date of grant of such option, a maximum of 50,000 shares of Company Common Stock pursuant to the Company Option Plans in effect on the date of this Agreement and the shares of Company Common Stock issuable pursuant to such stock options);

        (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

        (d) other than indebtedness incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset;

        (e) (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except in each case in the ordinary course of business and consistent with past practice (including, without limitation, annual year end increases) or consistent with existing contractual commitments or as required by applicable law (other than accelerated payments customarily made upon termination of employment); (ii) pay or accelerate or otherwise modify in any material respect the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit not required by any existing plan, agreement, or arrangement to any such director, officer, employee or consultant; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments or as required by applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

        (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole;

        (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, considered as a whole, except as provided in subsection (h) below and except purchases of inventory in the ordinary course of business consistent with past practice;

        (h) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $4,000,000;

        (i) enter into, amend in any material respect, or terminate any joint ventures or any other agreements, commitments, or contracts that are material to the Company and its Subsidiaries, considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice);

        (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any material distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice);

        (k) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

        (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business;

        (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

        (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $1,000,000, at law or in equity or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency);

        (o) knowingly take any action that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in Section 6.2 will not be satisfied as of the Closing Date; or

        (p) agree, whether in writing or otherwise, to do any of the foregoing.

    5.2 CONDUCT OF BUSINESS OF PARENT. Except as contemplated by this Agreement, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

        (a) combine or reclassify any shares of its capital stock, declare, set aside or pay any extraordinary dividend or other distribution (whether in cash, stock or property or any combination thereof, but excluding a stock split effected in the form of a stock dividend) in respect of its capital stock, or redeem or otherwise acquire (other than pursuant to Parent's previously established stock repurchase program or as would not violate
    Section 5.21) any shares of its capital stock or amend or alter any material term of any of its outstanding securities;

        (b) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire, or dispose or agree to dispose, any assets of any other person, which, in each case, could reasonably be expected to delay materially the consummation of, or increase materially the risk of non-consummation of, the transactions contemplated by this Agreement;

        (c) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable law or regulation or by a change in generally accepted accounting principles and concurred with by Parent's independent public accountants;

        (d) knowingly take any action that would result in a failure to maintain the trading of Parent Common Stock on the NYSE; or

        (e) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Parent in this Agreement inaccurate or breached such that the conditions in
    Section 6.3 will not be satisfied; or

        (f) agree, whether in writing or otherwise, to do any of the foregoing.

    5.3 NO SOLICITATION. Neither the Company nor any Subsidiary, nor any of their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by the Company or any Subsidiary), shall, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any proposed merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock (including without limitation any proposal or offer to the Company's shareholders), or similar transactions involving the Company or any Subsidiary (an "Alternative Transaction"), or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Transaction. The Company will promptly inform Parent of any proposal or inquiry that it has received or may receive in respect of any proposed Alternative Transaction or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with the Company in respect of a proposed Alternative Transaction; provided, however, that this section shall not prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited (from the date of this Agreement) Superior Proposal, if, and only to the extent that, (a) the Board of Directors of the Company determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, after consultation with independent, outside counsel (who may be the Company's regularly engaged legal counsel), and (b) prior to first furnishing information to, or first entering into substantive discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into substantive discussions or negotiations with, such person or entity, and (c) the Company keeps Parent informed of the status of any such discussions or negotiations; and
(ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to a proposed Alternative Transaction. Nothing in this section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into any agreement providing for an Alternative Transaction (other than a usual and customary confidentiality agreement) for as long as this Agreement remains in effect, or (z) affect any other obligation of the Company under this Agreement. For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of the Company has determined in its good faith judgment to be more favorable to the Company's shareholders than the transactions contemplated by this Agreement.

    5.4  ACCESS AND INFORMATION.

        (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable Law, the Company shall afford to Parent, and to Parent's accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, testing, clinicals, officers, employees, investigators, distributors, customers, suppliers, and others having material dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the Company's business, to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning.

        (b) Parent shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality agreement dated October 1, 1998, between Parent and the Company (the "Confidentiality Agreement").

    5.5  APPROVAL OF SHAREHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) The Company shall promptly take all action necessary in accordance with Indiana law and the Company's Articles of Incorporation and Bylaws to cause a special meeting of the Company's shareholders (the "Company Shareholders Meeting") to be duly called and (unless prohibited by the

    IBCL as advised by Indiana counsel to the Company) held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger. The shareholder vote or consent required for approval of the Plan of Merger and the Merger shall be no greater than that set forth in the IBCL and the Company's Articles of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of a majority of the outstanding shares of Company Common Stock is all that is necessary to obtain shareholder approval of the Plan of Merger and the Merger. The Company shall use all reasonable efforts to obtain the approval by the Company's shareholders of this Agreement, the Plan of Merger, and the Merger, unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged legal counsel). In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's shareholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). Parent shall furnish to the Company all information concerning Parent, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. The Company shall use all reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the shareholders of the Company, as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by the Company and Parent. The Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged legal counsel).

        (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

        (c) Parent shall notify the Company promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Registration Statement of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

        (d) If at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary, or the Company's officers or directors should occur or be discovered by the Company that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Subsidiary or their respective officers or directors should occur or be discovered by Parent that is required to be described in an amendment or supplement to the definitive Proxy Statement/

    Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

    5.6 CONSENTS. The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

    5.7  AFFILIATES' LETTERS.

        (a) The Company has delivered to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company has delivered or caused to be delivered, or will, promptly after the execution hereof, deliver or cause to be delivered, to Parent an affiliate's letter in the form attached hereto as EXHIBIT B, executed by each of the Affiliates of the Company identified in the foregoing list, and shall use all reasonable efforts to deliver or cause to be delivered to Parent prior to the Effective Time such an affiliate's letter executed by any additional persons who, to the knowledge of the Company, become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

        (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use all reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

    5.8 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/ Prospectus and the Registration Statement, the filing fees required under the HSR Act or any Foreign Merger Laws, and the fees charged by PricewaterhouseCoopers LLP for the letters described in Section 5.16 (the "Shared Expenses").

    5.9 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.10  REGULATORY APPROVALS.

        (a) The Company and Parent each agree to use its best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use its best efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

        (b) Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary agrees to use its best efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ORDER") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Subsidiary also agrees to use its best efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 7.1(b) the transactions contemplated hereby, including without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation by the date specified in Section 7.1(b) of all or any material part of the transactions contemplated hereby. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Parent be required under this Section 5.10 to make arrangements for or to effect the sale, cessation, or other disposition of product lines or businesses or take any action materially adverse to Parent.

    5.11 CERTAIN NOTIFICATIONS. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.3.

    5.12 VOTING OF SHARES. To induce Parent to execute this Agreement, certain executive officers and directors of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as EXHIBIT C, pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Shareholders Meeting.

    5.13 STOCK OPTION AGREEMENT. To induce Parent to execute this Agreement, the Company has executed and delivered to Parent as of the date hereof a Stock Option Agreement in the form attached hereto as EXHIBIT D (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to acquire from the Company such number of shares of Company Common Stock as equals 19.9% of the aggregate number of outstanding shares of Company Common Stock at an exercise price equal to $115 per share. Such option shall become exercisable only in the events described in the Stock Option Agreement.

    5.14 NYSE LISTING APPLICATION. Parent shall promptly prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement and pursuant to the Company Options assumed by Parent, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the NYSE of issuance. The Company shall cooperate with Parent in such listing application.

    5.15  INDEMNIFICATION.

        (a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company's articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's articles of incorporation and bylaws with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

        (b) For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that (i) Parent may substitute therefor policies providing coverage on terms and conditions that are no less advantageous to such persons, and
    (ii) Parent may satisfy its obligations hereunder by extending the discovery or reporting period under such policy for three years from the Effective Time to maintain in effect directors' and officers' liability insurance covering pre-acquisition acts (including acts in connection with this Agreement and the transactions contemplated hereby) for those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Parent or its advisors ) (the "INDEMNIFIED PARTIES") on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that in no event shall Parent be required to expend for any such coverage an amount per year in excess of 150% of the annual premium currently paid by the Company for such insurance; and PROVIDED FURTHER that if the cost per year of such coverage exceeds such 150% amount, Parent shall be obligated to obtain such coverage as is available for a cost per year not exceeding such amount.

        (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.15.

        (d) This Section 5.15 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    5.16  LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS.

        (a) The Company shall cooperate with Parent and use its reasonable efforts to cause to be delivered to Parent and the Company the following letters from PricewaterhouseCoopers LLP addressed to Parent and the Company:
    (i) a letter dated the date of this Agreement, stating that after appropriate review and based on its familiarity with the Company, neither the Company nor any of its shareholders who are affiliates has taken or agreed to take any action that would prevent Parent from accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and
    (ii) a letter dated as of the Closing Date stating that after appropriate review and based on its familiarity with the Company, neither the Company nor any of its shareholders has taken or agreed to take any action that would prevent Parent from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

        (b) The Company shall cooperate with Parent and Parent shall use its reasonable efforts to cause to be delivered to the Company and Parent the following letters from PricewaterhouseCoopers LLP addressed to the Company and Parent: (i) a letter dated the date of this Agreement, stating that after appropriate review of this Agreement and a letter from the Parent describing the transaction, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and (ii) a letter dated as of the Closing Date confirming as of the Closing Date that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

    5.17 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall use its reasonable efforts to cause all issued and outstanding Subsidiary shares (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred for no or nominal consideration to such person or persons designated by Parent.

    5.18  BENEFIT PLANS AND EMPLOYEE MATTERS.

        (a) From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof; PROVIDED THAT stock-based compensation shall be comparable to that offered by Parent and its subsidiaries generally. From and after the Effective time, the Parent shall honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that were disclosed to Parent prior to the date hereof.

        (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and its Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans.

    5.19 OBLIGATIONS OF MERGER SUBSIDIARY. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    5.20 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

    5.21 POOLING. From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

                                   ARTICLE 6
                               CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

        (a) NO INJUNCTION. None of Parent, Merger Subsidiary, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

        (b) SHAREHOLDER APPROVAL. The approval of the shareholders of the Company referred to in Section 5.5 hereof shall have been obtained, in accordance with the IBCL and the Company's Articles of Incorporation and Bylaws.

        (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing.

        (d) NYSE LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

        (e) WAITING PERIODS. The waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement, without regard to any qualification or reference to "Company Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or could not reasonably be expected to have a Company Material Adverse Effect, and except as provided in Section 3.1 of the Company Disclosure Schedule but subject to the provisions of Section 8.14 hereof. Parent shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of the Company.

        (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

        (c) AFFILIATES' LETTERS. Parent shall have received a letter from each of the Affiliates pursuant to Section 5.7 hereof.

        (d) RESIGNATIONS AND WAIVERS. Such officers and directors of the Company or of any Subsidiary as shall have been specified by Parent shall have tendered their respective resignations effective as of the Effective Time (without prejudice to rights and obligations under employment agreements). Parent shall have received from any person having a right to designate one or more nominees to the Board of Directors of the Company a signed waiver of such right, in form reasonably acceptable to Parent.

        (e) POOLING OPINION. Parent shall have received each of the letters described in Section 5.16.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent contained in this Agreement, without regard to any qualification or reference to "Parent Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or other authorized officer of Parent.

        (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or other authorized officer of Parent.

        (c) TAX OPINION. The Company shall have received an opinion of Shearman & Sterling, counsel to the Company, based upon representations of Parent, Merger Sub and the Company and normal assumptions, and dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to Company shareholders, which opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time, to the effect that, subject to customary conditions and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be considered a party to such reorganization. Parent, Merger Subsidiary and the Company hereby agree to provide to such counsel certificates acceptable to such counsel setting forth the customary representations which may be relied upon by such counsel in rendering such opinion.

        (d) POOLING OPINION. The Company shall have received each of the letters described in Section 5.16.

                                   ARTICLE 7
                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, only:

        (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 1999; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act or additional information is requested by an authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than September 30, 1999;

        (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if, at the Company Shareholders Meeting, the requisite vote of the shareholders of the Company is not obtained, except that the right to terminate this Agreement under this
    Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of the Company;

        (e) by Parent if either (i) the Board of Directors of the Company has recommended, approved, accepted, or entered into an agreement regarding, an Alternative Transaction, as defined in Section 5.3, (ii) the Board of Directors of the Company has withdrawn or modified in a manner materially adverse to Parent its recommendation of the Merger, or (iii) a tender offer or exchange offer for any outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

        (f) by the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) the Board of Directors of the Company has authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five business days after receipt of the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial and legal advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, and (iv) if so requested by Parent prior to the Company's termination pursuant to this Section 7.1(f), the Company pays to

    Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Parent required by clause
    (ii) above, and (y) to notify Parent promptly if its intention to enter into a binding agreement referred to in its notice to Parent shall change at any time after giving such notice;

        (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating Company Breach"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 7.1(g) and; PROVIDED, FURTHER, that Parent's right to terminate this Agreement for any Terminating Company Breach is subject to the provisions of Section 3.1 of the Company Disclosure Schedule and Section 8.14 of this Agreement;

        (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied, ("Terminating Parent Breach"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 7.1(h).

    7.2  EFFECT OF TERMINATION.

        (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if:

            (i) this Agreement is terminated by Parent pursuant to Sections 7.1(e)(i) or 7.1(e)(iii); or

            (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e)(ii) and at or prior to the time that the Board of Directors of the Company shall have withdrawn or modified its recommendation of the Merger as described in Section 7.1(e)(ii), a proposal for an Alternative Transaction shall have been made and the Board of Directors of the Company shall not have reinstated its recommendation of the Merger prior to such termination by Parent.

           (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f); or

            (iv) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) due to the failure of the Company's shareholders to approve the Merger, (B) at any time prior to the time of such failure to so approve the Merger a proposal for an Alternative Transaction shall have been publicly announced and (C) within 12 months of the date of such termination, the Company shall have entered into an agreement providing for an Alternative Transaction.

    then, in any such event, the Company will pay to Parent, (1) upon demand by Parent on or after the termination date in the event of termination pursuant to Section 7.1(f), and (2) within ten business days after demand by Parent in the case of termination in the case of the events specified in clause (i) or (ii) above, and (3) within ten business days after demand by Parent after the date of entering into an agreement providing for an Alternative Transaction, in the case of the events specified in clause (iv) above (in each case by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $105,000,000; provided in the event the fee is payable pursuant to one or more of clauses
    (i), (ii), (iii) or (iv) above, the fee shall be due and payable pursuant to the clause calling for payment at the earliest time.

        (b) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(e)(ii), where the conditions of
    Section 7.2(a)(ii) do not apply, or if this Agreement is terminated (other than in the case of the events described in Section 7.2(a) above) pursuant to other provisions but termination pursuant to Section 7.1(e)(ii) is available to Parent, then the Company will pay to Parent, within ten business days after demand by Parent after the termination date (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $65,000,000; provided, however, if within 12 months of such termination the Company has entered into an agreement providing for an Alternative Transaction, then within ten business days after demand by Parent after the date of entering into an agreement providing for an Alternative Transaction, the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated by Parent for such purpose) an additional fee of $40,000,000.

        (c) The Company acknowledges that the agreements contained in this
    Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A.; provided, however, that Parent shall pay to the Company the Company's costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if Parent's claims against the Company in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the date of such change in such prime rate.

        (d) Parent agrees that the payments provided for in Sections 7.2(a) and
    (b) shall be the sole and exclusive remedies of Parent upon termination of this Agreement pursuant to Section 7.1(d), (e) and (f), as the case may be, and such remedies shall be limited to the sums stipulated in such Sections 7.2(a) and (b), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one fee pursuant to
    Section 7.2(a) and 7.2(b) (except in the case of Section 7.2(b) for the additional fee payable pursuant to such section); PROVIDED THAT, in the event Section 7.2(b) and one or more clauses of Section 7.2(a) have become applicable, Section 7.2(a) shall govern. In no event shall the sum of the termination fee paid pursuant to Section 7.2(a) or Section 7.2(b) plus the Cancellation Amount (as defined in the Stock Option Agreement) paid pursuant to the Stock Option Agreement exceed $105,000,000.

        (e) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of
    Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.4(b), 5.8, 7.2(a), 7.2(b) and 7.2(c) and Article 8. Nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein PROVIDED, HOWEVER, that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 5.8, 5.9, 5.15, 5.18, 5.19, 5.20, 5.21 and this Article VIII shall survive the Effective Time.

    8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)if to Parent or Merger Subsidiary, to it at:

           Medtronic, Inc.
           7000 Central Avenue, N.E.
           Minneapolis, MN 55432

           with separate copies thereof addressed to:

           Attention:  General Counsel

                         FAX: (612) 572-5459

           and

           Attention:  Vice President and Chief Development Officer
                       FAX: (612) 572-5404

        (b)If to the Company, to it at:

           Sofamor Danek Group, Inc.
           1800 Pyramid Place
           Memphis, TN 38132
           FAX: (901) 344-1576
           Attention: Stephen S. Phillips, Executive Vice President and General Counsel with a copy to:

           Shearman & Sterling
           599 Lexington Avenue
           New York, NY 10022
           FAX: (212) 848-7179
           Attention: Creighton O'M. Condon, Esq.

    8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article II and Section 5.15 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

    8.6 GOVERNING LAW. Except to the extent that Indiana law is mandatorily applicable, this Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law).

    8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

    8.9 INTERPRETATION. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

    8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.

    8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

    8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    8.14 SECTION 3.1 OF COMPANY DISCLOSURE SCHEDULE. The provisions and effects of Section 3.1 of the Disclosure Schedule, as described therein, shall not apply and shall have no effect on any representations, warranties, conditions, termination rights or otherwise under this Agreement in the event the Company has fraudulently or with an intent to deceive misrepresented or omitted any material information in the disclosures made by the Company to Parent prior to the date hereof regarding the matters described in Section 3.1 of the Company Disclosure Schedule.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                MEDTRONIC, INC.

                                By:            /s/ WILLIAM W. GEORGE
                                     -----------------------------------------
                                            William W. George, Chairman
                                            and Chief Executive Officer

                                MSD MERGER CORP.

                                By:            /s/ WILLIAM W. GEORGE
                                     -----------------------------------------
                                            William W. George, Chairman
                                            and Chief Executive Officer

                                SOFAMOR DANEK GROUP, INC.

                                By:              /s/ E. R. PICKARD
                                     -----------------------------------------
                                               E.R. Pickard, Chairman
                                            and Chief Executive Officer

                                    ANNEX C

                                                                       JP MORGAN

J.P. Morgan Securities Inc.
60 Wall Street
New York, NY
10260-0060


December 22, 1998


The Board of Directors
Sofamor Danek Group, Inc.
1800 Pyramid Place
Memphis, TN 38132

Attention:  Mr. E. R. Pickard
        Chairman of the Board and Chief Executive Officer

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Sofamor Danek Group, Inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with MSD Merger Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of Medtronic, Inc. (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of November 1, 1998 (the "Agreement"), by and among the Company, the Buyer and Merger Subsidiary, Merger Subsidiary will merge with and into the Company, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of the Buyer, and each share of common stock of the Company, no par value, issued and outstanding immediately prior to the effective time of the Merger (other than shares cancelled pursuant to the Agreement) shall be converted into the right to receive a number of shares of common stock of the Buyer, par value $.10 per share (the "Buyer's Common Stock"), as calculated pursuant to a formula contained in the Agreement.

    In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Proxy Statement/Prospectus relating to the Merger (the "Proxy Statement"); (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company and the Buyer; (vi) the audited financial statements of the Company for the fiscal year ended December 31, 1997 and of the Buyer for the fiscal year ended April 30, 1998, and the unaudited financial statements of the Company for the period ended September 30, 1998 and of the Buyer for the period ended July 31, 1998; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Buyer; (viii) certain internal financial analyses and forecasts prepared by the Company and its management; and (ix) the terms of other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company and the Buyer, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Buyer to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Proxy Statement and the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's Common Stock will trade at any future time.

    We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive such fee if the proposed Merger is consummated. As you are aware, J.P. Morgan has acted as financial advisor to the Company on several acquisition, joint venture and licensing assignments. In addition, J.P. Morgan managed equity offerings for both the Company and the Buyer in the past year. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's shareholders in the proposed Merger is fair, from a financial point of view, to such shareholders.

    This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By: /s/ Jacques Aigrain

   -----------------------------------------
   Name: Jacques Aigrain
   Title:  Managing Director

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.
Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Medtronic's Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic's Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

    In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      (a)  Exhibits

       2*  Agreement and Plan of Merger, dated November 1, 1998, by and among Medtronic,
           Inc., Sofamor Danek Group, Inc., and MSD Merger Corp., including the Exhibits thereto. (The Agreement and Plan of Merger and Exhibit A thereto are not included in Exhibit 2 but are instead furnished as Annexes B and A, respectively, to the
           Proxy Statement/Prospectus forming a part of this Registration Statement; all other Exhibits to the Agreement and Plan of Merger are included in Exhibit 2.)
           Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of
           Merger.

       5*  Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.

        8  Opinion and Consent of Shearman & Sterling regarding certain tax matters.

    23.1*  Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

     23.2  Consent of Shearman & Sterling regarding certain tax matters (included in Exhibit
           8).

     23.3  Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic,
           Inc.

     23.4  Consent of PricewaterhouseCoopers LLP, independent accountants for Sofamor Danek
           Group, Inc.

     23.5  Consent of J.P. Morgan Securities Inc.

      24*  Power of Attorney.

     99.1  Form of Proxy to be used by Sofamor Danek Group, Inc. shareholders.

      (b)  Financial Statement Schedules.

           Not applicable.

      (c)  Reports, Opinions and Appraisals Materially Related to the Transaction.

           Opinion of J.P. Morgan Securities Inc. is furnished as Annex C to the Proxy
           Statement/ Prospectus forming a part of this Registration Statement.


------------------------


* Previously filed.


ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 21, 1998.


                                MEDTRONIC, INC.

                                By   /s/ WILLIAM W. GEORGE
                                     -----------------------------------------
                                     William W. George, Chairman
                                     and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on December 21, 1998 by the following persons in the capacities indicated.


                SIGNATURE                                 TITLE
------------------------------------------  ---------------------------------
    /s/ WILLIAM W. GEORGE                   Chairman, Chief Executive Officer
---------------------------------             and Director (principal
William W. George                             executive officer)

                                            Senior Vice President and Chief
    /s/ ROBERT L. RYAN                        Financial Officer (principal
---------------------------------             financial and accounting
Robert L. Ryan                                officer)
                *
---------------------------------           Vice Chairman and Director
Glen D. Nelson, M.D.

                *
---------------------------------           Director*
William R. Brody, M.D., Ph.D.

                *
---------------------------------           Director
Paul W. Chellgren

                                                                               *By   /s/ RONALD E. LUND

                *                                                                  --------------------------
---------------------------------           Director                               Ronald E. Lund
Arthur D. Collins, Jr.                                                             ATTORNEY-IN-FACT
                *
---------------------------------           Director
Antonio M. Gotto, Jr., M.D.

                *
---------------------------------           Director
Bernadine P. Healy, M.D.

                *
---------------------------------           Director
Thomas E. Holloran

                *
---------------------------------           Director
Jean-Pierre Rosso

                *
---------------------------------           Director
Richard L. Schall

                *
---------------------------------           Director
Jack W. Schuler

                *
---------------------------------           Director
Gerald W. Simonson

                *
---------------------------------           Director
Gordon M. Sprenger

                *
---------------------------------           Director
Richard A. Swalin, Ph.D.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT

                             ---------------------

                                MEDTRONIC, INC.


 EXHIBIT    DESCRIPTION
----------  ---------------------------------------------------------------------------------------------------------
      2  *  Agreement and Plan of Merger, dated November 1, 1998, by and among Medtronic, Inc., Sofamor Danek Group,
              Inc., and MSD Merger Corp., including the Exhibits thereto. (The Agreement and Plan of Merger and
              Exhibit A thereto are not included in Exhibit 2 but are instead furnished as Annexes B and A, respectively, to the Proxy Statement/Prospectus forming a part of this Registration Statement; all other Exhibits to the Agreement and Plan of Merger are included in Exhibit 2.)

      5  *  Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares

      8     Opinion and Consent of Shearman & Sterling regarding certain tax matters

     23.1*  Consent of Fredrikson & Byron, P.A. (included in Exhibit 5)

     23.2   Consent of Shearman & Sterling regarding certain tax matters (included in Exhibit 8)

     23.3   Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

     23.4   Consent of PricewaterhouseCoopers LLP, independent accountants for Sofamor Danek Group, Inc.

     23.5   Consent of J.P. Morgan Securities Inc. (furnished as Annex C to the Proxy Statement/ Prospectus forming a part of this Registration Statement)

     24  *  Power of Attorney of certain officers and directors

     99.1   Form of Proxy to be used by Sofamor Danek Group, Inc. shareholders


------------------------


*   Previously filed.